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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 25, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIPS BAY MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	20-8947689 (I.R.S. Employer Identification No.)

3405 Annapolis Lane North, Suite 200
Minneapolis, Minnesota 55447
(763) 235-3540
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Manny Villafaña
Chairman and Chief Executive Officer
Kips Bay Medical, Inc.
3405 Annapolis Lane North, Suite 200
Minneapolis, Minnesota 55447
(763) 235-3540
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert K. Ranum, Esq. Thomas Steichen, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, Minnesota 55402 Tel: (612) 492-7000 Fax: (612) 492-7077	Yvan-Claude J. Pierre, Esq. Reed Smith LLP 599 Lexington Avenue, 22nd Floor New York, New York 10022 Tel: (212) 521-5400 Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common stock, par value $0.01 per share	$28,750,000	$3,294.75

Underwriters' Warrants to purchase Common Stock(3)	$N/A	$N/A

Common Stock underlying Underwriters' Warrants(4)(5)	$1,562,500	$179.06

Total	$30,312,500	$3,473.81

(1)
In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table. Includes the offering price of additional shares that the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
No registration fee is required pursuant to Rule 457(g) under the Securities Act.

(4)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriters' warrants is $1,562,500, which is equal to 125% of $1,250,000 (5% of $25,000,000).

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 25, 2012

                 Shares
Common Stock

We are offering                 shares of our common stock. Our common stock is listed on The NASDAQ Capital Market under the symbol "KIPS." On June 22, 2012, the last reported sale price of our common stock was $0.96 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
The underwriters will receive compensation in addition to the underwriting discount. See "Underwriting" beginning on page 96 of this prospectus for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about                        , 2012.

Aegis Capital Corp

                         , 2012

eSVS® Mesh = *external* saphenous vein support

Above: Our **External Saphenous Vein Support Technology**, or **eSVS® MESH,** is a knitted sleeve made of nitinol fiber, an alloy of nickel and titanium, that is placed over the saphenous vein graft ("SVG") during coronary artery bypass grafting ("CABG") surgery. We believe that the use of our eSVS Mesh with SVGs in CABG surgery will improve the structural characteristics and long-term performance of SVGs, resulting in a reduced need for costly and potentially complicated reoperations or revascularization procedures.

Left: Newly implanted unsupported (bottom) and eSVS Mesh supported (top) aortocoronary vein grafts in a sheep. All study animals were implanted in this manner, with a graft of each type.

Caution: Investigational device. Not available for sale in the United States. We received our CE Mark in May 2010. We began marketing and commenced shipments of our eSVS Mesh in select European Union markets in June 2010. We anticipate beginning enrollment in a feasibility trial for the U.S. FDA in the summer of 2012.

        You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

        For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to "Kips Bay", the "Company", "we", "us", "our company" and "our" refer to Kips Bay Medical, Inc.

KIPS BAY MEDICAL, INC.

Business Overview

        We are a medical device company focused on developing, manufacturing and commercializing our external saphenous vein support technology, or eSVS® MESH, for use in coronary artery bypass grafting, or CABG, surgery. Our eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft, or SVG, during CABG surgery, is designed to improve the structural characteristics and long-term performance of the vein graft. CABG is one of the most commonly performed cardiac surgeries in the world; according to the Cleveland Clinic, each year, over 800,000 CABG surgeries are performed worldwide.

        In CABG procedures, surgeons harvest blood vessels, including the internal mammary artery from the chest and the saphenous vein from the leg, and attach the harvested vessels to bypass, or provide blood flow around, blocked coronary arteries. The effectiveness of the procedure, however, is often limited by the failure rate of SVGs, which has been shown in various studies to range from 7% to 26% one year after surgery and 39% ten years after surgery. Failure of these grafts, typically evidenced by partial or complete blockage and reduced or stopped blood flow, can lead to the need for further coronary interventions up to and including additional CABG procedures. We believe the use of our eSVS Mesh with SVGs in CABG surgery can improve the long-term outcomes of CABG procedures by preventing the expansion, or dilation, of the SVG and preventing the resulting injury in order to maintain the openness, or patency, of and improving blood flow through the SVG. The result would be a reduced need for costly, potentially complicated reoperations or revascularization procedures and an improved patient quality of life.

        We continue to achieve modest levels of sales in select international markets while we pursue additional clinical studies to demonstrate the clinical effectiveness of our eSVS Mesh. We believe these studies will support increased clinical utilization and reimbursement decisions internationally. Accordingly, we have incurred net losses of $1.3 million, $4.3 million and $10.9 million in the quarter ended March 31, 2012 and the years ended December 31, 2011 and December 31, 2010, respectively. Our net loss for the year ended December 31, 2010 included a non-cash charge of $2.3 million, resulting from a modification to an investor stock purchase option exercised in February 2010, and a $5.0 million charge for the first milestone payment due and paid to Medtronic, Inc. in June 2011, one year after the first commercial sale of our eSVS Mesh.

Industry Background

        According to the American Heart Association, approximately 17.6 million people in the United States have coronary artery disease, and approximately 587,000 people in the United States die each year as a result of the disease. According to the World Health Organization, approximately 7.3 million people worldwide died of coronary heart disease in 2008. In addition, in 2004, coronary artery disease was responsible for 1.2 million hospital stays in the United States and was the most expensive condition treated, resulting in over $44 billion in expenses. More than half of these hospital stays were for patients who also received percutaneous coronary intervention, or PCI, or CABG surgery.

        Physicians and patients may select from among a variety of treatments to address coronary artery disease, ("CAD"), including pharmaceutical therapy, balloon angioplasty, stenting with bare metal or drug-eluting stents, and CABG procedures, with the selection often depending upon the stage of the disease. A stent is an expandable "scaffold-like" device, usually constructed of a stainless steel material, that is inserted into an artery to expand the inside passage and improve blood flow. According to an article published in the American Heart Association journal Circulation in 2009, CABG is the only appropriate method of coronary revascularization for patients with triple vessel disease, which is coronary artery disease in all three of the major blood vessels supplying the heart with blood, or left main disease, which is coronary artery disease in the left anterior descending artery.

        CABG is one of the most commonly performed cardiac surgeries in the world, with 800,000 surgeries performed each year. The independent Synergy Between Percutaneous Coronary Intervention with Taxus and Cardiac Surgery, or SYNTAX, study, which was first published in March 2009, compared CABG and implantation of drug-eluting stents and found that CABG is the more effective long-term treatment for coronary artery disease, achieving the best long-term patient outcomes as measured by survival rate and need for re-intervention 12 to 36 months after surgery. Moreover, patients with severe and multi-vessel coronary artery disease often cannot be effectively treated with methods other than CABG. According to the Millennium Research Group, moderate growth in CABG procedures is expected in the United States through 2012 and in Europe through 2013, largely due to the increase in procedure volumes caused by rising rates of coronary disease and the need for repeat revascularizations.

        In CABG procedures, surgeons harvest blood vessels, including the internal mammary artery, which supplies blood to the anterior chest wall and breasts, and the saphenous vein from the leg, and attach the harvested vessels to bypass, or provide blood flow around, blocked coronary arteries. The effectiveness of the procedure, however, is often limited by the failure rate of the SVGs, which has been shown in various studies to range from 7% to 26% one year after surgery and 39% ten years after surgery. Failure of these grafts, typically evidenced by partial or complete blockage and reduced or stopped blood flow, can lead to the need for further coronary interventions up to and including additional CABG procedures.

        According to results published in the European Journal of Cardio-Thoracic Surgery in 2009, each CABG procedure involves an average of 3.3 bypass grafts. Some of the main advantages of using the saphenous vein include its ease of accessibility, its ease of handling, and the number of grafts, typically three, that can be constructed from a single vein. Despite these advantages and the widespread use of saphenous veins in CABG surgery, SVGs fail more frequently than left internal mammary artery ("LIMA") grafts due to differences in structure and size of SVGs as compared to LIMA grafts. Unlike the LIMA, which is a thick-walled artery intended to handle the high pressure blood flow from the heart, saphenous veins are thin-walled vessels that are intended for a low-pressure venous environment. Saphenous veins are also typically larger than the coronary arteries to which they are attached and this difference in size disrupts blood flow, adding stress to the vessel wall and increasing the risk of thrombosis, or blood clotting. When the vein grafts used to bypass a blocked artery are exposed to the high pressure of arterial flow, there is significant stress on the thin wall of the veins. The vein responds to this injury by causing its inner walls to thicken, decreasing the inner diameter of the graft and often leading to failure of the bypass graft.

Our Solution

        Our eSVS Mesh is designed to address these limitations of unsupported SVGs by providing the vein graft with physiological attributes similar to those of an artery. Our eSVS Mesh is designed to strengthen the SVG, thereby preventing expansion of the vein graft and resulting injury due to increased pressure. We believe the use of our eSVS Mesh with SVGs in CABG surgery could improve the long-term outcome of CABG procedures, including improved openness, or patency, and improved blood flow through the SVG, resulting in a reduced need for costly and complicated reoperations or revascularization procedures.

        We believe the key benefits of our eSVS Mesh technology include:

        Structural Support to Strengthen SVG.    Structural support provided by our eSVS Mesh is designed to inhibit vessel expansion and the resulting damage to the vessel when it is exposed to the significantly higher arterial pressures, which can prevent a thickening of the vessel wall over time, or hyperplasia, and resulting graft failure.

        Innovative Design.    Our eSVS Mesh is designed to pulse, or "comply," as blood flows through the SVG in a manner similar to the typical compliance of an artery.

        Improved Blood Flow.    Our eSVS Mesh is designed to reduce the diameter of the SVG. We refer to this as radial constriction. Radial constriction helps to insure that the inside diameter of the graft, or lumen, will be more consistent in size and more closely match the inside diameter of the target coronary artery to which it is attached, thereby increasing blood flow velocities and reducing the potential for clot formation.

        Compatibility with Current CABG Procedures.    We believe that our eSVS Mesh is compatible with current CABG procedures, including on-pump or off-pump procedures, and open or endoscopic saphenous vein harvest methods. Except for the placement of our eSVS Mesh on the SVG, the surgical steps to use an SVG with our eSVS Mesh are the same as would be performed for any coronary artery bypass procedure utilizing unsupported SVGs. We do not expect, nor have we seen, a significant increase in CABG procedure time due to eSVS Mesh use.

        We are also pursuing additional applications for our eSVS Mesh. Potential applications include use in peripheral artery bypass surgery, use with coronary allografts, and use in arteriovenous, or AV, fistula dialysis applications. In addition, we are working with several parties interested in using our eSVS Mesh to provide compliant, structural support to synthetic grafts. In light of and in response to ongoing discussions and developments with the U.S. Food and Drug Administration ("FDA"), our staff has been focused on advancing our clinical studies in Europe and developing the additional clinical information which the FDA had requested prior to allowing us to obtain an IDE approval for a U.S. clinical trial. As a result, we have not devoted substantial amounts of time to these development projects. We expect that our clinical trials will remain our primary focus for 2012, and we will devote time to the further development of our eSVS Mesh and additional applications for our eSVS Mesh as schedules and priorities permit.

Our Strategy

        Our objective is to achieve significant market adoption of our eSVS Mesh technology in CABG and other vascular applications. Key elements of our strategy to achieve this objective include the following:

        Partner with Leading Medical Centers and Thought Leaders in the Industry.    Work with respected medical centers and key thought leaders to demonstrate and communicate the potential benefits of our eSVS Mesh. We have commenced post-market randomized studies in Europe and are currently pursuing a feasibility trial in Europe for the FDA. The data from this feasibility trial is intended to support our receipt of an Investigational Device Exemption ("IDE") from the FDA to conduct a pivotal study for marketing approval in the U.S. IDE approval from the FDA is required prior to our studying the eSVS Mesh clinically in the United States. We believe that it will be important to increase the awareness of our eSVS Mesh by collaborating with key opinion leaders at leading academic and medical institutions and supporting post-approval marketing studies outside of the U.S., and publication of peer-reviewed articles. We believe that we have formed strong relationships with surgeons at a growing number of University-based and private cardiovascular surgery centers.

        Commercialize our eSVS Mesh in select European and other International markets.    We received CE Mark approval in May 2010. The CE Mark allows us to sell our eSVS Mesh for use in CABG procedures in 32 countries within the European Union, the European Economic Area, and the European Free Trade Association. We began marketing and commenced shipments of our eSVS Mesh in select European markets in June 2010 and in the United Arab Emirates in October 2010. Since we received our CE Mark in May 2010, we estimate that there have been in excess of 350 implants of our eSVS Mesh. We have engaged independent distributors for the United Arab Emirates and a number of European countries including: Switzerland, Italy, Spain, Belgium, the Netherlands, Luxembourg, the UK, Ireland, Greece, Denmark, Sweden, Norway, Turkey, Germany and France. We believe that we have engaged independent distributors experienced in their respective European markets to promote and sell our eSVS Mesh. Concurrent with this effort, we have also engaged independent distributors in non-European countries and have commenced activities to seek regulatory approval to begin marketing in other international markets.

        Obtain regulatory approval and commercialize our eSVS Mesh in the United States.    We are currently pursuing a feasibility trial in Europe based upon a protocol which incorporates additional guidance and requirements provided to us by the FDA. In November 2011, we began the process of identifying study sites and we are currently working through the ethics committee review and approval process at several widely respected medical centers in Europe. We expect to commence enrollment in the summer of 2012. Upon completion of the feasibility study, we expect to request an IDE for a pivotal study in the United States ("U.S."). In the U.S., a pivotal study is required to develop the clinical data necessary to support an application for premarket approval ("PMA") from the FDA. If we receive the necessary regulatory approval, we plan to commercially introduce our eSVS Mesh in the United States through independent distributors with access to key CABG centers and key physicians. However, we could be delayed by adverse clinical results or regulatory complications, and we may never receive U.S. marketing approval.

        In April 2012, we provided additional information on our eSVS Mesh to the FDA under a Pre-IDE submission to address questions raised by the FDA in their disapproval of our last application for an IDE to conduct a pivotal trial in the U.S. If the FDA finds this additional information adequately responsive to its questions, we intend to file an IDE submission requesting the approval of the addition of four U.S. hospitals to the feasibility study described above. As of the date of this prospectus, we have not yet received the FDA's response to our April 2012 Pre-IDE submission.

Intellectual Property

        As of March 31, 2012, we have seven issued patents covering the eSVS Mesh: three issued in the U.S. and one each issued in Japan, Europe, Canada and South Africa. The European patent has been validated and is enforceable in seven European countries and we are presently engaged in the grant phase to validate this patent in one additional European country. In addition, we have four patent applications pending in the U.S. and eight patent applications pending in countries outside the U.S.

        Our issued patents and pending patent applications include claims directed towards, among other things, the knitted, resilient and compliant structure of our eSVS Mesh which is designed to provide structural support to inhibit vessel expansion and provide the vein graft with physiological attributes similar to those of an artery, and the surgical procedures relating to implanting our eSVS Mesh.

        See "Intellectual Property" beginning on page 64 of this prospectus.

Clinical Development of Our eSVS Mesh

  Feasibility Trial for the FDA

        We are currently pursuing a feasibility trial in Europe. This trial is a multi-center, randomized study of external saphenous vein support using our eSVS Mesh in CABG Surgery and is titled the "eMESH I" study. The objective of this study is to demonstrate the initial safety and performance of our eSVS Mesh for use as an external SVG support device during coronary artery bypass procedures sufficient to allow the FDA to approve an IDE for a pivotal study in the U.S. We are currently working through the ethics committee review and approval process at our selected study sites in Europe. We expect to enroll up to 120 patients at eight European sites for this study with enrollments commencing in the summer of 2012. The primary safety endpoint is the 30 day rate of MACE, defined as the rate of the composite of total mortality, myocardial infarction (heart attack), and/or coronary target vessel revascularization (PCI or CABG) within 30 days of the procedure. The primary efficacy endpoint is the angiographic patency rate of the enrolled grafts, where patency is defined as less than 75% stenosis, or blockage, of the SVG at six months. Upon completion of this feasibility trial, we expect to request an IDE approval to conduct a pivotal study in the U.S.

        In April 2012, we provided additional information on our eSVS Mesh to the FDA under a Pre-IDE submission. This Pre-IDE submission allows the FDA to determine if the additional information gathered by us is adequateto answer questions raised by the FDA in their disapproval of our last amendment to our application for an IDE to conduct a pivotal trial in the U.S. If the FDA finds this additional information adequately responsive to its questions, we intend to file an IDE application requesting the approval of the addition of four U.S. hospitals to the feasibility study described above. As of the date of this prospectus, we have not yet received the FDA's response to our April 2012 Pre-IDE submission.

  European Post-Market Studies

        In November 2011, we commenced enrollments in our first post-market study intended to support our international reimbursement and marketing activities with a clinical evaluation of the short-term (three to six months) and long-term (two years) post-implant patency of our eSVS Mesh in the treatment of SVGs used in CABG, as compared with prospective SVG CABG without our eSVS Mesh. We intend to enroll up to 200 patients in this post-market study. The post-market study will also assess long-term safety of our eSVS Mesh for a period of five years.

        In April 2012, we commenced enrollments in our second post-market study being performed at the University Hospital Basel, Clinic for Cardiac Surgery, in Basel, Switzerland. This study will be similar to our first post-market study except that patient follow-up will be more frequent (30 days, and six, 12 and 24 months after CABG) and graft patency will be evaluated with coronary angiograms performed at both the six and 24 month follow-up visits. We expect that this study will enroll up to 100 patients.

  CE Mark

        We received our CE Mark in May 2010 based on data from angiographic studies nine to 12 months following surgery of the first 38 patients in the trial to complete such follow-up studies. Analysis of this data showed that the patency of vessels treated with our eSVS Mesh was non-inferior to the patency of untreated saphenous vein bypass vessels. The final results of the trial, which included angiographic data for 73 patients, differed from the results for the first 38 patients and were inconclusive as to whether the patency of eSVS Mesh treated vessels was non-inferior to untreated vessels. Because our CE Mark submission was made pursuant to a protocol accepted by all participating clinical study sites and their respective Competent Authorities (government or government-appointed agencies in charge of approving medical device clinical studies prior to enrollment in such a study), and device and procedure safety have been demonstrated (no increase in adverse events as compared to published literature for CABG surgery), the final results do not impact the status or validity of our CE Mark. We began marketing and commenced shipments of our eSVS Mesh in select European Union markets in June 2010 and in the United Arab Emirates in October 2010. Our primary markets continue to be in select European countries and the United Arab Emirates.

  United States IDE Application

        In March 2011, the FDA completed its review and disapproved our most recent amendment to our application for an IDE to conduct a pivotal study of our eSVS Mesh in the U.S. At that time, however, the FDA indicated that they intended to review our IDE information with outside experts before they provide further guidance to us. Due to internal delays, the FDA did not begin this review until August 2011. In September 2011, the FDA advised us that we had not provided sufficient data to support our request for an IDE to conduct a pivotal study of our eSVS Mesh in the U.S.

        To respond to the FDA, we initiated the feasibility trial in Europe, discussed above, which is based upon a protocol that incorporates additional guidance and requirements provided to us by the FDA. Upon completion of this study, we expect to request an IDE to conduct a pivotal study in the U.S. The results from this pivotal study are intended to provide the basis for filing of a PMA application, which must be approved by the FDA prior to marketing our eSVS Mesh in the United States. However, we could be delayed by adverse clinical results or regulatory complications, and we may never receive U.S. marketing approval.

        In addition to conducting our European feasibility trial, in April 2012, we provided additional information on our eSVS Mesh to the FDA, under a Pre-IDE submission, to address questions raised by the FDA in their disapproval of our application for an IDE noted above. If the FDA finds this additional information adequately responsive to its questions, we intend to file an IDE application requesting the approval of the addition of four U.S. hospitals to the European feasibility trial described above. As of the date of this prospectus, we have not yet received the FDA's response to our April 2012 Pre-IDE submission.

Risks Associated with Our Business

        Our business is subject to a number of risks discussed under the heading "Risk Factors" and elsewhere in this prospectus, including, but not limited to, the following:

  •
  We have a limited operating history. We have incurred net losses to date and expect future losses, and may be unable to achieve or maintain profitability.

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  Our initial human trial results were inconclusive with respect to the efficacy of our eSVS Mesh, and if we are unable to conclusively demonstrate the efficacy of our eSVS Mesh through additional human trials, we may be unable to receive regulatory approval for and commercialize our eSVS Mesh in the United States or other major markets, or we may experience significant delays in doing so.

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  Our data from our clinical trials may not be sufficient for us to proceed with our planned filing of our pre-market applications for regulatory approvals in the United States or other major markets, which could delay or curtail our ability to commercialize our eSVS Mesh.

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  Even if we receive regulatory approval, our eSVS Mesh may only be approved for very limited purposes with many restrictions on its use. Such restrictions would limit our ability to successfully commercialize our eSVS Mesh and our ability to generate revenue would be significantly impaired.

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  If we are unable to commercialize our eSVS Mesh in the United States or other major markets or experience significant delays in doing so, our ability to generate revenue will be significantly delayed and our business will be harmed.

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  Our success depends on the coronary bypass graft market and the improved outcomes of coronary bypass surgery over competitive procedures, and such superior outcomes may not continue.

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  Market acceptance of new medical technologies is uncertain, and we may be unable to obtain market acceptance of our eSVS Mesh.

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  We expect to face intense competition and the risk of obsolescence if our competitors develop products superior to our eSVS Mesh.

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  The market for our eSVS Mesh is rapidly changing and competitive, and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

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  We have limited manufacturing resources and experience, and if our manufacturing facilities are unable to provide an adequate supply of our eSVS Mesh, our growth could be limited and our business could be harmed.

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  If we are unable to produce sufficient quantities of our eSVS Mesh for use in our current and planned clinical trials or for commercialization, or if our manufacturing process yields a substandard product, our regulatory, development and commercialization efforts would be delayed.

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  We depend upon third-party suppliers for certain components of our eSVS Mesh, making us vulnerable to supply problems and price fluctuations.

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  We may experience future manufacturing difficulties, and our clinical trials and our commercialization could be delayed by quality control issues in our supply and manufacturing processes.

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  We operate in foreign jurisdictions which exposes us to international business risks.

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  We could become subject to product liability claims, product recalls, other field actions and warranty claims that could be expensive, divert management's attention, and harm our business.

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  Our acceptance in the marketplace would be harmed if third-party payors do not provide sufficient coverage or reimbursement to healthcare providers for the use of our eSVS Mesh.

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  We may not be able to attract and retain the technical, regulatory, and sales personnel necessary for our success, which may divert management's attention and negatively impact our operations.

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  We will need to increase the size of our organization and we may experience difficulties managing growth. If we are unable to manage the anticipated growth of our business, our future revenue and operating results may be adversely affected.

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  Becoming a public company has caused us to incur increased costs and demands on our management and divert management's attention from our core business.

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  Our competitive position is contingent upon the protection of our intellectual property.

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  Claims of infringement or misappropriation of the intellectual property rights of others could prohibit us from protecting our rights to, or use and commercialization of, our eSVS Mesh, which could harm our business.

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  Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

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  Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

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  We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

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  Our business could be adversely affected if the core intellectual property relating to our eSVS Mesh reverts to Medtronic.

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  We will be subject to government regulation, and we may not receive approval for our eSVS Mesh in the United States on a timely basis, if at all.

  •
  The FDA may not approve our IDE application for our eSVS Mesh, which would prevent us from conducting our clinical trials in the United States, and even if the FDA does grant such approval, our clinical trials may be more costly and burdensome than we currently anticipate, which would limit or delay our ability to complete clinical trials and ultimately market our eSVS Mesh in the United States.

  •
  Even if our eSVS Mesh is approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our eSVS Mesh, it could be subject to restrictions or withdrawal from the market.

  •
  We will be highly dependent on third-party institutions to conduct our clinical testing, and the results of such testing may delay or prevent regulatory approval of our eSVS Mesh.

  •
  Our facilities will be subject to inspection by the FDA and international authorities, and we could face penalties if we are found to be non-compliant with the regulations of the FDA or international authorities.

  •
  Our promotional and marketing activities will be subject to regulation by the FDA and international authorities, and we could face severe penalties if we are found to be promoting our eSVS Mesh for an unapproved use.

  •
  Our success will also be dependent on complying with foreign regulatory requirements, and our inability to do so could result in sales of our eSVS Mesh being restricted internationally.

  •
  Legislation may negatively affect coverage and reimbursement levels for our eSVS Mesh.

  •
  Our operations involve hazardous materials, and we must comply with environmental laws and regulations.

  •
  Prior to our initial public offering, there had not been a public market for our common stock and our stock price may be volatile and decrease significantly in the future.

  •
  If equity research analysts do not publish research or reports about our business or if they issue unfavorable research or downgrade our common stock, the price of our common stock could decline.

  •
  Future sales of our common stock by our existing stockholders could cause our stock price to decline and cause you to lose part or all of your investment.

  •
  Our directors, executive officers and significant stockholders have substantial control over us and could limit stockholders' ability to influence the outcome of key transactions, including changes of control.

  •
  We will have broad discretion and flexibility in how the net proceeds from this offering are used, and we may use the net proceeds in ways in which you disagree.

  •
  If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

  •
  Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable and our certificate of incorporation allows us to authorize and issue preferred stock with rights and preferences superior to our common stock without stockholder approval.

  •
  We do not intend to declare dividends on our common stock and stockholders should not expect to receive dividends on their common stock in the foreseeable future.

  •
  We anticipate future losses and may require additional financing, and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs or commercialization efforts.

  •
  Raising additional capital may cause dilution to our stockholders or restrict our operations.

        You should carefully consider these factors, as well as all of the other information set forth in this prospectus, before making an investment decision.

Corporate Information

        We were incorporated in Delaware in May 2007. Our principal executive offices are located at 3405 Annapolis Lane North, Suite 200, Minneapolis, MN 55447. Our telephone number is (763) 235-3540, and our website is www.kipsbaymedical.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

        Kips Bay Medical®, eSVS®, the Kips Bay Medical logo, and other trademarks or service marks of Kips Bay Medical, Inc. appearing in this prospectus are our property. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of the respective holders.

The Offering

Common stock offered by us	shares (up to shares if the underwriters exercise their over-allotment option in full).
Common stock to be outstanding immediately after this offering	Shares
Use of Proceeds

We intend to use the net proceeds from this offering to seek regulatory approval to market our eSVS Mesh in the United States and abroad, including human clinical trials in the United States; develop and test additional applications of our eSVS Mesh; and for working capital and general corporate purposes. See "Use of Proceeds" on page 32 of this prospectus.

NASDAQ Capital Market Listing	Our common stock is listed on The NASDAQ Capital Market under the symbol "KIPS."
Risk Factors	See "Risk Factors" on page 12 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

        The number of shares of our common stock that will be outstanding immediately after this offering is based on 16,345,579 shares outstanding as of the date of this prospectus and excludes (i) 1,191,000 shares of common stock issuable upon the exercise of outstanding stock options as of the date of this prospectus at a weighted average exercise price of $3.69 per share; (ii) 585,500 additional shares of common stock reserved and available for future issuances under our 2007 Long-Term Incentive Plan; (iii) 103,125 shares of common stock issuable upon exercise of options issued to the underwriters in connection with our February 16, 2011 initial public offering (these options have a five year term, which expires on February 10, 2016, and an exercise price of $10.00 per share); and (iv)             shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters in connection with this offering that will remain outstanding after this offering at an exercise price equal to 125% of the public offering price.

        Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares.

 SUMMARY FINANCIAL DATA

        The following tables summarize our financial data. We have derived the statements of operations data for the years ended December 31, 2009, 2010 and 2011 from our audited financial statements appearing elsewhere in this prospectus. We have derived the statements of operations data for the three months ended April 2, 2011 and March 31, 2012 from our unaudited financial statements appearing elsewhere in this prospectus. We have derived the balance sheet data as of March 31, 2012 from our unaudited financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be experienced in the future. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements, all included elsewhere in this prospectus.

				Three Months Ended
	Year Ended December 31,
				April 2, 2011	March 31, 2012
(In thousands, except share and per share amounts)	2009	2010	2011
Net sales	$—	$223	$252	$110	$53
Cost of sales	—	(77)	(91)	(37)	(24)

Gross profit	—	146	161	73	29
Operating expenses:
Research and development	3,004	2,521	1,675	434	483
Selling, general and administrative	779	1,326	2,755	552	822
Milestone expense	—	5,000	—	—	—

Operating loss	(3,783)	(8,701)	(4,269)	(913)	(1,276)
Interest income	17	12	19	4	5
Interest expense	(181)	(1)	—	—	—
Change in fair value of investor stock purchase option	610	(2,290)	—	—	—

Net loss attributable to common stockholders	$(3,337)	$(10,892)	$(4,250)	$(909)	$(1,271)

Basic and diluted net loss per share	(0.30)	(0.81)	(0.27)	(0.06)	(0.08)

Weighted average common shares outstanding—basic and diluted	11,069,342	13,431,661	15,557,969	16,245,579	14,598,092

	As of March 31, 2012
(In thousands)	Actual	As Adjusted(1)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$7,900
Working capital	8,887
Total assets	9,554
Long-term debt, net	—
Total stockholders' equity	$9,317

(1)
As adjusted to reflect (i) the issuance of any common stock and warrants from April 1, 2012 through and immediately prior to the date of this prospectus 100,000 shares issued to Aspire Capital Fund, LLC and (ii) the sale of shares in this offering at the assumed public offering price of $                per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business

We have a limited operating history. We have incurred net losses to date and expect future losses, and may be unable to achieve or maintain profitability.

        We were founded on May 1, 2007 and to date we have engaged primarily in development of and initial clinical trials of our external saphenous vein support system, or eSVS Mesh. Accordingly, we have limited operating history on which to base an evaluation of our business and prospects. As of March 31, 2012, we had an accumulated deficit of $25.6 million. We have incurred net losses in each year since our inception, and we expect to continue to incur operating losses for the foreseeable future. These losses, among other things, have had and will continue to have an adverse effect on our stockholders' equity and working capital. Because of the numerous risks and uncertainties associated with developing medical devices, we are unable to predict the extent of any future losses or when we will become profitable, if at all. To date, we have not generated sufficient product revenues to fund our operations and we have financed our operations and internal growth primarily through a public offering completed in February 2011 and private placements of equity securities and convertible promissory notes. Our prospects must be considered in light of the significant risks, expenses, and difficulties frequently encountered by medical device companies in their early stage of development. We may not be successful in addressing the risks we will encounter, and our failure to do so would likely harm our business and our ability to continue to operate.

Our initial human trial results were inconclusive with respect to the efficacy of our eSVS Mesh, and if we are unable to conclusively demonstrate the efficacy of our eSVS Mesh through additional human trials, we may be unable to receive regulatory approval for and commercialize our eSVS Mesh in the United States or other major markets, or we may experience significant delays in doing so.

        Our time and financial resources since our inception have largely been devoted to the development of our eSVS Mesh. We have only completed one human clinical trial of 90 patients for our eSVS Mesh, which was conducted outside of the United States. The safety data from this trial has indicated that our eSVS Mesh and implant procedure do not result in an increase in patient complications during or in the 30 days after surgery. However, the effectiveness data from the trial is inconclusive primarily due to two complicating factors. First, one of the centers participating in the trial used implant methods incompatible with our eSVS Mesh. Second, the amount of reduction in the diameter of the SVGs, or downsizing, prescribed in our instructions for use and sizing tool was too aggressive, resulting in a higher than anticipated closure rate in SVGs utilizing our eSVS Mesh, particularly when our smallest device, 3.0 millimeters, was used. As a result, based on angiographic studies nine to 12 months following surgery, 49% (36 of 73) of the eSVS Mesh vessels were patent or open and 81% (59 of 73) of the untreated vessels were patent.

        We are currently pursuing a feasibility trial in Europe. This trial is a multi-center, randomized study of external saphenous vein support using our eSVS Mesh in CABG Surgery and is titled the "eMESH I" study. The objective of this study is to demonstrate the initial safety and performance of our eSVS Mesh for use as an external SVG support device during coronary artery bypass procedures sufficient to allow the FDA to approve an IDE for a pivotal study in the U.S. We are currently working through the ethics committee review and approval process at our selected study sites in Europe. We expect to enroll up to 120 patients at eight European sites for this study with enrollments commencing in the summer of 2012. The primary safety endpoint is the 30 day rate of MACE, defined as the rate of the composite of total mortality, myocardial infarction (heart attack), and/or coronary target vessel revascularization (PCI or CABG) within 30 days of the procedure. The primary efficacy endpoint is the angiographic patency rate of the enrolled grafts, where patency is defined as less than 75% stenosis, or blockage, of the SVG at six months. Upon completion of the feasibility study, we expect to request an IDE for a pivotal study in the U.S.

        In April 2012, we provided additional information on our eSVS Mesh to the FDA under a Pre-IDE submission to address questions raised by the FDA in their disapproval of our last application for an IDE to conduct a pivotal trial in the U.S. If the FDA finds this additional information adequately responsive to its questions, we intend to file an IDE submission requesting the approval of the addition of four U.S. hospitals to the feasibility study described above. As of the date of this prospectus, we have not yet received the FDA's response to our April 2012 Pre-IDE submission.

        If we are unable to demonstrate with clinical data that our eSVS Mesh is safe and improves the long term patency of SVGs as compared to traditional CAB surgery, we may be unable to obtain regulatory approval for, or successfully commercialize our eSVS Mesh in the United States or in other countries which require us to first obtain FDA approval.

Our data from our clinical trials may not be sufficient for us to proceed with our planned filing of our pre-market applications for regulatory approvals in the United States or other major markets, which could delay or curtail our ability to commercialize our eSVS Mesh.

        If the data from our feasibility trial is not adequate, we may not proceed with our planned filing of our pre-market applications for regulatory approvals in the United States or other major markets in which the application is dependent upon us having received regulatory approval from the United States, or we may be forced to delay these filings. Even if we file an application for approval with favorable clinical data, the FDA or foreign regulatory authorities may not accept our filing, or may request additional information, including data from additional clinical trials.

Even if we receive regulatory approval, our eSVS Mesh may only be approved for very limited purposes with many restrictions on its use. Such restrictions would limit our ability to successfully commercialize our eSVS Mesh and our ability to generate revenue would be significantly impaired.

        The FDA or foreign regulatory authorities may only approve our eSVS Mesh for very limited purposes with many restrictions on its use or in limited sizes, delay approvals, or ultimately may not grant marketing approval for our eSVS Mesh. Although we have obtained CE Mark approval in Europe and even if we do receive FDA or additional foreign regulatory approval, we may be unable to successfully commercialize our eSVS Mesh in Europe, the United States, or other major markets, and our ability to generate revenue would be significantly impaired.

If we are unable to commercialize our eSVS Mesh in the United States or other major markets or experience significant delays in doing so, our ability to generate revenue will be significantly delayed and our business will be harmed.

        If we are unable to demonstrate with human clinical data that our eSVS Mesh is safe and improves the long-term patency of SVGs as compared to traditional CABG surgery, we will be unable to obtain regulatory approval for, or successfully commercialize, our eSVS Mesh. We have no other products ready for clinical testing or commercialization; therefore, our ability to remain in business would be doubtful if our eSVS Mesh is not proven to be safe and effective.

Our success depends on the coronary bypass graft market and the improved outcomes of coronary bypass surgery over competitive procedures, and such superior outcomes may not continue.

        Physicians treat coronary artery disease with methods other than CABG procedures, including interventional techniques such as balloon angioplasty with or without the use of stents, pharmaceuticals, atherectomy catheters and lasers. Several of these alternative treatments are widely accepted in the medical community and have a long history of use. In addition, technological advances may result in improvements in these alternative treatments or new therapies that produce superior treatment outcomes as compared to CABG surgery. The medical device industry is highly competitive and subject to rapid and profound technological change. Our success depends, in part, upon physicians continuing to perform a significant number of CABG procedures and our ability to achieve and maintain a competitive position in the development of technologies and products in the coronary artery bypass field. If physicians, patients, or hospitals opt to use our competitors' products or not to perform CABG procedures, our commercial opportunity will be reduced and our potential revenues will suffer.

Market acceptance of new medical technologies is uncertain, and we may be unable to obtain market acceptance of our eSVS Mesh.

        Even if our clinical trials demonstrate that the use of our eSVS Mesh provides equivalent or more effective results as compared to coronary bypass operations using only the unsupported SVGs and if all regulatory approvals are obtained, the success of our eSVS Mesh will depend upon the acceptance by cardiovascular and cardiothoracic surgeons of our eSVS Mesh as equivalent or better than the current procedure using unsupported saphenous veins and other available treatments. We believe that physicians' recommendations will be essential for the development and successful marketing of our eSVS Mesh, and physicians will not begin to use our eSVS Mesh unless they determine that it is a safe and effective alternative to current treatment methods. The degree of physician and market acceptance of our eSVS Mesh will depend on a number of factors, including but not limited to:

  •
  the perceived effectiveness of our eSVS Mesh relative to its cost;

  •
  the prevalence and severity of any side effects;

  •
  potential advantages over alternative treatments;

  •
  publication in peer-reviewed medical journals of data regarding the successful use and longer term clinical benefits of our eSVS Mesh;

  •
  development of new products and technologies by our competitors or new alternative treatments;

  •
  regulatory developments related to manufacturing, marketing and selling our eSVS Mesh both within and outside the United States;

  •
  perceived liability risks arising out of the use of new products;

  •
  the willingness of physicians to adopt new technologies and the ability of physicians to acquire the skills necessary to use our eSVS Mesh;

  •
  the effectiveness of our sales and marketing efforts; and

  •
  the adequacy of third-party coverage or reimbursement.

        If our eSVS Mesh does not achieve an adequate level of acceptance by physicians, healthcare payors and patients, we may not generate meaningful revenue and we may not become profitable. In addition, we have not yet determined pricing for our eSVS Mesh and our pricing policies could adversely impact market acceptance of our eSVS Mesh as compared to competing products and treatments. Any of the foregoing factors, or other factors, could limit or detract from market acceptance of our eSVS Mesh. If our eSVS Mesh is not accepted by the market, our business would be harmed.

We expect to face intense competition and the risk of obsolescence if our competitors develop products superior to our eSVS Mesh.

        We face competition from established medical technology, pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions in the United States and abroad. Companies with significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we have may be working on products similar to our eSVS Mesh. Our eSVS Mesh may not replace current surgical techniques and other products or techniques may render our eSVS Mesh obsolete.

        Our distributors will also face competition from established companies with significantly greater financial and marketing resources. Our competitors may produce more advanced products than ours or demonstrate superior safety of their products. Our ability to effectively compete depends on our ability to innovate successfully. There are few barriers that would prevent new or existing competitors from developing products that compete directly with ours. Demand for our eSVS Mesh could be diminished by equivalent or superior products and technologies offered by competitors.

        Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with, or mergers with or acquisitions by, large and established companies or through the development of novel products and technologies.

        Our competitive position also depends on:

  •
  obtaining any necessary United States or foreign marketing approvals;

  •
  widespread awareness, acceptance and adoption by the cardiovascular and cardiothoracic markets of our eSVS Mesh;

  •
  product coverage and reimbursement from third-party payors, insurance companies and others;

  •
  published studies supporting the safety, effectiveness and long-term clinical benefit of our eSVS Mesh;

  •
  properly identifying customer needs and delivering new products or product enhancements to address those needs;

  •
  limiting the time required from proof of feasibility to routine production;

  •
  limiting the timing and cost of regulatory approvals;

  •
  our ability to attract and retain qualified personnel;

  •
  the extent of our patent protection or our ability to otherwise develop proprietary products and processes;

  •
  our ability to maintain adequate manufacturing capacity and to source the materials and equipment required to manufacture our eSVS Mesh; and

  •
  securing sufficient capital resources to expand our research and development, sales and marketing efforts, and manufacturing capacity.

        If our eSVS Mesh is not competitive based on these or other factors, our business would be harmed.

The market for our eSVS Mesh is rapidly changing and competitive, and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

        The industry in which we operate has undergone, and is expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances are made. Our competitors may develop and commercialize medical devices that are safer or more effective, have fewer side effects or are less expensive than coronary artery bypass surgery. For example, we are aware of companies that are developing various other less invasive technologies for treating cardiovascular disease, which could render our technology obsolete. We also compete in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials. All of these factors could impair our ability to maintain our technology.

We have limited manufacturing resources and experience, and if our manufacturing facilities are unable to provide an adequate supply of our eSVS Mesh, our growth could be limited and our business could be harmed.

        We have limited experience in manufacturing our eSVS Mesh and rely on outside vendors for several materials and processes. We currently manufacture our eSVS Mesh for our clinical trials, research and development purposes and commercialization at our manufacturing facility in Minnesota. If our existing manufacturing facility experiences a disruption, we would have no other means of manufacturing our eSVS Mesh until we are able to restore the manufacturing capability at our current facility or develop alternative manufacturing facilities.

If we are unable to produce sufficient quantities of our eSVS Mesh for use in our current and planned clinical trials or for commercialization, or if our manufacturing process yields a substandard product, our regulatory, development and commercialization efforts would be delayed.

        In order to produce our eSVS Mesh in the quantities that will be required for commercialization, we will have to increase, or "scale up," the production process over the current level of production. Manufacturers often encounter difficulties in scaling up production, including problems involving yields, controlling and anticipating costs, quality control and assurance, supply and shortages of qualified personnel. If the scaled up production process is not efficient or produces a product that does not meet quality and other standards, we may be unable to meet market demand and our revenues, business and financial prospects would be adversely affected. The contract vendors with which we are and will be developing relationships may not have the ability to produce the quantities of the materials needed for human clinical trials or commercial sales or may not do so at prices that allow our eSVS Mesh to compete successfully in the market.

        Additionally, any damage to or destruction of our facilities or our equipment, prolonged power outage or contamination at our facilities would significantly impair our ability to produce our eSVS Mesh.

We depend upon third-party suppliers for certain components of our eSVS Mesh, making us vulnerable to supply problems and price fluctuations.

        We rely on third-party suppliers to provide certain components of our eSVS Mesh. We depend on these suppliers to provide us with materials in a timely manner that meet our quality, quantity and cost requirements. These suppliers may encounter problems during manufacturing for a variety of reasons, including unanticipated demand from larger customers, failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction, quality or yield problems, and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these outside suppliers also subjects us to other risks that could harm our business, including:

  •
  interruption of supply resulting from modifications to, or discontinuation of, a supplier's operations;

  •
  delays in product shipments resulting from defects, reliability issues or changes in components from suppliers;

  •
  price fluctuations due to a lack of long-term supply arrangements for key components with our suppliers;

  •
  errors in manufacturing components, which could negatively impact the effectiveness or safety of our eSVS Mesh or cause delays in shipment of our eSVS Mesh;

  •
  discontinued production of components, which could significantly delay our production and sales and impair operating margins;

  •
  inability to obtain adequate supplies in a timely manner or on commercially acceptable terms;

  •
  difficulty locating and qualifying alternative suppliers for our sole-source supplies;

  •
  delays in production and sales caused by switching components, which may require product redesign and new regulatory submissions;

  •
  delays due to evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications;

  •
  non-timely delivery of components due to our suppliers manufacturing products for a range of customers; and

  •
  inability of suppliers to fulfill orders and meet requirements because of supplier financial hardships.

        Other than existing, unfulfilled purchase orders, our suppliers have no contractual obligations to supply us with, and we are not contractually obligated to purchase from them, any of our supplies. Any supply interruption from our suppliers or failure to obtain additional suppliers for any of the components used in our eSVS Mesh would limit our ability to manufacture our eSVS Mesh and could have a material adverse effect on our business, financial condition and results of operations. We have no reason to believe that any of our current suppliers could not be replaced if they were unable to deliver components to us in a timely manner or at an acceptable price and level of quality. However, if we lost one of these suppliers and were unable to obtain an alternate source on a timely basis or on terms acceptable to us, our production schedules could be delayed, our margins could be negatively impacted, and we could fail to meet our customers' demand. Our customers will rely upon our ability to meet committed delivery dates and any disruption in the supply of key components would adversely affect our ability to meet these dates and could result in legal action by our customers, cause us to lose customers or harm our ability to attract new customers, any of which could decrease our revenue and negatively impact our growth. In addition, to the extent that our suppliers use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable materials or components from alternative sources.

        Manufacturing operations are often faced with a supplier's decision to discontinue manufacturing a component, which may force us to make last time purchases, qualify a substitute part, or make a design change which may divert engineering time away from the development of new products.

We may experience future manufacturing difficulties, and our clinical trials and our commercialization could be delayed by quality control issues in our supply and manufacturing processes.

        Any difficulties in locating and hiring material manufacturers or in the ability of manufacturers to supply materials at the times and in the quantities we need, and at prices that allow us to compete, could have a material adverse effect on our business. Therefore, even if we are able to contract with manufacturers for key materials or supplies, we may experience future manufacturing difficulties.

        The production of our eSVS Mesh must occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of defective products in a lot. In addition, we must meet certain lot release specifications before our eSVS Mesh can be shipped to our clinical trial sites or to commercial markets. If a particular lot fails to meet lot release specifications, we will not be able to ship that lot to our clinical trial sites or to commercial markets. If we are not able to maintain stringent quality controls, if contamination problems arise or if we are not able to meet our lot release specifications, our clinical trials or sales efforts could be delayed, which would harm our business and our results of operations.

We operate in foreign jurisdictions which exposes us to international business risks.

        As part of our product development and regulatory strategy, we market our eSVS Mesh internationally. There are a number of risks associated with conducting business internationally, including:

  •
  potential differences in treatment protocols and methods across the markets in which we expect to market our eSVS Mesh;

  •
  potential differences in reimbursement levels and the requirements necessary to obtain such reimbursement;

  •
  general economic and political conditions in the markets in which we operate;

  •
  potential international conflicts, including terrorist acts;

  •
  potential increased costs associated with overlapping tax structures;

  •
  potential trade restrictions, exchange controls and legal restrictions on the repatriation of funds into the United States;

  •
  difficulties and costs associated with staffing and managing foreign operations, including risks of violations of local laws or the U.S. Foreign Corrupt Practices Act by employees overseas or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

  •
  unexpected changes in regulatory requirements;

  •
  the difficulties of compliance with a wide variety of foreign laws and regulations;

  •
  unfavorable regulations in foreign jurisdictions regarding distributors;

  •
  longer accounts receivable cycles in certain foreign countries; and

  •
  import and export licensing requirements.

        Any of these risks could adversely affect our international operations or financial results, which would harm our business.

We could become subject to product liability claims, product recalls, other field actions and warranty claims that could be expensive, divert management's attention, and harm our business.

        We face an inherent risk of exposure to product liability claims in the event that the use of our eSVS Mesh results or is alleged to have resulted in adverse effects to a patient. In many jurisdictions, producers of medical products are strictly liable for personal injuries caused by medical devices. A product liability claim against us, even if we are ultimately successful in defending it, could have a material adverse effect on our business, results of operations and reputation.

        We may be held liable if our eSVS Mesh causes injury or death or is found otherwise unsuitable during usage. Because our eSVS Mesh is designed to be used in complex surgical procedures, defects could result in a number of complications, including serious injury or death. It is also possible that defects in the design, manufacture or labeling of our eSVS Mesh might necessitate a product recall or other field corrective action, which may result in warranty claims beyond our expectations and may harm our reputation. We believe potential disadvantages associated with our eSVS Mesh include the possibility of allergic reaction to the implant materials and the possibility of damage to the saphenous vein during placement of our eSVS Mesh. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. The coverage limits of our insurance policies may not be adequate to cover future claims. We may be unable to maintain product liability insurance in the future at satisfactory rates or with adequate amounts. A product liability claim, any product recalls or other field actions or excessive warranty claims, whether arising from defects in design or manufacture or otherwise, could divert management's attention from our core business, be expensive to defend and result in sizable damage awards against us, any of which could harm our reputation and business.

Our acceptance in the marketplace would be harmed if third-party payors do not provide sufficient coverage or reimbursement to healthcare providers for the use of our eSVS Mesh.

        The availability of insurance coverage and reimbursement for newly approved medical devices and procedures is uncertain. Our success depends upon the use of our eSVS Mesh and whether third-party insurance coverage and reimbursement for the use of this product is available.

        Our success in international markets has been impacted by, and in the future will depend upon the eligibility of our eSVS Mesh for reimbursement through government-sponsored healthcare payment systems and third-party payors. Reimbursement and healthcare payment systems in international markets vary significantly by country and, within some countries, by region. In many international markets, payment systems may control reimbursement for procedures performed using new products as well as procurement of these products. As an example, we were recently denied government-sponsored supplemental reimbursement in Germany for our eSVS Mesh. This supplemental reimbursement would have provided an opportunity for certain hospitals in Germany to negotiate for eSVS Mesh specific reimbursement in advance of reimbursement being provided for in the regular German Diagnosis-Related Group, or DRG, system. In addition, as economies of emerging markets develop, these countries may implement changes in their healthcare delivery and payment systems. Furthermore, healthcare cost containment efforts similar to those underway in the United States are prevalent in many of the other countries in which we intend to sell our eSVS Mesh and these efforts are expected to continue. Market acceptance of our eSVS Mesh in a particular country may depend on the availability and level of reimbursement in that country. In the event that our customers are unable to obtain adequate reimbursement for our eSVS Mesh in international markets in which we are seeking to sell our eSVS Mesh, market acceptance of our eSVS Mesh would be adversely affected.

        In the United States, our eSVS Mesh would be purchased primarily by medical institutions, which would then bill various third-party payors, such as the Centers for Medicare & Medicaid Services, or CMS, which administer the Medicare program, and other government programs and private insurance plans, for the healthcare services provided to their patients. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Even if our eSVS Mesh receives FDA and other regulatory approval, it may not be granted coverage and reimbursement in the foreseeable future, if at all. Moreover, many private payors look to CMS in setting their reimbursement policies and amounts. If CMS or other agencies limit coverage or decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payors.

        CMS may not provide coverage and reimbursement for our eSVS Mesh. If a medical device does not receive incremental reimbursement from CMS, then a medical institution would have to absorb the cost of our eSVS Mesh as part of the cost of the procedure in which the products are used. Acute care hospitals are now generally reimbursed by CMS for inpatient operating costs under a Medicare hospital inpatient prospective payment system. Under the Medicare hospital inpatient prospective payment system, acute care hospitals receive a fixed payment amount for each covered hospitalized patient based upon the DRG to which the inpatient stay is assigned, regardless of the actual cost of the services provided. At this time, we do not know the extent to which medical institutions would consider insurers' payment levels adequate to cover the cost of our eSVS Mesh. Failure by hospitals and physicians to receive an amount that they consider to be adequate reimbursement for procedures in which our eSVS Mesh is used could deter them from purchasing our eSVS Mesh and limit our revenue growth. In addition, pre-determined DRG payments may decline over time, which could deter medical institutions from purchasing our eSVS Mesh. If medical institutions are unable to justify the costs of our eSVS Mesh, they may refuse to purchase it, which would significantly harm our business.

We may not be able to attract and retain the technical, regulatory, and sales personnel necessary for our success, which may divert management's attention and negatively impact our operations.

        We are highly dependent on our senior management, specifically Manny Villafaña, our Chairman and Chief Executive Officer. The loss of services of this individual would impair our ability to commercialize our eSVS Mesh and develop new products and would harm our business. Our success will depend on our ability to retain our senior management and to attract and retain qualified personnel in the future. Competition for senior management personnel, as well as clinical and regulatory specialists, engineers and sales personnel is intense and we may not be able to retain our personnel. The loss of a member of our senior management or our professional staff would require the remaining senior executive officers to divert immediate and substantial attention to seeking a replacement. Each of our senior officers may terminate his employment at any time without notice and without cause or good reason. We do not carry key person life insurance on any of our employees. If we lose the services of any key personnel, our business, financial condition and results of operations may suffer.

We will need to increase the size of our organization and we may experience difficulties managing growth. If we are unable to manage the anticipated growth of our business, our future revenue and operating results may be adversely affected.

        We expect to expand our sales support and marketing staff, and administrative and financial resources to meet anticipated growth in demand for our eSVS Mesh. We may face difficulties in recruiting, training, managing and retaining an adequate number of qualified personnel to support this growth. Expansion in personnel may mean that less experienced people could be manufacturing and providing clinical and sales and marketing support for our eSVS Mesh, and managing our administrative and financial functions, which could result in unanticipated costs and disruptions to our operations. If we cannot scale and manage our business appropriately, our anticipated growth may be impaired and our financial results will suffer.

Becoming a public company has caused us to incur increased costs and demands on our management and divert management's attention from our core business.

        The obligations of becoming a public company, including substantial public reporting and auditing obligations, requires significant additional expenditures, places additional demands on our management and diverts management's time and attention from our core business. These additional obligations may require us to hire additional personnel in order to ensure compliance with the regulatory requirements of the Securities and Exchange Commission and the NASDAQ Capital Market. We are required to report on our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are now applicable to us as a public company. If we fail to staff our accounting and finance function adequately or maintain internal controls adequate to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to report our financial results accurately or in a timely manner and our business and stock price may suffer. The costs of being a public company, as well as diversion of management's time and attention, may harm our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

Our competitive position is contingent upon the protection of our intellectual property.

        As of March 31, 2012, we have seven issued patents covering the eSVS Mesh: three issued in the U.S. and one each issued in Japan, Europe, Canada and South Africa. The European patent has been validated and is enforceable in seven European countries and we are presently engaged in the grant phase to validate this patent in one additional European country. In addition, we have four patent applications pending in the U.S. and eight patent applications pending in countries outside the U.S. covering various aspects of our eSVS Mesh.

        Any patents we have or obtain in the future might be invalidated or circumvented by third parties. If any challenges are successful, competitors might be able to market products and use manufacturing processes that are substantially similar to ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors or former or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be adequate. In addition, the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If our intellectual property is not adequately protected against competitors' products and methods, our competitive position could be adversely affected, as could our business.

        Our commercial success, if any, will be significantly harmed if we infringe the patent rights of third parties or if we breach any agreements that we have entered into with regard to our technology or business. The medical device industry is characterized by frequent and extensive litigation regarding patents and other intellectual property rights. Many medical device companies with substantially greater resources than us have employed intellectual property litigation as a way to gain a competitive advantage. We may become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties. Third parties may also challenge the validity of any of our issued patents. Similarly, we may initiate proceedings to enforce our patent rights and prevent others from infringing our intellectual property rights. In any of these circumstances, we might have to spend significant amounts of money, time and effort defending our position and we may not be successful. In addition, any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management's attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against a challenge.

        We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We require our employees to execute appropriate confidentiality and assignment-of-inventions agreements with us. These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual's relationship with us be kept confidential and not disclosed to third parties except in specific circumstances and that all inventions arising out of the individual's relationship with us will be our exclusive property. Additionally, we seek to have our consultants and advisors execute similar confidentiality and assignment-of-inventions agreements with us, but in some instances these agreements have not included assignment-of-invention provisions. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer our information and techniques, or otherwise gain access to our proprietary technology.

Claims of infringement or misappropriation of the intellectual property rights of others could prohibit us from protecting our rights to, or use and commercialization of, our eSVS Mesh, which could harm our business.

        The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. We may become a party to patent infringement claims and litigation or interference proceedings declared by the U.S. PTO to determine the priority of inventions. The defense and prosecution of these matters are both costly and time consuming.

        Additionally, we may need to commence proceedings against others to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. These proceedings would result in substantial expense to us and significant diversion of effort by our technical and management personnel.

        We are aware of patents issued to third parties that contain subject matter related to our technology. These or other third parties may assert that our eSVS Mesh infringes the claims in their patents or seek to expand their patent claims to cover aspects of our eSVS Mesh. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities or require us to seek licenses. In addition, if we are found to willfully infringe third-party patents, we could be required to pay treble damages in addition to other penalties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. If we do not obtain necessary licenses, we may be required to redesign our eSVS Mesh to avoid infringement, and it may not be possible to do so effectively. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could cause us to incur significant costs, place significant strain on our resources, divert management's attention from our business and harm our reputation and prevent us from commercializing our eSVS Mesh or any other product we may develop, which would have a significant adverse impact on our business. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        The U.S. PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

        Because we operate in the highly technical field of medical technology development, we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with all of our employees, consultants and corporate partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties any confidential information developed by the party or made known to the party by us during the course of the party's relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

        As is common in the medical device industry, we employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Our business could be adversely affected if the core intellectual property relating to our eSVS Mesh reverts to Medtronic.

        The core intellectual property relating to our eSVS Mesh, which constitutes all of our issued patents and the majority of our pending patent applications, was sold to us by Medtronic pursuant to an Assignment and License Agreement dated October 9, 2007. Any or all technology sold to us pursuant to our agreement with Medtronic, including potentially all of the core intellectual property and patent rights related to our eSVS Mesh, will revert to Medtronic, upon notice by Medtronic, if we become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of our business. In addition, if we determine to cease commercializing our eSVS Mesh, Medtronic may cause the core intellectual property and patent rights related to our eSVS Mesh to revert to Medtronic. A dispute over the circumstances under which the core intellectual property rights revert to Medtronic could be expensive and time consuming, and any reversion of these rights to Medtronic would adversely affect our business.

Risks Related to Regulatory Approval and Other Governmental Regulations

We will be subject to government regulation, and we may not receive approval for our eSVS Mesh in the United States on a timely basis, if at all.

        Our eSVS Mesh, product development activities and manufacturing processes are, and will continue to be, subject to extensive and rigorous scrutiny and regulation by the FDA and by comparable agencies in foreign countries. In the United States, the FDA regulates the introduction of medical devices, as well as manufacturing, labeling and record keeping procedures for such products. The process of obtaining marketing clearance or approval for new medical products from the FDA is costly and time consuming, and there can be no assurance that such approval will be granted for our eSVS Mesh on a timely basis, if at all, or that the FDA review will not involve delays that would adversely affect our ability to commercialize our eSVS Mesh. Even if regulatory clearance or approval to market a product is obtained from the FDA, this clearance or approval may entail limitations on the indicated uses of the product. Marketing clearance or approval can also be withdrawn by the FDA due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance.

        The FDA will require us to file a Pre-Market Approval, or PMA, application with regard to our eSVS Mesh, and there is no assurance whatsoever that approval will be obtained. Even if approval is obtained, the process of obtaining a PMA is expensive, uncertain and lengthy, frequently requiring several years from the date of submission. Changing FDA policies and requirements for PMA products may add additional uncertainty. Significant delay or failure to obtain FDA approval to market our eSVS Mesh would harm our business.

The FDA may not approve our IDE application for a pivotal trial of our eSVS Mesh, which would prevent us from conducting our clinical trials in the United States, and even if the FDA does grant such approval, our clinical trials may be more costly and burdensome than we currently anticipate, which would limit or delay our ability to complete clinical trials and ultimately market our eSVS Mesh in the United States.

        The FDA has reviewed and disapproved our most recent amendment to our application for an IDE to conduct a pivotal study of our eSVS Mesh in the U.S. in March 2011. At that time the FDA indicated that they intended to review our IDE information with outside experts before they provide further guidance to the Company. Due to internal delays, the FDA did not begin this review until August 2011. In September 2011 the FDA advised us that we had not provided sufficient data to support our request for an IDE for our eSVS Mesh. In response to these concerns, we are pursuing a new feasibility trial in Europe and are currently working through the ethics committee review and approval process at selected clinical study sites in Europe. Upon completion of this feasibility study, we expect to file an application for an IDE approval to conduct a pivotal study in the U.S.

        If the FDA approves an IDE application to conduct a pivotal trial, the clinical study we conduct may have unanticipated complications and delays and may be more costly than we currently anticipate. The FDA may approve our IDE application with conditions relating to the scope or design of our clinical trials for which we have not planned. These conditions may require us to collect additional data, enroll more patients, spend more time and expend more resources than we currently anticipate, and these conditions may make a clinical trial in the United States more costly and time consuming than we currently plan. Any unanticipated costs and length of U.S. clinical trials would delay our ability to market our eSVS Mesh in the United States, which would harm our business.

        If the FDA does not approve our IDE application, we would be unable to conduct a pivotal trial of our eSVS Mesh in the U.S. If we are unable to conduct a pivotal trial in the U.S., we would not be able to submit a PMA application and we would be unable to market our eSVS Mesh in the United States, which would have an adverse effect on our business.

Even if our eSVS Mesh is approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our eSVS Mesh, it could be subject to restrictions or withdrawal from the market.

        Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of our eSVS Mesh is granted in the United States, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or effectiveness of the product. Later discovery of previously unknown problems with our eSVS Mesh, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

We will be highly dependent on third-party institutions to conduct our clinical testing, and the results of such testing may delay or prevent regulatory approval of our eSVS Mesh.

        We rely on clinical investigators and clinical trial sites to enroll patients in our clinical trials and other third parties to manage our trials and to perform related data collection and analysis. However, we are not able to control the amount and timing of resources that clinical trial sites devote to our clinical trials. If these clinical investigators and clinical trial sites fail to enroll a sufficient number of patients in our clinical trials or fail to ensure compliance by patients with clinical protocols, we will be unable to complete our planned trials, which could prevent us from obtaining regulatory approvals for our eSVS Mesh. Our agreements with clinical investigators and clinical trial sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our planned trials could be delayed or terminated. If these clinical investigators, clinical trial sites, or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, the FDA's good clinical practice regulations or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, our eSVS Mesh.

        In addition, the data obtained from human clinical testing is subject to varying interpretations that could delay, limit or prevent regulatory approval, and delays or rejection may be encountered based upon changes in FDA policy for device approval during the period of development.

Our facilities will be subject to inspection by the FDA and international authorities, and we could face penalties if we are found to be non-compliant with the regulations of the FDA or international authorities.

        The FDA and various other authorities will inspect our facilities from time to time to determine whether we are in compliance with regulations relating to medical device manufacturing, including regulations concerning design, manufacturing, testing, quality control, product labeling, distribution, promotion, and record keeping practices. A determination that we are in material violation of such regulations could lead to the imposition of civil penalties, including fines, product recalls, product seizures or, in extreme cases, criminal sanctions. Even if regulatory approvals to market a product are obtained from the FDA, such approvals may contain limitations on the indicated uses of our eSVS Mesh. The FDA could also limit or prevent the manufacture or distribution of our eSVS Mesh and has the power to require the recall of products. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that the future interpretations made by the FDA or other regulatory bodies with possible retroactive effect will not adversely affect us.

Our promotional and marketing activities will be subject to regulation by the FDA and international authorities, and we could face severe penalties if we are found to be promoting our eSVS Mesh for an unapproved use.

        If the FDA or international authorities determine that our promotional materials or activities constitute promotion of our eSVS Mesh for an unapproved use, it could demand that we cease the use of or modify our promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional or other materials to constitute promotion of our eSVS Mesh for an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Our success will also be dependent on complying with foreign regulatory requirements, and our inability to do so could result in sales of our eSVS Mesh being restricted internationally.

        Our revenues will initially be dependent upon sales of our eSVS Mesh outside the United States. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. We will rely heavily upon independent foreign distributors to comply with such foreign regulatory requirements. Our inability or failure or the inability or failure of such foreign distributors to comply with varying foreign regulation or the imposition of new regulations could restrict the sale of our eSVS Mesh internationally and thereby harm our business.

Legislation may negatively affect coverage and reimbursement levels for our eSVS Mesh.

        Even if third-party payors provide adequate coverage and reimbursement for our eSVS Mesh, adverse changes in third-party payors' general policies toward reimbursement could preclude market acceptance for our eSVS Mesh and harm our potential sales and revenue growth, which in turn would harm our business. Recently, healthcare reform legislation was signed into law in the United States and we expect that there will continue to be legislative proposals for governmental controls over healthcare in the United States and other countries. Some third-party payors also require pre-approval of coverage or companies to demonstrate the superiority of their product before they will reimburse healthcare providers who use such devices or procedures.

        The trend toward bundled payments and managed healthcare in the United States and other countries and legislation intended to reduce the cost of government insurance programs will significantly influence the purchase of healthcare services and products, and could result in lower or no reimbursement for our eSVS Mesh. It is uncertain whether our eSVS Mesh will be viewed as sufficiently cost-effective to warrant adequate coverage and reimbursement levels.

Our operations involve hazardous materials, and we must comply with environmental laws and regulations.

        We are subject to a variety of state and local regulations relating to the use, handling, storage, disposal and human exposure to hazardous and toxic materials. We currently generate small quantities of waste alcohol and acids, classifying us as a Very Small Quantity Generator with the Minnesota Pollution Control Agency, which requires us to comply with county and state registration requirements. We expect that compliance costs will be less than $5,000 for 2012. However, environmental laws could become more stringent over time, and we may increase the use of hazardous materials in our operations in the future, which could impose greater compliance costs on us and increase the risks and penalties associated with violations, any of which could harm our business. Compliance with future environmental and safety laws and regulations could restrict our ability to expand our facilities, impair our research, development or production efforts, or require us to incur other significant expenses. We could incur costs, fines and civil and criminal sanctions, third-party property damage or personal injury claims, or could be required to incur substantial investigation or remediation costs, if we were to violate or become liable under environmental laws. There can be no assurance that violations of environmental laws or regulations will not occur in the future as a result of the inability to obtain permits, human error, accident, equipment failure or other causes.

Risks Related to Our Common Stock and this Offering

Prior to our initial public offering, there had not been a public market for our common stock and our stock price may be volatile and decrease significantly in the future.

        Prior to our initial public offering in February 2011, there had not been a public market for our common stock. We cannot predict the extent to which investors' interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile in the future. If an active trading market does not develop or is not sustained, investors may have difficulty selling any of our common stock. In addition to the risk factors discussed elsewhere in this section, the following factors, most of which are outside of our control, could cause the market price of our common stock to decrease significantly in the future:

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  inconclusive or failed clinical trial outcomes of our eSVS Mesh;

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  failure to achieve market acceptance for our eSVS Mesh;

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  inability to manufacture our eSVS Mesh in adequate quantities or to commercial standards;

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  departure of key personnel;

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  inability to hire, train and retain qualified personnel to support our growth;

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  variations in our quarterly operating results or those of companies that are perceived to be similar to us;

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  announcements by our competitors of significant technological developments;

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  changes in governmental regulations and standards;

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  litigation related to patent infringement and product liability claims;

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  changes to financial estimates by equity research analysts;

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  sales of common stock or other securities by us in the future;

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  decreases in market valuations of similar companies; and

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  fluctuations in stock market prices and volumes.

        Each of these factors could cause the market price of our stock to decline significantly in the future.

        In addition, the stock markets have been extremely volatile. Securities class action litigation is often initiated against a company following a period of volatility in the market price of the company's securities. If class action litigation is initiated against us, we would incur substantial costs and our management's attention would be diverted from our operations.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable research or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. Equity research analysts may elect not to provide research coverage of our common stock, which may adversely affect the market price of our common stock. If equity research analysts do provide research coverage of our common stock, the price of our common stock could decline if one or more of these analysts downgrade our common stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Future sales of our common stock by our existing stockholders could cause our stock price to decline and cause you to lose part or all of your investment.

        If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. We may file registration statements with the SEC covering (a) any shares of our common stock acquired upon option exercises prior to the closing of our initial public offering, (b) all of the shares subject to options outstanding, but not exercised, as of the closing of our initial public offering and (c) all of the shares available for future issuance under our stock incentive plan upon the closing of our initial public offering. The market price of shares of our common stock may decrease significantly when the restrictions on resale by our existing stockholders lapse and our stockholders, warrant holders and option holders are able to sell shares of our common stock into the market. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and our ability to grow our business in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Cash and Cash Equivalents" below for more information.

Our directors, executive officers and significant stockholders have substantial control over us and could limit stockholders' ability to influence the outcome of key transactions, including changes of control.

        As of May 1, 2012, our directors and executive officers and their affiliated entities beneficially own 33.6% of our outstanding common stock. In addition, Kips Bay Investments, LLC beneficially owns 41.3% and Mr. Villafaña, our Chairman and Chief Executive Officer, beneficially owns 32.1% of our outstanding common stock, and together are able to control or influence significantly all matters requiring approval by our stockholders. Our directors, executive officers, significant stockholders and affiliated entities, if acting together, are able to control or influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These stockholders may have interests that differ from other stockholders, and they may vote in a way with which other stockholders disagree and that may be adverse to the interests of other stockholders. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock. This concentration of ownership of our common stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders.

We will have broad discretion and flexibility in how the net proceeds from this offering are used, and we may use the net proceeds in ways in which you disagree.

        We currently intend to use the net proceeds from this offering to fund the process of seeking regulatory approval to market our eSVS Mesh in the U.S. and abroad, to fund the development and testing of additional applications of our eSVS Mesh and for working capital and other general corporate purposes. See "Use of Proceeds" in this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

        We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial fraud. Rules adopted by the Commission pursuant to Section 404 of the Sarbanes-Oxley Act require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants.

        In addition, management's assessment of internal controls over financial reporting may identify additional weaknesses and conditions that need to be addressed or other potential matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting, or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable and our certificate of incorporation allows us to authorize and issue preferred stock with rights and preferences superior to our common stock without stockholder approval.

        Provisions of our certificate of incorporation and amended and restated bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

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  set limitations on the removal of directors;

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  limit who may call a special meeting of stockholders;

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  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

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  do not permit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors;

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  prohibit stockholder action by written consent unless unanimous, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  •
  provide our board of directors the ability to designate the terms of and issue a new series of preferred stock without stockholder approval.

        In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive stockholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

We do not intend to declare dividends on our common stock and stockholders should not expect to receive dividends on their common stock in the foreseeable future.

        We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, our stockholders should not expect to receive dividend income from shares of our common stock.

        We anticipate future losses and may require additional financing, and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs or commercialization efforts.

        We expect to incur losses for the foreseeable future, and we may require future financing in order to satisfy our capital requirements. In particular, we may require additional capital in order to continue to conduct the research and development and obtain regulatory clearances and approvals necessary to bring any future products to market and to establish effective marketing and sales capabilities for existing and future products. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may terminate or delay the development of our eSVS Mesh, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our eSVS Mesh.

        Our future capital requirements will depend on many factors, including:

  •
  the costs of expanding our distribution network and our manufacturing operations;

  •
  the degree of success we experience in commercializing our eSVS Mesh;

  •
  the number and types of future products we develop and commercialize;

  •
  the costs, timing and outcomes of regulatory reviews associated with our future product candidates;

  •
  the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

  •
  the extent and scope of our general and administrative expenses.

Raising additional capital may cause dilution to our stockholders or restrict our operations.

        To the extent that we raise additional capital through the sale of equity or convertible debt securities, stockholders' ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect their rights as stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. Any of these events could adversely affect our ability to achieve our product development and commercialization goals and harm our business. We do not anticipate any adverse effects stemming from the lack of available credit facilities at this time.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

        In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

        Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including:

  our inability to generate revenues or profit;

  our ability to commercialize our eSVS Mesh technology;

  our ability to obtain and maintain foreign and domestic regulatory approvals of our eSVS Mesh technology;

  our ability to obtain coverage and reimbursement from third-party payors for our eSVS Mesh technology and the extent of such coverage;

  the successful development of our distribution and marketing capabilities;

  our ability to attract and retain scientific, regulatory, and sales and marketing support personnel;

  our ability to obtain and maintain intellectual property protection for our eSVS Mesh technology;

  any future litigation regarding our business, including product liability claims;

  changes in governmental laws and regulations relating to healthcare;

  the availability and cost of third-party products and the ability of our suppliers to timely meet our demands;

  changes affecting the medical device industry;

  our ability to enter into partnerships with academic and medical institutions;

  general and economic business conditions; and

  the other risks described under "Risk Factors" in this prospectus.

        You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading "Risk Factors." Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, other than as required by law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

        Information and management estimates contained in this prospectus concerning the medical device industry and the coronary artery bypass graft market, including our general expectations and market position, market opportunity and market share, are based on publicly available information, such as clinical studies, academic research reports and other research reports. The management estimates are also derived from our internal research, using assumptions made by us that we believe to be reasonable and our knowledge of the industry and markets in which we operate and expect to compete. None of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus will be approximately $           , or approximately $      if the underwriters exercise in full their option to purchase additional shares, assuming a public offering price of $        per share, the closing price of the Company's common stock on        , 2012, and after deducting the underwriting discount and the estimated offering expenses that are payable by us.

  We intend to use the net proceeds from this offering primarily for the following purposes:

  approximately $        to fund the process of seeking regulatory approval to market our eSVS Mesh in the United States and abroad, including human clinical trials in the United States;

  approximately $        to fund the development and testing of additional applications of our eSVS Mesh; and

  the remainder for working capital and general corporate purposes, including commercialization activities for our eSVS Mesh in select European and other international markets and for the purchase of capital equipment and expansion of facilities.

        The expected use of net proceeds from this offering represents our current intentions based upon our present plans and business conditions; however, there may be circumstances where a reallocation of funds is necessary. The amount and timing of our actual expenditures depend on numerous factors, including the costs of seeking regulatory approval in the United States and abroad, the costs of developing and testing additional applications of our eSVS Mesh, and the specific amounts needed to fund milestone payments to Medtronic, Inc. The costs and timing of the development, particularly conducting clinical studies and trials, regulatory approval and commercialization of medical devices are highly uncertain, are subject to substantial risks and can often change. Accordingly, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our clinical studies and trials and other development and commercialization activities, manufacturing requirements and regulatory or competitive developments. A portion of the net proceeds may be used to acquire or invest in complementary businesses, technologies, services or products in the event we identify opportunities for such acquisitions or investments that we believe are in the best interests of our stockholders.

        We have no current plans, agreements or commitments with respect to any of the foregoing acquisitions or investments, and we are not currently engaged in any negotiations with respect to any such transaction. Management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

PRICE RANGE OF COMMON STOCK

        Our common stock currently trades on The NASDAQ Capital Market under the symbol KIPS. The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by The NASDAQ Capital Market.

Fiscal 2012	High	Low
Second Quarter (through June 22, 2012)	$1.73	$0.74
First Quarter	$1.80	$1.19

Fiscal 2011	High	Low
Fourth Quarter	$1.94	$1.00
Third Quarter	$3.53	$1.06
Second Quarter	$6.37	$2.85
First Quarter	$8.37	$5.71

        The closing price of our common stock on The NASDAQ Capital Market on June 22, 2012 was $0.96 per share. As of March 1, 2012, we had 68 stockholders of record of our common stock.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. Following the completion of this offering, we intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not expect to pay cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness, plans for expansion and restrictions imposed by lenders, if any.

DILUTION

        If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

        Our net tangible book value as of March 31, 2012 was $        , or $        per share of common stock. Net tangible book value per share is equal to our total tangible assets (total assets less intangible assets) less our total liabilities divided by the number of shares of common stock outstanding.

        After giving effect to our sale of shares of common stock at an assumed public offering price of $        per share, deducting the estimated underwriting discounts and offering expenses, the as adjusted net tangible book value of our common stock, as of March 31, 2012, would have been $        , or $         per share. This amount represents an immediate increase in net tangible book value to our existing stockholders of $      per share and an immediate dilution to new investors of $      per share.

        The following table illustrates this dilution to investors purchasing shares in the offering:

Assumed public offering price per share		$
Historical net tangible book value per share as of March 31, 2012	$
Increase in net tangible book value per share attributable to this offering	$

As adjusted net tangible book value per share after this offering		$

Dilution per share to new investors in this offering		$

        The following table summarizes, as of the date of this prospectus, on an as adjusted basis, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors, based upon an assumed public offering price of $        per share, and before deducting estimated underwriting discounts and offering expenses payable by us.

			Total Consideration
	Shares Purchased
					Weighted Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders
New investors

Total		100%		100%

        In the preceding tables, the shares of common stock outstanding excludes, as of the date of this prospectus: (i) 1,191,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $3.69 per share; (ii) 585,000 additional shares of common stock reserved and available for future issuance under our 2007 Long-Term Incentive Plan; (iii) 103,125 shares of common stock issuable upon exercise of options issued to the underwriters in connection with our February 16, 2011 initial public offering (these options have a five year term, which expires on February 10, 2016 and an exercise price of $10.00 per share); and (iv)       shares of common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering that will remain outstanding after this offering at an exercise price equal to 125% of the public offering price.

        The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value will increase to $        per share, representing an immediate increase to existing stockholders of $1 per share and an immediate dilution of $         per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2012:

  on an actual basis; and

  on an as adjusted basis to reflect the receipt of the net proceeds from the sale of        shares of common stock in this offering at an assumed public offering price of $      per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this capitalization table together with our financial statements and the notes to those financial statements included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in this prospectus.

	As of March 31, 2012
	Actual	As Adjusted
Stockholders' equity:
Common stock, $0.01 par value, 40,000,000 shares authorized, 16,245,579 shares issued and outstanding, actual; 40,000,000 shares authorized, issued and outstanding, as adjusted	162
Additional paid-in capital	34,771
Accumulated other comprehensive loss	2
Accumulated deficit	(25,614)

Total stockholders' equity	9,317

Total capitalization	$9,317	$

        In the preceding tables, the shares of common stock outstanding exclude, as of the date of this prospectus: (i) 1,191,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $3.69 per share; (ii) 585,000 additional shares of common stock reserved and available for future issuance under out 2007 Long-Term Incentive Plan; (iii) 103,125 shares of common stock issuable upon exercise of options issued to the underwriters in connection with our February 16, 2011 initial public offering (these options have a five year term, which expires on February 10, 2016 and an exercise price of $10.00 per share); and (iv)       shares of common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering that will remain outstanding after this offering at an exercise price equal to 125% of the public offering price.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results will likely differ materially from those contained in the forward-looking statements. Please read "Cautionary Note Regarding Forward-Looking Statements and Industry Data" included elsewhere in this prospectus for additional information regarding forward-looking statements used in this prospectus.

        Kips Bay Medical, Inc. ("we", "us", "our" or the "Company") was incorporated in the state of Delaware on May 1, 2007. We are a medical device company focused on manufacturing and commercializing our external saphenous vein support technology, or eSVS Mesh, for use in CABG, surgery. Our eSVS Mesh is a nitinol mesh sleeve that, when placed over a SVG during CABG surgery, is designed to improve the structural characteristics and long-term performance of the SVG. CABG surgery is one of the most commonly performed surgeries in the United States. In CABG procedures, surgeons harvest blood vessels, including the internal mammary artery from the chest wall and the saphenous vein from the leg, and attach the harvested vessels to bypass, or provide blood flow around, blocked coronary arteries. We believe the use of our eSVS Mesh with SVGs in CABG surgery will improve the long-term outcome of CABG procedures, including improved patency, and improved blood flow characteristics through the SVG, resulting in a reduced need for costly and potentially complicated reoperations or revascularization procedures.

        During February 2011, we completed an initial public offering ("IPO") of 2,062,500 shares of our common stock at a purchase price of $8.00 per share. All shares sold in the IPO were newly issued by the Company. Gross proceeds from the IPO were $16.5 million. After deducting the underwriting commissions and other expenses, we realized net proceeds of approximately $13.6 million. As additional consideration for this transaction, we issued options to purchase 103,125 shares of our common stock to the underwriters and their designees. These options have a five year term, an exercise price of $10.00 per share or 125% of the purchase price of shares sold in the IPO, and become exercisable on February 10, 2012, one year after the effective date of the IPO.

        In order to obtain authorization to apply the CE Mark to our product and begin sales in Europe, we conducted a 90 patient multi-center clinical trial outside the United States. The goals of this trial were to demonstrate that CABG surgery using our eSVS Mesh was not inferior as to either safety or effectiveness as compared to traditional CABG surgery. Based on early results from this trial we received our CE Mark in May 2010. In the trial, we evaluated the safety of our eSVS Mesh by comparing the rate of major adverse cardiac and cerebral events, or MACCE, 30 days following surgery for patients treated with our eSVS Mesh against the same rate reported in published literature for patients with traditional CABG surgery. We evaluated efficacy by comparing the patency of vessels treated with eSVS Mesh against the patency of untreated saphenous vein bypass vessels as measured by angiographic studies nine to 12 months following implant. The safety data from this trial has indicated that our eSVS Mesh and implant procedure do not result in an increase in patient complications during or for 30 days after surgery. However, the effectiveness data from the trial was inconclusive, primarily due to two complicating factors. First, one of the centers participating in the trial used implant methods incompatible with our eSVS Mesh. Second, the amount of reduction in the diameter of the SVGs, or downsizing, prescribed in our instructions for use and sizing tool was too aggressive, resulting in a higher than anticipated closure rate in SVGs utilizing the eSVS Mesh, particularly when our smallest device, 3.0 millimeters, was used. In response to this data, we have modified our instructions for use to provide clear direction on the surgical method to be used with our eSVS Mesh, discontinued the use of our 3.0 millimeter eSVS Mesh and reduced the amount of downsizing specified for other device sizes. We also exclude saphenous veins with walls thicker than 0.7 millimeters. We believe these steps will resolve the patency issues identified in the trial.

        We began marketing and commenced shipments of our eSVS Mesh in select international markets in June 2010. Our eSVS Mesh is a novel product and we are not aware of the establishment of any specific or supplemental reimbursements for our eSVS Mesh. Given the budgetary pressures in Europe, our sales to date have been limited. In November 2011 we commenced enrollments in our first post-market study of the eSVS Mesh in Europe. The intent of this study is to develop clinical data to further support the marketing and reimbursement of the eSVS Mesh.

        The FDA has reviewed and disapproved our most recent amendment to our application for an IDE to conduct a pivotal study of our eSVS Mesh in the U.S. in March 2011. At that time the FDA indicated that they intended to review our IDE information with outside experts before they provide further guidance to the Company. Due to internal delays, the FDA did not begin this review until August 2011. In September 2011 the FDA advised us that we have not provided sufficient data to support our request for an IDE for our eSVS Mesh. In response to this, we are pursuing a new feasibility trial in Europe based upon a protocol which incorporates additional guidance and requirements provided by the FDA. We are currently working through the ethics committee review and approval process at selected clinical study sites in Europe and expect to commence enrollment in the summer of 2012. Upon completion of this study, we expect to request an IDE for a pivotal study in the U.S. However, we could be delayed by adverse clinical results or regulatory complications, and we may never receive U.S. marketing approval.

        Since our inception, we have generated losses. From inception to March 31, 2012, we had an accumulated deficit of $25.6 million. We expect to continue to incur losses for the foreseeable future as we pursue the development and commercialization of our eSVS Mesh. Our activities from inception through the receipt of CE Mark approval for our eSVS Mesh in May 2010 consisted principally of acquiring product and technology rights, raising capital, performing research and development and conducting preclinical and clinical trials. Subsequently, our activities included commercialization efforts in select international countries which accepted the CE Mark.

        Successful completion of our development programs and, ultimately, our ability to generate revenues and attain profitable operations are dependent on future trends or events, including:

  •
  The availability of adequate reimbursement levels in each jurisdiction. The trend toward managed healthcare in the United States and other countries and legislation intended to reduce the cost of government insurance programs will significantly influence the purchase of healthcare services and products, and could result in lower or no reimbursement for our eSVS Mesh. If we are unable to obtain adequate reimbursement levels in a sufficient number of jurisdictions, our revenues and gross margins will be harmed.

  •
  The willingness of qualified distributors to agree to sell our eSVS Mesh in each of the markets in which we are approved. We have identified a number of independent distributors to conduct sales in Europe, and we have entered into agreements for distribution in Switzerland, Italy, Germany, Spain, Belgium, the Netherlands, Luxembourg and the United Kingdom and, subsequent to the end of the fiscal year, France. We have also entered into an agreement with an independent distributor to conduct sales in the United Arab Emirates. We may not be able to enter into additional distribution agreements on favorable terms or in a timely manner, which would harm our operating results.

  •
  Our ability to negotiate satisfactory pricing with qualified distributors. If we are unable to negotiate satisfactory pricing with qualified distributors in connection with their engagement, our revenues and gross margins will be harmed.

  •
  The pace at which we can train sales representatives of qualified distributors. We believe we have engaged and we intend to further engage distributors that have experienced sales representatives whom we expect to be able to train on the advantages and features of our eSVS Mesh in a timely manner. In addition, our clinical trial experience has shown that training of physicians can occur in a short period of time, normally less than two days, but may take longer.

  •
  Compliance with regulatory requirements for medical devices. These regulatory requirements are extensive, and we believe they will continue to expand. We expect a substantial amount of our expenses will be used for compliance with these regulatory requirements, including in connection with conducting clinical trials, regulatory submissions and ongoing compliance.

  •
  The level of acceptance of our eSVS Mesh in the marketplace. If our eSVS Mesh is unable to achieve market acceptance, our revenues will be limited.

Key Components of Our Results of Operations

Net Sales

        We received CE Mark approval in May 2010, and began marketing and commenced shipments of our eSVS Mesh in select European markets in June 2010. We sell our eSVS Mesh to distributors who in turn sell to hospitals and clinics. The pricing in all distributor agreements is denominated in U.S. dollars and provides for the transfer of title when we ship our eSVS Mesh to the distributors. We invoice shipping charges to our distributors and include them in net sales. We expense shipping costs at the time we report the related revenue and record them in cost of sales.

Cost of Sales

        We fabricate our eSVS Mesh both at our facility and at a contract manufacturer. We conduct final assembly and packaging at our facility. Our cost of sales consists primarily of purchased components, direct labor, allocated manufacturing overhead and royalties payable to Medtronic, Inc. ("Medtronic").

Research and Development Expenses

        Since our inception, we have focused our activities on the development of our eSVS Mesh. We expense both internal and external research and development costs as incurred. Research and development costs include the costs to design, develop, test, seek approval for and enhance our eSVS Mesh and production processes. Expenses related to research and development consist primarily of personnel costs, including salaries, benefits and stock-based compensation, product development, preclinical and clinical trials, professional service fees, materials and supplies and facilities-related costs. We expense amounts paid to obtain patents or acquire licenses, as the ultimate recoverability of the amounts paid is uncertain.

        While our research and development expenses to date have been focused on product development and evaluating the feasibility of our eSVS Mesh, we expect that a large percentage of our research and development expenses in the future will be incurred in support of our current and future clinical trials. These expenditures are subject to numerous uncertainties in timing and costs to complete. As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product applications or programs in order to focus our resources on more promising product applications. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a product. The cost of clinical trials may vary significantly over the life of the trial as a result of differences arising during the clinical trial, including:

  •
  the number of sites included in the clinical trials;

  •
  the length of time required to enroll suitable patient subjects;

  •
  the number of patients that participate in the clinical trials; and

  •
  the duration of patient follow-up.

        Our expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple clinical trial sites and, in for certain trials, contract research organizations, ("CRO"), which administer clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts and the achievement of milestones, such as number of patients enrolled. If timelines or contracts are modified based upon changes to the clinical trial design or scope of work to be performed, we modify our estimates of accrued expenses accordingly.

Selling, General and Administrative Expenses

        Our selling, general and administrative expenses consist primarily of salaries, benefits and other costs, including stock-based compensation, for our executive and administrative personnel; legal and other professional fees; travel, sales and marketing costs; insurance and other corporate costs. We have incurred a significant increase in selling, general and administrative expenses as a result of becoming a public company in February 2011. These increases have included increased costs for insurance, costs related to quarterly, annual and other periodic filings with the SEC and payments to outside consultants, lawyers and accountants. We have also incurred significant costs to comply with the corporate governance, internal controls and similar requirements applicable to public companies.

Milestone Expense

        As consideration for the purchase of the core intellectual property relating to our eSVS Mesh, we have agreed to pay Medtronic an aggregate of up to $15.0 million upon the achievement of certain sales milestones. The milestones and related payments consist of $5.0 million due on the one-year anniversary of the first commercial sale of our eSVS Mesh, $5.0 million due when our cumulative net sales reach $15.0 million and $5.0 million due when our cumulative net sales reach $40.0 million. We recorded our first commercial sale in June 2010 and recorded an expense for the first milestone obligation at that time.

Interest Income

        Interest income consists of interest earned on investments in bank certificates of deposits, money market funds, commercial paper and corporate debt.

Interest Expense

        Interest expense results primarily from interest associated with secured convertible notes in the aggregate principal amount of $3.0 million (the "Notes") issued to Kips Bay Investments, LLC ("KBI"). Our reported interest expense includes interest payable in cash based upon the stated rate in the Notes and the amortization of discount recorded on the Notes created by the allocation of a portion of the Note proceeds to the fair value of the stock purchase options granted in conjunction with the issuance of the Notes and due to the beneficial conversion feature specified in the Notes. Beneficial conversion feature accounting rules require the recognition of the intrinsic value of the conversion feature at the time of the Notes' issuance, which is then amortized as additional interest expense over the life of the Notes.

Critical Accounting Policies and Estimates

        Our management's discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments, including those described below. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and experiences may differ materially from these estimates.

        While our significant accounting policies are more fully described in Note 2 to our financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we use in the preparation of our financial statements.

Revenue Recognition

        We sell our eSVS Mesh to international distributors, which subsequently resell it to hospitals and clinics. We recognize revenue in accordance with generally accepted accounting principles as outlined in SEC Staff Accounting Bulletin No. 104, Revenue Recognition, and Accounting Standards Codification ("ASC") 605-10-S99; specifically, when persuasive evidence of an arrangement exists, delivery of goods occurs through the transfer of title and risks and rewards of ownership, the selling price is fixed or determinable and collectability is reasonably assured.

        We recognize revenue as products are shipped based on agreements with each of our distributors, which provide that title and risk of loss pass to the distributor upon shipment of the products to the distributor and do not provide the distributors a right of return.

Research and Development Expenses

        We expense research and development costs, including clinical trial costs, when incurred, consistent with the guidance of ASC 730, Research and Development. All of our clinical trials are performed at clinical trial sites and certain trials are administered by CROs. We accrue costs for clinical trials based on estimates of work performed under the contracts. Costs of setting up clinical trial sites are accrued immediately. Expenses related to clinical trials generally are accrued based on contracted amounts and the achievement of milestones, such as number of patients enrolled.

        All material clinical trial and CRO contracts are terminable by us upon written notice, and we are generally only liable for actual effort expended by the CROs and certain non-cancelable expenses incurred at any point of termination.

Stock-Based Compensation

        Stock-based incentive awards are accounted for under the provisions of FASB ASC 718, Compensation—Stock Compensation, which requires companies to measure and recognize the cost of employee and non-employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Compensation cost is recognized ratably using the straight-line attribution method over the expected vesting period, which is considered to be the requisite service period. In addition, we are required to estimate the amount of expected forfeitures when calculating the compensation costs, instead of accounting for forfeitures as they occur. All of our previously awarded options were classified as equity instruments and continue to maintain their equity classification.

        The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model with the assumptions described in the following sentences. Risk free interest rates are based upon U.S. Treasury rates appropriate for the expected term. Expected volatility and forfeiture rates are based on the volatility rates of a set of guideline companies, which consist of public and recently public medical technology companies. The assumed dividend yield is zero, as we do not expect to declare any dividends in the foreseeable future. The expected term is determined using the simplified method allowed by SEC Staff Accounting Bulletin No. 110. Prior to the completion of our initial public offering in February 2011, the fair value of our common stock was determined by our board of directors at each award grant date based upon a variety of factors, primarily the most recent purchase prices of our common stock issued to third parties in arms-length transactions, but also the progress of our product development, the progress of our preclinical and clinical testing and the risks associated with our business plan. If we had made different assumptions and estimates, the amount of our recognized and to be recognized stock-based compensation expense could have been materially different. We believe that we have used reasonable methodologies, approaches and assumptions in determining the fair market value of our common stock.

        We grant options to employees and non-employees, including members of our Scientific Advisory Board. Option grants to employees have a maximum term of ten years and generally vest over four years at the rate of 25% of the total shares underlying the option each year. Options granted to non-employees have a maximum term of ten years and generally vest over three years with 25% of the total shares underlying the option vesting on the date of grant and 25% of the total shares vesting in each of the next three years.

        Option grants to non-employees have been made in conjunction with and as sole consideration for their service as advisors to us. Certain of these advisors have also purchased shares of stock in our private placement offerings, but none beneficially owns 5% or more of our outstanding common stock. The fair value of options granted to non-employees is measured at each reporting date until the option, or respective portion of the option, vests and the expense recorded by us is updated accordingly. See Note 8 to our audited financial statements included elsewhere in this prospectus for additional information.

Results of Operations

Comparison of the Three Months Ended March 31, 2012 to Three Months Ended April 2, 2011 (in thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011	Percent Change
Net sales	$53	$110	(51.8)%
Cost of sales	(24)	(37)	(35.2)

Gross profit	29	73	(60.3)
Operating expenses:
Research and development	483	434	11.3
Selling, general and administrative	822	552	48.9

Total operating expenses	1,305	986	32.4
Other income (expense):
Interest income	5	4	25.0

Net loss	$(1,271)	$(909)	39.8%

        Cost of sales, research and development and selling, general and administrative expenses include non-cash stock-based compensation expense as a result of our issuance of stock options and restricted stock grants. We expense the fair value of equity awards over their vesting periods. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. The awards granted through March 31, 2012 vest upon time-based conditions. We expect to record additional non-cash compensation expense in the future, which may be significant. The following table summarizes the stock-based compensation expense in our statement of comprehensive income for the three months ended March 31, 2012 and April 2, 2011 (in thousands):

	Three Months Ended
	March 31, 2012	April 2, 2011
Cost of sales	$15	$9
Research and development	55	78
Selling, general and administrative	110	53

Total stock-based compensation	$180	$140

  Net Sales and Gross Profit

        Our net sales declined to $53,000 in the first quarter of 2012, down from $110,000 in the first quarter of 2011. Our gross profit decreased to $29,000 in the first quarter of 2012 as compared with $73,000 during the first quarter of 2011. The decrease in net sales during the current quarter is due in part to limited reimbursements available to hospitals and the continuing effects of budget difficulties in certain European countries. We expect sales to continue at modest levels until additional clinical study data is available.

  Research and Development

        Our research and development expenses increased 11.3% from $434,000 in the three months ended April 2, 2011 to $483,000 for the three months ended March 31, 2012. This increase results primarily from costs incurred for the enrollment and follow-up of patients participating in our European post-market studies and from costs incurred in conjunction with recruiting study sites for our upcoming feasibility trial.

  Selling, General and Administrative

        Selling, general and administrative ("SG&A") expenses increased 48.9% from $552,000 to $822,000 in the three months ended April 2, 2011 and March 31, 2012, respectively. This increase was caused by a combination of factors, which include increased costs for expanding our management team, professional service fees and compliance costs associated with becoming a public company in February 2011, and costs incurred to support our commercial sales activity. The increased costs related to the expansion of our management team, both as part of becoming a public company and to support our commercial sales, included approximately $57,000 of increased stock-based compensation costs in the first quarter of 2012. We expect SG&A expenses to remain relatively stable as we continue to pursue our international sales and marketing efforts.

  Interest Income

        Interest income increased to $5,000 in the three months ended March 31, 2012 from $4,000 for the three months ended April 2, 2011. This increase results from the increase in our cash, cash equivalents and short-term investments related to the receipt of the net proceeds from our IPO in February 2011.

Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010 (in thousands)

	Year Ended December 31,
			Percent Change
	2011	2010
Net sales	$252	$223	13.0%
Cost of sales	(91)	(77)	18.2

Gross profit	161	146	10.3
Operating expenses:
Research and development	1,675	2,521	(33.6)
Selling, general and administrative	2,755	1,326	107.8
Milestone expense	—	5,000	—

Total operating expenses	4,430	8,847	(49.9)
Other income (expense):
Interest income	19	12	58.3
Interest expense	—	(1)	—
Realized gain on sale of short-term investment	—	46	—
Change in fair value of investor stock purchase option	—	(2,290)	—

Net loss before income tax	$(4,250)	$(10,934)	(61.1)%

        Cost of sales, research and development expenses and selling, general and administrative expenses include non-cash stock-based compensation expense as a result of our issuance of stock options and restricted stock grants. We expense the fair value of equity awards over their vesting periods. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. The equity awards granted through December 31, 2011 vest upon time-based conditions. We expect to record additional non-cash compensation expense in the future, which may be significant. The following table summarizes the stock-based compensation expense in our statements of operations for the years ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2011	2010
Cost of sales	$46	$12
Research and development	153	520
Selling, general and administrative	293	93

Total stock-based compensation	$492	$625

Net Sales and Gross Profit

        Our net sales increased to $252,000 in 2011, an increase of 13.0% from $223,000 in 2010. Our gross profit increased to $161,000 in 2011, an increase of 10.3% from $146,000 in 2010. The increase in net sales and gross profit in 2011 results from having a full year of sales compared with 2010 in which we commenced commercial sales of our eSVS Mesh in June 2010. We expect sales to continue at modest levels until additional clinical study data is available.

Research and Development

        Our research and development ("R&D") expenses decreased 33.6% from $2.5 million in the year ended December 31, 2010 to $1.7 million for the year ended December 31, 2011. This decrease was driven by significant activities, which were substantially completed in 2010, including product development for our eSVS Mesh, the follow-up from our international feasibility trial, as well as the effects of the decline in the market value of our common stock during 2011 on the value of and recorded expense for unvested stock options awarded to non-employees. These changes caused decreases of approximately $465,000, $70,000 and $340,000, respectively. These decreases were partially offset by costs associated with the initiation of our European post-market studies, which began enrolling patients in November 2011. We expect that our research and development costs will increase to prior year levels now that our European post-market studies have begun to enroll patients and given that we expect to begin enrollments in a European feasibility study during the summer of 2012.

Selling, General and Administrative

        Selling, general and administrative expenses increased 107.8% from $1.3 million in the year ended December 31, 2010 to $2.8 million in the year ended December 31, 2011. These increases were driven primarily by an additional $465,000 of costs incurred in conjunction with becoming a public company in February 2011. In addition, we expanded our management team to support both the requirements associated with being a public company and to support our commercial sales activity. Increased costs related to the expansion of our management team and sales & marketing were approximately $530,000 and $284,000, respectively. We expect SG&A expenses to increase modestly as we continue our international sales and marketing efforts.

Milestone Expense

        Our milestone expense for the year ended December 31, 2010 was $5.0 million. We recorded this milestone expense in conjunction with the first commercial sale of our eSVS Mesh and it represents the first sales milestone under our Assignment and License Agreement with Medtronic. Under the provisions of this agreement, the payment of this milestone was due on the first anniversary of our first commercial sale of the eSVS Mesh, or June 2011, and was paid at that time. No additional milestones under the Assignment and License Agreement were attained in 2011.

Interest Income

        Interest income increased from $12,000 in the year ended December 31, 2010 to $19,000 in the year ended December 31, 2011. The increase resulted from the investment of the net proceeds from our February 2011 IPO partially offset by declines in short-term interest rates from 2010 to 2011.

Change in Fair Value of Investor Stock Purchase Option

        The change in fair value of investor stock purchase option was a loss of $2.3 million in 2010. This loss resulted from a modification to the second Kips Bay Investments, LLC ("KBI") stock purchase option, which resulted in an increase in the estimated fair value of the option of $2.3 million. KBI exercised this option in February 2010.

Comparison of the Year Ended December 31, 2010 with the Year Ended December 31, 2009 (in thousands)

	Year Ended December 31,
			Percent Change
	2010	2009
Net sales	$223	$—	—
Cost of sales	(77)	—	—

Gross profit	146	—	—
Operating expenses:
Research and development	2,521	3,004	(16.1)%
Selling, general and administrative	1,326	779	70.2
Milestone expense	5,000	—	—

Total operating expenses	8,847	3,783	133.9
Other income (expense):
Interest income	12	17	(29.4)
Interest expense	(1)	(181)	—
Realized gain on sale of short term investment	46	—
Change in fair value of investor stock purchase option	(2,290)	610	—

Net loss before income tax	$(10,934)	$(3,337)	227.7%

        Cost of sales, research and development expenses and selling, general and administrative expenses include non-cash stock-based compensation expense as a result of our issuance of stock options. We expense the fair value of stock options over their vesting periods. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. The awards granted through December 31, 2010 vest upon time-based conditions. We expect to record additional non-cash compensation expense in the future, which may be significant. The following table summarizes the stock-based compensation expense in our statements of operations for the years ended December 31, 2010 and 2009 (in thousands):

	Year Ended December 31,
	2010	2009
Cost of sales	$12	$—
Research and development	520	390
Selling, general and administrative	93	47

Total stock-based compensation	$625	$437

Research and Development

        Our research and development ("R&D") expenses decreased 16.1% from $3.0 million in the year ended December 31, 2009 to $2.5 million for the year ended December 31, 2010. This decrease was driven by decreases in expenses related to our international feasibility trial, which completed enrollment in July 2009, and product development and testing related to our eSVS Mesh of $420,000 and $243,000, respectively. We began commercial sales of our eSVS Mesh in June 2010, and in conjunction with the start-up of commercial manufacturing, certain costs associated with personnel and facilities previously included in R&D were moved to manufacturing. This change resulted in a further decrease in R&D expenses of $248,000. These decreases were partially offset by increases in preclinical testing and stock-based compensation expenses of $310,000 and $130,000, respectively.

Selling, General and Administrative

        Selling, general and administrative expenses increased 70.2% from $779,000 in the year ended December 31, 2009 to $1.3 million in the year ended December 31, 2010. This increase was primarily due to a $301,000 increase in salaries and benefits and a $45,000 increase in stock-based compensation costs, both related to the expansion of our management team, and an $89,000 increase in accounting and professional fees related to preparing the audited financial statements for our initial public offering. Prior to this offering, our financial statements were not audited. Sales and marketing travel and related costs were also higher by $144,000 as a result of commercialization activities we commenced after our receipt of the CE Mark for our eSVS Mesh in May 2010. These increases were partially offset by a decrease of $67,000 related to the termination in July 2009 of a temporary consultant who performed marketing related work.

Milestone Expense

        Our milestone expense for the year ended December 31, 2010 was $5.0 million. We recorded this milestone expense in conjunction with the first commercial sale of our eSVS Mesh and it represents the first sales milestone under our Assignment and License Agreement with Medtronic. Under the provisions of this agreement, the payment of this milestone was due on the first anniversary of our first commercial sale of the eSVS Mesh, or June 2011, and was paid at that time.

Interest Income

        Interest income decreased from $17,000 in the year ended December 31, 2009 to $12,000 in the year ended December 31, 2010. Our interest income decreased due to the decline in rates paid on money market accounts, in which our cash and cash equivalents are primarily invested, offsetting the increase in our available cash and cash equivalents.

Interest Expense

        Interest expense declined from $181,000 in the year ended December 31, 2009 to $1,000 in the year ended December 31, 2010. The Notes were converted into shares of common stock in February 2009, which eliminated all debt from our balance sheet. The year ended December 31, 2009 included two months of interest expense and the write-off of $138,000 of unamortized discount on the Notes at the time of their conversion.

Change in Fair Value of Investor Stock Purchase Option

        The change in fair value of investor stock purchase option was a loss of $2.3 million in the year ended December 31, 2010, as compared to a gain of $610,000 in the year ended December 31, 2009. The loss in the year ended December 31, 2010 resulted from a modification to the second KBI stock purchase option, which resulted in an increase in the estimated fair value of the option of $2.3 million. KBI exercised this option in February 2010.

Income Taxes

        Since inception, we have incurred operating losses and, accordingly, have not recorded a provision for income taxes for any of the periods prior to the current year. The state of Minnesota enacted a change to their tax code which made the Minnesota Research and Tax Credit a refundable credit for fiscal years starting on or after January 1, 2010. Based upon our research and development costs which qualify under the Minnesota tax code, we recorded an income tax benefit of $0 and $42,000 for the years ended December 31, 2011 and 2010, respectively.

        As of December 31, 2011, we had net operating loss carryforwards for federal and state income tax purposes of approximately $13.5 million. We also had federal research and development tax credit carryforwards of approximately $230,000. If not utilized, the federal net operating loss and tax credit carryforwards will begin to expire in 2027. Utilization of net operating loss and credit carryforwards may be subject to a substantial annual limitation due to limitations provided by the Internal Revenue Code of 1986, as amended, that are applicable if we experience an "ownership change" that may occur, for example, as a result of our initial public offering of common stock in February 2011 aggregated with certain other sales of our stock before or after this offering. If not utilized, the state net operating loss carryforwards will begin to expire in 2022. The annual limitation may result in the expiration of our net operating loss and tax credit carryforwards before they can be used.

Liquidity and Capital Resources

	December 31,
			As of March 31, 2012
	2010	2011
Cash and cash equivalents	$3,548	$6,211	$2,780
Short-term investments	236	2,957	5,120
Working capital	(18)	9,940	8,887
(In thousands)

				Three Months Ended
	Year Ended December 31,
				April 2, 2011	March 31, 2012
Cash Flow Data	2009	2010	2011
Cash provided by (used in):
Operating activities	$(3,382)	$(4,378)	$(8,105)	$(215)	$(1,233)
Investment activities	(840)	471	(2,952)	(3)	(2,198)
Financing activities	5,748	4,986	13,720	13,632	—

Net increase (decrease) in cash and cash equivalents	$1,526	$1,079	$2,663	$13,414	$(3,431)

  Cash and Cash Equivalents

        Our total cash resources, including short-term investments, as of March 31, 2012 were $7.9 million. As of March 31, 2012, we had $237,000 in current liabilities and $8.9 million net working capital. Our total cash resources, including short-term investments, as of December 31, 2011 were $9.2 million compared to $3.8 million as of December 31, 2010. As of December 31, 2011, we had $260,000 in current liabilities and $9.9 million in net working capital. As of December 31, 2010, we had $5.7 million in current liabilities and an $18,000 net working capital deficit. The increase in our total cash resources and reduction in current liabilities resulted from the net proceeds of our February 2011 IPO, partially offset by cash used in operations for 2011.

        As we continue to pursue regulatory approvals, continue the process of commercialization in international markets, develop our manufacturing capabilities and develop additional applications for our eSVS Mesh, we expect to continue to incur substantial and increasing losses, which will continue to generate negative net cash flows from operating activities.

        Prior to our IPO, we had funded our operations primarily through private sales of common stock and convertible debt. As of December 31, 2010, we had received net proceeds of approximately $12.6 million from the sale of equity securities, and net proceeds of approximately $3.0 million from the issuance of the Notes, all of which have been converted into common stock.

        In the IPO, we sold 2,062,500 shares of common stock receiving net proceeds of $13.6 million. We intend to use the net proceeds from our IPO to seek regulatory approval to market our technology in the United States which will require human clinical trials, to expand regulatory approval abroad, to develop and test additional applications of our eSVS Mesh and for working capital and general corporate purposes.

        On October 24, 2011, we entered into a common stock purchase agreement (the "Purchase Agreement") with Aspire Capital Fund, LLC, an Illinois limited liability company ("Aspire Capital"), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of shares of our common stock (the "Purchase Shares") over a three year period at purchase prices determined in accordance with the Purchase Agreement. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, dated as of October 24, 2011, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended, the sale by Aspire Capital of the shares of our common stock that have been and that may be issued to Aspire Capital under the Purchase Agreement. We agreed to file the initial registration statement with the SEC on or before November 21, 2011. This registration statement was declared effective by the SEC on January 26, 2012. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 378,788 shares of our common stock as a commitment fee (the "Commitment Shares").

        As of the date of this prospectus, a total of 478,788 shares of common stock, including the Commitment Shares, have been issued to Aspire Capital pursuant to the Purchase Agreement.

        Upon the effectiveness of the registration statement, of which this prospectus is a part, we intend to terminate the Purchase Agreement, thereby ceasing our ability to sell any additional shares of common stock to Aspire Capital.

        In the future, we may seek, or have a need, to raise additional funds through various sources, such as equity and debt financings, or through strategic collaborations and license agreements. We cannot assure that we will be able to secure such additional sources of funds to support our operations, or if such funds are available to us, that such additional financing will be sufficient to meet our needs. We expect that the proceeds from the IPO will be sufficient to fund our planned operations for at least the next 12 months, and we have no current intention to enter into a credit facility or loan agreement. We do not anticipate any adverse effects stemming from the lack of available credit facilities at this time.

  Net Cash Used in Operating Activities

        Net cash used in operating activities was $1.2 million and $215,000 in the three months ended March 31, 2012 and April 2, 2011, respectively. The net cash used in each of these periods primarily reflects the net loss for those periods, offset in part by depreciation, non-cash stock-based compensation and the effects of changes in operating assets and liabilities.

        Net cash used in operating activities was $8.1 million in 2011, $4.4 million in 2010 and $3.4 million in 2009. The net cash used in each of these periods primarily reflects the net loss for those periods, offset in part by depreciation, non-cash stock-based compensation, changes in the fair value of the KBI stock purchase option liability and the effects of changes in operating assets and liabilities.

  Net Cash Provided by (Used in) Investment Activities

        Net cash used in investment activities was $2.2 million and $3,000 in the three months ended March 31, 2012 and April 2, 2011, respectively. Cash used in investment activities is related primarily to the purchase of short-term investments and capital equipment, partially offset by the sales and maturities of short-term investments.

        Net cash (used in) provided by investment activities was ($3.0) million in 2011, $471,000 in 2010 and ($840,000) in 2009. Cash used in or provided by investment activities is related to purchases and sales of short-term investments and purchases of property and equipment.

  Net Cash Provided by Financing Activities

        Net cash provided by financing activities was zero and $13.6 million in the three months ended March 31, 2012 and April 2, 2011, respectively. Net cash provided by financing activities in the first quarter of 2011 was attributable to proceeds from our initial public offering.

        Net cash provided by financing activities was $13.7 million in 2011, $5.0 million in 2010 and $5.7 million in 2009. Net cash provided by financing activities was primarily attributable to proceeds from our initial public offering, issuances of the Notes and private sales of our common stock.

  Capital Requirements

        We expect to incur substantial expenses and generate significant operating losses as we continue to execute our business strategy including:

  seeking an IDE approval from the FDA to begin clinical trials in the United States;

  commercializing our eSVS Mesh in select European and other markets;

  obtaining regulatory approval and commercializing our eSVS Mesh in the United States;

  conducting clinical trials to expand indications for our eSVS Mesh;

  hiring additional personnel for managerial, research and development, operations and other functions;

  expanding our facilities to increase our manufacturing and development capabilities; and

  implementing new operational, financial and management systems to comply with SEC requirements.

        Our future capital uses and requirements depend on numerous forward-looking factors. These factors include the following:

  our ability to demonstrate the safety and effectiveness of our eSVS Mesh;

  the selling price of our eSVS Mesh to distributors and the price that distributors charge hospitals;

  the rate of progress in establishing reimbursement arrangements with third-party payors;

  the effect of competing technological and market developments;

  the cost and delays in product development that may result from changes in regulatory oversight applicable to our eSVS Mesh;

  the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

  the cost of expanding our commercial operations, including our selling and marketing efforts;

  our ability to establish and maintain effective relationships with independent distributors;

  the rate at which physicians adopt our eSVS Mesh for use in CABG surgery; and

  the progress of preclinical and clinical trials required to support our applications for regulatory approvals, including our human clinical trials in the United States.

        We expect the proceeds of this offering, together with our existing resources as of the date of this prospectus, to be sufficient to fund our planned operations for at least the next 12 months. However, we may require significant additional funds earlier than we currently expect in order to conduct additional clinical trials to obtain regulatory approvals of our eSVS Mesh. To the extent that we raise additional capital through the sale of equity or convertible debt securities, stockholders' interests will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. Any of these events could adversely affect our ability to achieve our product development and commercialization goals and harm our business.

        If adequate funds are not available, we may be required to terminate, significantly modify or delay our development programs, reduce our planned commercialization efforts, or obtain funds through collaborators that may require us to relinquish rights to our technologies or product candidates that we might otherwise seek to develop or commercialize independently. We may elect to raise additional funds even before we need them if the conditions for raising capital are favorable.

Contractual Obligations, Commitments and Contingencies

        To date, we have not entered into long-term minimum purchase commitments with suppliers. Our principal commitments consist of obligations relating to our international clinical trial and obligations under the lease for our facility in Minneapolis, Minnesota, and certain office equipment.

        The following table summarizes our outstanding contractual obligations as of March 31, 2012:

	Total	Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Operating lease obligations(1)	$228	$84	$144	$—	$—
Supplier agreements(2)	143	143	—	—	—

Total	$371	$227	$144	$—	$—

(1)
The operating lease obligation for our corporate facilities ends September 30, 2014.

(2)
The amount presented reflects the undelivered portion of outstanding purchase orders with one of our key suppliers. To date we have not entered into any long term supply agreements with any of our vendors. As of March 31, 2012, remaining outstanding purchase orders were not significant.

Royalty Payments

        The core intellectual property relating to our eSVS Mesh, including five patent applications pending in the United States and nine patent applications pending in countries outside the United States, was sold to us by Medtronic, Inc. pursuant to an Assignment and License Agreement dated October 9, 2007. Pursuant to the Assignment and License Agreement, Medtronic also sold to us intellectual property relating to a brushed ePTFE vascular graft, or the Brushed Graft Product. Currently, such intellectual property is embodied in two patents and four pending patent applications in the United States, and one patent and four pending patent applications in countries outside the United States.

        As consideration for the sale of intellectual property relating to the eSVS Mesh and the Brushed Graft Product and other rights granted by the Assignment and License Agreement, we have agreed to pay Medtronic an aggregate of up to $20.0 million upon the achievement of certain sales milestones relating to our eSVS Mesh and the Brushed Graft Product, and a royalty of 4% on sales of our eSVS

Mesh and any future sales of the Brushed Graft Product. This royalty will terminate upon the earlier of the expiration of all of the patents and patent applications, or when the aggregate royalties paid reach $100.0 million. As of March 31, 2012, we have paid the first $5.0 million milestone payment and have recorded royalty expense of $2,000, $10,000 and $9,000 for the three months ended March 31, 2012 and years ended December 31, 2011 and 2010, respectively.

        The original eSVS Mesh technology was developed at the University of Cape Town, South Africa. On June 12, 2003, Medtronic, the University of Cape Town and a professor at the University of Cape Town entered into a Research and Scientific Collaboration Agreement, pursuant to which the University of Cape Town assigned to the professor all its ownership rights in the eSVS Mesh technology and any patents that may arise therefrom, subject to the South African Exchange Control approval process. Prior to receipt of such approval, the professor and other researchers assigned to Medtronic all their ownership rights in the eSVS Mesh patents and technology, and Medtronic subsequently granted us an irrevocable, exclusive license of the eSVS Mesh patents and technology pursuant to the Assignment and License Agreement until the South African Exchange Control approval process could be completed. On or about November 8, 2007, the South African Federal Reserve Bank approved the Research and Scientific Collaboration Agreement, and on August 26, 2008, Medtronic assigned the patents relating to the eSVS Mesh to us in fulfillment of its obligations under the Assignment and License Agreement.

        Any or all licenses granted to us pursuant to our agreement with Medtronic may be terminated and potentially all of the core intellectual property and patent rights related to our eSVS Mesh will revert to Medtronic, upon notice by Medtronic, if we become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of our business. In addition, Medtronic may terminate the license to the platelet-poor plasma if we determine to cease commercializing the Brushed Graft Product. Medtronic may also cause the core intellectual property and patent rights related to our eSVS Mesh to revert to Medtronic if we determine to cease commercializing our eSVS Mesh. The agreement with Medtronic does not define what constitutes "commercializing" for these purposes.

Off-Balance Sheet Arrangements

        Since inception, we have not engaged in any off-balance sheet activities as defined in Regulation S-K Item 303(a)(4).

 BUSINESS

Overview

        We are a medical device company focused on developing, manufacturing and commercializing our external saphenous vein support technology, or eSVS Mesh for use in coronary artery bypass surgery ("CABG") surgery. Our eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft ("SVG") during CABG surgery, is designed to improve the structural characteristics and long-term performance of the vein graft. CABG is one of the most commonly performed cardiac surgeries in the world; according to the Cleveland Clinic, each year, over 800,000 CABG surgeries are performed worldwide.

        In CABG procedures, surgeons harvest blood vessels, including the internal mammary artery from the chest and the saphenous vein from the leg, and attach the harvested vessels to bypass, or provide blood flow around, blocked coronary arteries. The effectiveness of the procedure, however, is often limited by the failure rate of SVGs, which has been shown in various studies to range from 7% to 26% one year after surgery and 39% ten years after surgery. Failure of these grafts, typically evidenced by partial or complete blockage and reduced or stopped blood flow, can lead to the need for further coronary interventions up to and including additional CABG procedures. We believe the use of our eSVS Mesh with SVGs in CABG surgery can improve the long-term outcomes of CABG procedures by preventing the expansion, or dilation, of the SVG and preventing the resulting injury in order to maintain the openness, or patency, of and improving blood flow through the SVG. The result would be a reduced need for costly, potentially complicated reoperations or revascularization procedures and an improved patient quality of life.

        Our eSVS Mesh is placed over the SVG during CABG surgery and is designed to constrict the vein and prevent expansion of the vein graft and resulting injury due to increased pressure. The constriction of the vein graft also causes the diameter of the graft, or lumen, to more closely match the diameter of the target coronary artery to which it is attached, thereby reducing blood flow disruption. Our eSVS Mesh is designed for quick deployment and is compatible with most current CABG surgery practices, including off-pump CABG, on-pump CABG and other less invasive methodologies. In addition, nitinol is commonly used in many other implantable medical devices.

        Physicians and patients may select among a variety of treatments to address coronary artery disease ("CAD") including pharmaceutical therapy, balloon angioplasty, stenting with bare metal or drug-eluting stents, and CABG procedures, with the selection often depending upon the health of the individual patient, the stage of the disease and the presence of comorbidities such as valvular disease or heart failure, etc. The SYNTAX study, comparing CABG and implantation of drug-eluting stents, found that CABG is the more effective long-term treatment for CAD in patients with CAD in the left main coronary artery or in three or more coronary arteries, achieving the best long-term patient outcomes as measured by the composite rate of survival, myocardial infarction (heart attack), stroke or the need for re-intervention 12 to 36 months after surgery. Moreover, patients with severe and multi-vessel coronary artery disease often cannot be effectively treated with methods other than CABG. The prevalence of coronary artery disease and the success rates for CABG procedures versus other treatments for coronary artery disease has made CABG surgery one of the most commonly performed surgeries in the United States. It is generally accepted that the increased incidence and prevalence of diabetes, obesity, combined with aging populations and other environmental factors will mean that the addressable pool of patients eligible for CABG surgery will continue to endure into the future.

        According to results published in the European Journal of Cardio-Thoracic Surgery in 2009, each CABG procedure involves an average of 3.3 bypass grafts. In CABG procedures, the left internal mammary artery ("LIMA") is generally used for the first graft, generally to the left anterior descending artery ("LAD"), and saphenous veins are used for any remaining grafts. SVGs fail more frequently than LIMA grafts due to differences in structure and size of SVGs as compared to LIMA grafts.

Unlike the LIMA, which is a thick-walled artery intended to handle the high pressure blood flow from the heart, saphenous veins are thin-walled vessels that are intended for a low-pressure venous environment. Saphenous veins are also typically larger than the coronary arteries to which they are attached and this difference in size disrupts blood flow, adding stress to the vessel wall and increasing the risk of thrombosis, or blood clotting. When the vein grafts used to bypass a blocked artery are exposed to the high pressure of arterial flow, there is significant stress on the thin wall of the veins. The vein responds to this injury by causing its inner walls to thicken, decreasing the inner diameter of the graft and often leading to failure of the bypass graft.

        We are currently pursuing a feasibility trial in Europe. This trial is a multi-center, randomized study of external saphenous vein support using our eSVS Mesh in CABG Surgery and is titled the "eMESH I" study. The objective of this study is to demonstrate the initial safety and performance of our eSVS Mesh for use as an external SVG support device during coronary artery bypass procedures sufficient to allow the FDA to approve an investigational device exemption ("IDE") for a pivotal study in the U.S. We are currently working through the ethics committee review and approval process at our selected study sites in Europe. We expect to enroll up to 120 patients at eight European sites for this study. The primary safety endpoint is the 30 day rate of MACE, defined as the rate of the composite of total mortality, myocardial infarction (heart attack), and/or coronary target vessel revascularization (percutaneous coronary intervention or CABG) within 30 days of the procedure. The primary efficacy endpoint is the angiographic patency rate of the enrolled grafts, where patency is defined as less than 75% stenosis, or blockage, of the SVG at six months. Upon completion of the feasibility study, we expect to request an IDE for a pivotal study in the U.S.

        In April 2012, we provided additional information on our eSVS Mesh to the FDA under a Pre-IDE submission to answer questions raised by the FDA in their disapproval of our last amendment to our application for an IDE to conduct a pivotal trial in the U.S. If the FDA finds this additional information adequately responsive to its questions, we intend to file an IDE submission requesting the approval of the addition of four U.S. hospitals to the feasibility study described above. As of the date of this prospectus, we have not yet received the FDA's response to our April 2012 Pre-IDE submission.

        In November 2011, we commenced enrollments in our first post-market study intended to support our international reimbursement and marketing activities with a clinical evaluation of the short-term (three to six months) and long-term (two years) post-implant patency of our eSVS Mesh in the treatment of SVGs used in CABG, as compared with prospective SVG CABG without our eSVS Mesh. We intend to enroll up to 200 patients in this post-market study. The post-market study will also assess long-term safety of our eSVS Mesh for a period of five years.

        In April 2012, we commenced enrollments in our second post-market study being performed at the University Hospital Basel, Clinic for Cardiac Surgery, in Basel, Switzerland. This study will be similar to our first post-market study except that patient follow-up will be more frequent (30 days, and six, 12 and 24 months after CABG) and graft patency will be evaluated with coronary angiograms performed at both the six and 24 month follow-up visits. We expect that this study will enroll up to 100 patients.

        We received our CE Mark in May 2010 based on data from angiographic studies nine to 12 months following surgery of the first 38 patients in the trial to complete such follow-up studies. Analysis of this data from these 38 patients showed that the patency of vessels treated with our eSVS Mesh was non-inferior to the patency of untreated saphenous vein bypass vessels. The final results of the trial, which included angiographic data for 73 patients, differed from the results for the first 38 patients and were inconclusive as to whether the patency of eSVS Mesh treated vessels was non-inferior to untreated vessels. Because our CE Mark submission was made pursuant to a protocol accepted by all participating clinical study sites and their respective Competent Authorities (government or government-appointed agencies in charge of approving medical device clinical studies prior to enrollment in such a study), and device and procedure safety have been demonstrated (no increase in adverse events as compared to published literature for CABG surgery), the final results do not impact the status or validity of our CE Mark. We began marketing and commenced shipments of our eSVS Mesh in select European Union markets in June 2010 and in the United Arab Emirates in October 2010. Our primary markets continue to be in select European countries and the United Arab Emirates.

        See "Clinical Development of our eSVS Mesh" below for additional information.

Our Strategy

        Our objective is to achieve significant market adoption of our eSVS Mesh technology in CABG and other vascular applications. Key elements of our strategy to achieve this objective include the following:

  •
  Partner with Leading Medical Centers and Thought Leaders in the Industry.  Work with respected medical centers and key thought leaders to demonstrate and communicate the potential benefits of our eSVS Mesh. We have commenced post-market randomized studies in Europe and are currently pursuing a feasibility trial in Europe for the FDA. The data from this feasibility trial is intended to support our receipt of an IDE from the FDA to conduct a pivotal study for marketing approval in the U.S. The IDE approval from the FDA is required prior to our studying our eSVS Mesh clinically in the United States. We believe that it will be important to increase the awareness of our eSVS Mesh by collaborating with key opinion leaders at leading academic and medical institutions and supporting post-approval marketing studies outside of the U.S., and publication of peer-reviewed articles. We believe that we have formed strong relationships with surgeons at a growing number of University-based and private cardiovascular surgery centers.

  •
  Commercialize our eSVS Mesh in select European and other International markets.  We received CE Mark approval for our eSVS Mesh in May 2010. The CE Mark allows us to sell our eSVS Mesh for use in CABG procedures in 32 countries within the European Union, the European Economic Area, and the European Free Trade Association. We began marketing and commenced shipments of our eSVS Mesh in select European markets in June 2010 and in the United Arab Emirates in October 2010. Since we received our CE Mark in May 2010, we estimate that there have been in excess of 350 implants of our eSVS Mesh. We have engaged independent distributors for the United Arab Emirates and a number of European countries, including Switzerland, Italy, Spain, Belgium, the Netherlands, Luxembourg, the UK, Ireland, Greece, Denmark, Sweden, Norway, Turkey, Germany and France. We believe that we have engaged independent distributors experienced in their respective European markets to promote and sell our eSVS Mesh. Concurrent with this effort, we have also engaged independent distributors in non-European countries and have commenced activities to seek regulatory approval to begin marketing in other international markets.

    Obtain regulatory approval and commercialize our eSVS Mesh in the United States.    We are pursuing a new feasibility trial in Europe based upon a protocol which incorporates additional guidance and requirements provided to us by the FDA. In November 2011, we began the process of identifying study sites and we are currently working through the ethics committee review and approval process at several widely respected medical centers in Europe. We expect to commence enrollment in the summer of 2012. Upon completion of the feasibility study, we expect to request an IDE to conduct a pivotal study in the U.S. In the U.S., a pivotal study is required to develop the clinical data to support an application for PMA approval from the FDA. If we receive the necessary regulatory approval, we plan to commercially introduce our eSVS Mesh in the United States through independent distributors with access to key CABG centers and key physicians. However, we could be delayed by adverse clinical results or regulatory complications, and we may never receive U.S. marketing approval.

    In April 2012, we provided additional information on our eSVS Mesh to the FDA under a Pre-IDE submission. This Pre-IDE submission allows the FDA to determine if the additional information gathered by us is adequateto answer questions raised by the FDA in their disapproval of the last amendment to our application for an IDE in March 2011. If the FDA finds this additional information adequately responsive to its questions, we intend to file an IDE application requesting the approval of the addition of four U.S. hospitals to the feasibility study described above. As of the date of this prospectus, we have not yet received the FDA's response to our April 2012 Pre-IDE submission.

CABG Surgery

        Coronary artery bypass grafting involves the construction of an alternative path to bypass a narrowed or occluded coronary artery and restore blood flow from the aorta to an area past the blockage. This procedure is generally accomplished by harvesting and using saphenous veins from the patient's leg and the LIMA from the chest as bypass grafts. Most commonly, the LIMA is utilized for bypassing blockages in the left anterior descending artery ("LAD") of the heart, while saphenous veins are utilized for bypassing blockages in other coronary arteries.

        For SVGs, one end of the harvested vessel is then generally attached to the aorta for blood inflow, and the opposite end is attached to the target coronary vessel. If a mammary artery is used as the bypass graft, it must be dissected from the chest wall, leaving one end in place on the aorta, while the opposite end is attached to the target vessel, providing uninterrupted blood flow from the arterial circulation. Once in place, these grafts provide blood flow to bypass the narrowed or occluded portion of the coronary artery. The following diagram illustrates the use of the internal mammary artery graft and SVGs in CABG surgery:

Current Disadvantages of Saphenous Vein Grafts

        Since its first successful use in the 1960's, the SVG has been one of the most commonly used conduits in CABG surgery. Some of the main advantages of using the saphenous vein include its ease of accessibility, its ease of handling, and the number of grafts, typically three, that can be constructed from a single vein. Despite these advantages and the widespread use of saphenous veins in CABG surgery, several issues have been identified, such as:

  •
  Pressure normally exerted on veins is much lower than the pressure on arteries. Arterial pressure is normally 80-120 mm Hg while central venous pressure is normally about 3-7 mm Hg.

  •
  Veins do not have the strong muscular wall seen in arteries. Therefore, when placed under higher arterial pressures, the veins typically dilate, or expand.

  •
  Veins have large lumens as compared to arteries, resulting in a mismatch of lumen diameters when an SVG is connected to a coronary artery. This size mismatch may result in slow, sluggish blood flow in the vein graft with more stress placed on the wall of the vein due to blood volume.

        The higher pressure of arterial blood flow and the size mismatch that results when a saphenous vein is used as a graft in CABG surgery often cause the vein to expand, damaging the lining of the vein. The vein responds to this damage by causing its walls to thicken in a manner that often leads to failure of the bypass graft. Smooth muscle cells proliferate in the middle layer of the vein wall and migrate to the inner surface of the vein in a process known as neointimal hyperplasia. The resulting accumulation of activated smooth muscle cells secrete inflammatory and growth factors leading to a stenotic build-up, or constriction and narrowing of the graft, and graft failure over time. The failure rate of SVGs in CABG procedures is well documented in the scientific literature. A sampling of data from some of the larger benchmark studies is provided below:

Saphenous Vein Graft Failure Rates

		1 Year		5 Year*		10 Year*
Year	Author	Number of Patients	Failure Rate	Number of Patients	Failure Rate	Number of Patients	Failure Rate
1984	Barner, et al.	248	7%	112	26%	—	—
1996	Fitzgibbon, et al.	3,993	19%	1,978	25%	—	—
2004	Goldman, et al.	660	8%	336	25%	368	61%
2005	Alexander	2,000	26%	—	—	—	—
2009	Puskas, et al.	183	18%	—	—	—	—

*
Five and ten year data is not available for those studies for which data is not presented in these columns.

        Failure of these grafts typically evidenced by partial or complete blockage and reduced or stopped blood flow, can lead to chest pain or angina, congestive heart failure, irregular heartbeat, myocardial infarction, revascularization or death. A repeat of a CABG procedure to repair a failing or failed graft is a technically more difficult procedure with mortality rates three to five times higher than the original CABG procedure.

eSVS Mesh—Our Solution

        Our eSVS Mesh is designed to address the limitations of unsupported SVGs by providing the vein graft with physical attributes similar to those of an artery. Our eSVS Mesh is designed to strengthen the SVG, thereby preventing expansion of the vein graft and resulting injury due to increased pressure. Our eSVS Mesh is a highly flexible, semi-compliant, kink-resistant, extra-vascular tubular prosthesis made of knitted nickel/titanium, or nitinol, wire mesh. Our eSVS Mesh is designed to be fitted like a sleeve over vein grafts.

        An artery has a thick muscular wall to handle higher pressures, and a relatively small lumen that produces higher blood velocities, offering less chance for blood to pool and clot. In contrast, a vein has a thinner, less muscular wall due to the lower pressures normally found in veins and a larger lumen designed to maintain these lower pressures. We believe that larger, thinner-walled veins will have greater potential benefit from our eSVS Mesh.

        Our eSVS Mesh is designed to provide the vein graft with physiological attributes similar to those of an artery by reducing the lumen diameter and strengthening the vessel wall. We believe the key benefits of our eSVS Mesh technology include:

  •
  Structural Support to Strengthen SVG.  Structural support provided by our eSVS Mesh is designed to inhibit vessel expansion and the resulting damage to the vessel when it is exposed to the significantly higher arterial pressures, which can prevent a thickening of the vessel wall over time, or hyperplasia, and resulting graft failure.

  •
  Innovative Design.  Our eSVS Mesh is designed to pulse, or "comply," as blood flows through the SVG in a manner similar to the typical compliance of an artery.

  •
  Improved Blood Flow.  Our eSVS Mesh is designed to reduce the diameter of the SVG. We refer to this as radial constriction. Radial constriction helps to insure that the inside diameter of the graft, or lumen, will be more consistent in size and more closely match the inside diameter of the target coronary artery to which it is attached, thereby increasing blood flow velocities and reducing the potential for clot formation.

  •
  Compatibility with Current CABG Procedures.  We believe that our eSVS Mesh is compatible with current CABG procedures, including on-pump or off-pump procedures, and open or endoscopic saphenous vein harvest methods. Except for the placement of our eSVS Mesh on the SVG, the surgical steps to use an SVG with our eSVS Mesh are the same as would be performed for any coronary artery bypass procedure utilizing unsupported SVGs. We do not expect, nor have we seen, a significant increase in CABG procedure time due to eSVS Mesh use.

        Our eSVS Mesh technology consists of the following:

  eSVS Mesh (25 cm length, and either 3.5, 4.0, or 4.5 mm in diameter);

  INTRODUCER for use in placing our eSVS Mesh on the saphenous vein (one for each diameter of our eSVS Mesh);

  SUTURE SNARE for use in loading our eSVS Mesh onto the saphenous vein; and

  SIZING TOOL for use in choosing the correct device size based on saphenous vein diameter.

Clinical Development of our eSVS Mesh

  European Post-Market Studies

        We are currently engaged in two post-market studies in Europe.

        The first study is a prospective, multi-center, randomized, controlled study enrolling patients with multi-vessel coronary artery disease who require CABG of the right coronary artery ("RCA") and the left circumflex artery ("LCX") due to atherosclerotic coronary artery disease. Patients will serve as their own control, meaning that they will receive one SVG treated with our eSVS Mesh and one untreated SVG. In addition, the use of the SVG treated with our eSVS Mesh will be randomized between the RCA and the LCX.

        The objective of this study is to support our international reimbursement and marketing activities with a clinical evaluation of the short (three to six months) and long-term (two years) post-implant patency of the eSVS Mesh in the treatment of SVGs used in CABG surgery as compared with prospective SVG CABG without the eSVS Mesh. Long-term safety out to five years will also be assessed.

        We intend to enroll up to 200 patients in this study at a maximum of six European hospitals. Clinical follow-up assessments consisting of a physical exam, laboratory testing, medication review, CT angiography for all enrolled patients will be performed at three or six months post procedure and coronary angiogram will be performed at 24 months. Additional yearly follow-ups through five years will be performed to assess safety.

        Our second study is being performed at the University Hospital Basel, Clinic for Cardiac Surgery, in Basel, Switzerland. This study is also designed to evaluate the patency of SVGs treated with the eSVS Mesh versus untreated SVGs 24 months after surgery. The study design is similar to the first study, except that patient follow-up will be more frequent (30 days and six, 12 and 24 months after CABG) and coronary angiograms will be performed at both the six and 24 month follow-up visits.

  Feasibility Trial for the FDA

        We are currently pursuing a feasibility trial in Europe. This trial is a multi-center, randomized study of external saphenous vein support using our eSVS Mesh in CABG Surgery and is titled the "eMESH I" study. The objective of this study is to demonstrate the initial safety and performance of our eSVS Mesh for use as an external SVG support device during coronary artery bypass procedures sufficient to allow the FDA to approve an IDE to conduct a pivotal study in the U.S. We are currently working through the ethics committee review and approval process at our selected study sites in Europe. We expect to enroll up to 120 patients at eight European sites for this study. The primary safety endpoint is the 30 day rate of MACE, defined as the rate of the composite of total mortality, myocardial infarction (heart attack), and/or coronary target vessel revascularization (PCI or CABG) within 30 days of the procedure. The primary efficacy endpoint is the angiographic patency rate of the enrolled grafts, where patency is defined as less than 75% stenosis, or blockage, of the SVG at six months.

        The protocol for this study was reviewed by the FDA and incorporates specific guidance provided by the FDA. As part of this study, each patient will be required to have two qualifying SVGs to be enrolled in the study. Additional SVGs are allowed but will not be included in the study evaluation. Each patient will serve as their own control, meaning that each study subject will be implanted with one SVG treated with our eSVS Mesh and one untreated SVG. The two SVGs must be pre-specified during the procedure and the graft treated with our eSVS Mesh will be randomized to either the RCA or the LCX system.

        Patients will be followed through hospital discharge, with additional follow-up visits at 30 days, three months, six months, one year and yearly thereafter through five years. Enrollment is expected to take between nine and 12 months to complete. Results through the six month follow-up visit will be submitted to the FDA as part of an application for an IDE to conduct a pivotal trial in the U.S.

  United States IDE Application

        In March 2011, the FDA completed its review and disapproved our most recent amendment to our application for an IDE to conduct a pivotal study of our eSVS Mesh in the U.S. At that time, however, the FDA indicated that they intended to review our IDE information with outside experts before they provide further guidance to us. Due to internal delays, the FDA did not begin this review until August 2011. In September 2011, the FDA advised us that we had not provided sufficient data to support our request for an IDE to conduct a pivotal study of our eSVS Mesh in the U.S.

        To respond to the FDA, we initiated the feasibility trial in Europe, discussed above, which is based upon a protocol that incorporates additional guidance and requirements provided to us by the FDA. Upon completion of this study, we expect to request an IDE to conduct a pivotal study in the U.S. The results from this pivotal study are intended to provide the basis for filing of a PMA application, which must be approved by the FDA prior to marketing our eSVS Mesh in the United States. However, we could be delayed by adverse clinical results or regulatory complications, and we may never receive U.S. marketing approval.

        In addition to conducting our European feasibility trial, in April 2012, we provided additional information on our eSVS Mesh to the FDA, under a Pre-IDE submission, to address questions raised by the FDA in their disapproval of our application for an IDE noted above. If the FDA finds this additional information adequately responsive to its questions, we intend to file an IDE application requesting the approval of the addition of four U.S. hospitals to the feasibility study described above. As of the date of this prospectus, we have not yet received the FDA's response to our April 2012 Pre-IDE submission.

  CE Mark and International Human Clinical Trial

        We received CE Mark approval in May 2010 based upon our international human clinical trial. We began marketing and commenced shipments of our eSVS Mesh in select European markets in June 2010. We sell our eSVS Mesh to distributors who, in turn, sell to hospitals and clinics.

        The first human clinical trial of our eSVS Mesh was a non-inferiority trial where each patient was randomized to receive an SVG with our eSVS Mesh to bypass either the right coronary artery or the circumflex artery, two arteries commonly bypassed during CABG. The bypassed artery not chosen to receive our eSVS Mesh served as the control and received a standard SVG. To ensure Good Clinical Practices compliance, outside resources were utilized for data collection and analysis, including a CRO for data entry and verification, a physician clinical events committee for the review and evaluation of adverse events, and an angiographic core lab for assessment of SVG patency.

        Seven international centers enrolled 90 patients in this trial. Enrollment in this trial closed on July 21, 2009.

        The international sites involved in this trial, and the number of patients enrolled at each site, is provided below:

Center Name	Number of Patients Enrolled
Schleswig-Holstein University Hospital, Kiel, Germany	25
National University Hospital, Singapore	21
University Of Cape Town, Cape Town, South Africa	20
Hospital Regional De Sion, Sion, Switzerland	9
Auckland City Hospital, Auckland, New Zealand	8
Hospital Universitario 12 de Octubre, Madrid, Spain	5
Prince Charles Hospital, Brisbane, Australia	2

Total	90

        In this trial, our goal was to demonstrate that the use of our eSVS Mesh resulted in no more major adverse cardiac and cerebral events ("MACCE") than standard CABG surgery. The primary safety endpoint of this trial was statistical non-inferiority based on the total rate of MACCE at 30-days post-implant as compared to published literature. MACCE is a composite of the following:

  myocardial infarction, or heart attack;

  stroke;

  revascularization due to blocked vein grafts, including surgery or stenting; and

  death.

        In summary, there were four adverse events that met the protocol definition of MACCE, which compared favorably to the compilation of published literature that presented 30-day post-implant MACCE rates for CABG surgery patients, separating the MACCE category into the composite factors listed above.

        A table summarizing these results is shown below:

	Trial Data	Published Literature
Myocardial infarction	2(2.2)%	2.8%
Stroke	2(2.2)%	1.8%
Revascularization	0	0%
Death*	0	4.8%

Total	4(4.4)%	9.4%

*
One patient death eight months after surgery due to non-cardiac causes.

        The primary effectiveness endpoint of this trial was statistical non-inferiority of angiographic stenosis, or patency, of eSVS Mesh vessels as compared to control vessels at nine to 12 months post-implant. A vessel was considered to be patent if there was less than 50% stenosis. The data was inconclusive regarding the effectiveness of the eSVS Mesh primarily due to the following two factors:

  •
  One center had implant methods incompatible with our eSVS Mesh. Specifically, this center had issues with failure of the proximal anastomotic site, resulting in graft closure. We have modified our instructions for use to provide clear direction to surgeons on how to make the proximal anastomotic site when using our eSVS Mesh.

  •
  The amount of downsizing in the diameter of the SVGs prescribed in our instructions for use and sizing tool was too aggressive, resulting in a higher than anticipated closure rate in SVGs utilizing the eSVS Mesh, particularly when our smallest device, 3.0 millimeters, was used. This resulted in lumen diameters that were very small and did not remain patent. We have modified our instructions for use and sizing tool to decrease the amount of downsizing applied to SVGs by our eSVS Mesh and discontinued the 3.0 millimeter size of our eSVS Mesh.

        Of the 90 patients participating in the study, 73 patients returned for angiographic studies nine to 12 months following their implant. In this group, 49% (36 of 73) of the eSVS Mesh vessels were patent and 81% (59 of 73) of the untreated vessels were patent. If, however, we exclude eSVS Mesh grafts implanted at the center with the incompatible treatment methods and grafts treated with our 3.0 millimeter eSVS Mesh, at nine to 12 months following the implant, 73% (24 of 33) of the eSVS Mesh vessels were patent and 81% (59 of 73) of the untreated vessels were patent. The following table shows the patency of (i) vessels treated with eSVS Mesh implanted at the center with incompatible treatment methods ("Site 3" in the table below), (ii) vessels treated with eSVS Mesh implanted at all other centers and (iii) untreated saphenous veins used as controls, for each of the 3.0, 3.5 and 4.0/4.5 millimeter eSVS Mesh sizes. We combined the 4.0 and 4.5 sizes since only one patient received the 4.5 millimeter eSVS Mesh.

        This trial formed the basis for our CE Mark application, which we submitted in February 2010 and received in May 2010. We began marketing and commenced shipments of our eSVS Mesh in select European Union markets in June 2010, in the United Arab Emirates in October 2010 and in Turkey in January 2011.

  Pivotal Trial

        We anticipate that the primary safety endpoint of a pivotal trial in the U.S. will be statistical non-inferiority of MACE at 30-days post-implant in patients with SVGs treated with our eSVS Mesh as compared with the reported total rate of MACE as published in prior CABG study reports. The primary effectiveness endpoint of this trial is expected to be statistical superiority of the patency of SVGs treated with our eSVS Mesh vessels as compared to untreated SVG's at 12 months post-implant. This effectiveness endpoint is more rigorous than the effectiveness endpoint of our international trial, which was a non-inferiority comparison.

        Until the requirements of the study are agreed to by the FDA, which includes the number of patients required, we cannot estimate the time required to complete enrollment on a pivotal study. However, prior to commercializing our eSVS Mesh in the United States, we will be required to submit a PMA application to the FDA which includes the final results from a pivotal study. Approval of a PMA by the FDA generally takes approximately one year from the time the application is submitted.

We could be delayed by adverse clinical results or regulatory complications, and we may never receive marketing approval.

  Preclinical Testing

        Preclinical trials of our eSVS Mesh technology have been presented in peer-reviewed journals, including The Journal of Thoracic and Cardiovascular Surgery in February 2008 and the Journal of Vascular Surgery in June 2009. Between 2002 and 2007, Medtronic, Inc. sponsored multiphase trials with the Cardiovascular Research Unit of the Christiaan Barnard Department of Cardiothoracic Surgery at the University of Cape Town in South Africa, or UCT, to evaluate the effects of various designs of external nitinol mesh sleeves on the vascular architecture of vein grafts used in CABG and peripheral bypass procedures. This multiphase research concluded that the use of our eSVS Mesh showed a statistically significant decrease in intimal hyperplasia after six months of implantation. In addition to these trials, Medtronic, Inc. and UCT collaborated on stress, fatigue, durability, and finite element analysis of knitted eSVS Mesh designs.

        In October 2007, we acquired ownership of the core intellectual property relating to our eSVS Mesh from Medtronic, Inc. and initiated additional work on the technology. This work included developing additional sizes of our eSVS Mesh, completing required preclinical and biological testing of the product and accessories, developing packaging and labeling for our eSVS Mesh, and creating product documentation intended to comply with relevant FDA and international standards.

        In addition, we initiated and completed a series of animal trials utilizing sheep to confirm that our eSVS Mesh, as manufactured by us, performed as expected, and produced the expected results. These animal trials showed a statistically significant inhibition of the formation of intimal hyperplasia when our eSVS Mesh was used with an SVG in CABG procedures. However, sheep arterial pressures and vasculature differ from humans, and human clinical studies may not be consistent with animal trial results.

Additional eSVS Mesh Applications

        Additional development projects based on our eSVS Mesh technology that we may explore and advance include:

  Peripheral Grafts

        In this clinical application, SVGs are used to bypass obstructed arterial vessels in the legs. We have begun initial preclinical trials for this application, utilizing SVGs with our eSVS Mesh in place and have completed preliminary assessments of this procedure.

  Coronary Allografts

        In this clinical application, cadaver, or allograft, SVGs are used in CABG procedures for patients who do not have appropriate arterial or venous conduits. We have had discussions with suppliers of this allograft material to determine usage patterns.

  Arteriovenous Fistula

        In this clinical application, a fistula, or connection, is made between an artery and a vein, normally in the non-dominant arm, for circulatory system access in patients requiring chronic dialysis.

  Synthetic Grafts

        In this clinical application, our eSVS Mesh may provide a compliant, structural support to a synthetic graft which allows for the optimization of the physical properties of the graft.

        In light of and in response to ongoing discussions and developments with the FDA, our staff has been focused on advancing our clinical studies in Europe and developing the additional clinical information which the FDA had requested prior to allowing us to obtain an IDE approval for a U.S. clinical trial. As a result, we have not devoted substantial amounts of time to these development projects. We expect that our clinical trials will remain our primary focus for 2012 and we will devote time to the further development of our eSVS Mesh and additional applications for the eSVS Mesh as schedules and priorities permit.

Sales and Marketing

  Europe and Other International Markets

        On May 13, 2010, we obtained the CE Mark for our eSVS Mesh. The CE Mark allows us to sell our eSVS Mesh for use in CABG procedures in 32 countries within the European Union, the European Economic Area, and the European Free Trade Association. We began marketing and commenced shipments of our eSVS Mesh in select European Union markets in June 2010. We have utilized independent distributors to commercialize our technology in Europe. We have entered into agreements with independent distributors for Switzerland, Italy, Spain, Belgium, the Netherlands, Luxembourg, the UK, Ireland, Greece, Denmark, Sweden, Norway, Turkey, Germany and France to conduct sales in these markets. These distribution agreements generally have terms of three years, restrict distributors from selling products competitive with our eSVS Mesh and grant exclusivity within a territory, which is generally limited to a single country. In addition, we may terminate the distributor's exclusivity or the entire agreement if the distributor fails to achieve agreed upon sales targets. These distributors will be supported by our U.S.-based staff with regard to product and physician training and promotional materials.

        We work with our distributors to drive clinical utilization in key centers within their respective territories. We have also identified other third parties that may be contracted to assist in obtaining country-specific product reimbursement where necessary. We were recently denied a government-sponsored supplemental reimbursement in Germany for our eSVS Mesh for calendar year 2012, and will need to work with hospitals in Germany to obtain coverage for the eSVS Mesh under a new or existing reimbursement code.

        As the European cardiac surgery market is characterized by centralized, high-volume cardiac surgery centers, we believe this market can be effectively addressed through a small, highly-focused independent distributor network.

        We are pursuing post-market clinical trials aimed at validating both the short- and long-term outcomes of patients who receive our eSVS Mesh. These post-market studies are designed so that a patient undergoing a three-vessel bypass surgical procedure will act as their own control, meaning they will receive the LIMA to the LAD and the eSVS Mesh will be randomized to one of the two remaining vessels targeted for bypass. Follow-up imaging studies will then be used to compare patency rates of the untreated versus the eSVS Mesh treated vein grafts. These studies are intended to show that bypass grafts treated with the eSVS Mesh require less revascularization procedures than bypass grafts without the eSVS Mesh, thereby also reducing the costs associated with revascularization procedures for the bypass grafts treated with the eSVS Mesh. We envision that the results of these studies will be presented at scientific sessions and presented in peer-reviewed journals, thereby increasing the visibility and adoption of our eSVS Mesh. These studies will also be used to support applications for public hospital reimbursement in those countries that require outcomes data for such reimbursement.

        We believe that the CE Mark will allow us to begin regulatory submissions to obtain marketing approval in other select markets, including South Africa, Canada, New Zealand and Argentina. These markets require the CE Mark to begin the submission process, per their current medical device regulatory requirements. In addition, we have begun the regulatory submission process for Singapore,

Hong Kong and Korea, and have entered into an agreement with an independent distributor for Singapore, Hong Kong, Thailand, Malaysia, Indonesia, the Philippines, Cambodia, Laos, Vietnam and Brunei. We have also entered into an agreement and begun commercial sales with an independent distributor for the United Arab Emirates.

  United States

        We intend to utilize a combination of direct sales employees and independent distributors to commercialize our eSVS Mesh in the U.S. We have identified and are in preliminary discussions with independent distributors that may be contracted to conduct sales, but we have not yet entered into any distribution agreements. We expect that these contracts will be on terms similar to those described above for our agreements with international distributors. These distributors will be supported by our staff with regard to training and promotional materials. We have contracted outside reimbursement experts to assist in obtaining Centers for Medicare & Medicaid Services, or CMS, product reimbursement.

        We are required to obtain a PMA approval from the FDA in order to market our eSVS Mesh in the United States. The timeline for obtaining such approval is subject to the requirements of the FDA. We may be delayed by adverse clinical results or regulatory complications, and we may never receive U.S. marketing approval.

Intellectual Property

        As of March 31, 2012, we have seven issued patents covering the eSVS Mesh: three issued in the U.S. and one each issued in Japan, Europe, Canada and South Africa. The European patent has been validated and is enforceable in seven European countries and we are presently engaged in the grant phase to validate this patent in one additional European country. In addition, we have four patent applications pending in the U.S. and eight patent applications pending in countries outside the U.S.

        Our issued patents and pending patent applications include claims directed towards, among other things, the knitted, resilient and compliant structure of our eSVS Mesh which is designed to provide structural support to inhibit vessel expansion and provide the vein graft with physiological attributes similar to those of an artery, and the surgical procedures relating to implanting our eSVS Mesh.

        During the examination process, the examiner assesses the patentability of the invention by comparing the pending claims to the relevant prior art. If the examiner determines that the claimed invention is unpatentable, the examiner will issue an "office action" providing the grounds for rejecting the claims. Such grounds for rejection can include, for example, that the claimed invention lacks novelty or is obvious in view of the relevant prior art. It is common for most U.S. patent applications to be rejected at least one time before issuing as a U.S. patent. To overcome the rejection, the applicant must generally reply by amending the claims and/or providing arguments to distinguish the claimed invention from the cited prior art. If the examiner is not persuaded by the amendments and/or arguments, the applicant can either continue to make amendments and/or arguments to the examiner, for example, by filing a Request for Continued Examination, or a RCE, or by appealing the examiner's decision to the Board of Patent Appeals and Interferences (the "BPAI").

        Due to the indeterminate time frames in which patent examiners engage in prosecution and the uncertainty of how the examiners will respond to our pending patent applications, it is difficult to accurately predict when the prosecution of our current patent applications will end. These pending patent applications may not issue as patents, or, if issued, may not issue in a form that is desirable or advantageous to us. Competitors can attempt to replicate some or all of the competitive advantages we derive from our eSVS Mesh or design around our technology, and they might be able to market products and use manufacturing processes that are substantially similar to ours, each of which we believe would be highly likely if we are able to achieve significant market acceptance of our eSVS Mesh.

        In addition, third parties may assert that our eSVS Mesh infringes the claims in their patents or seek to expand their patent claims to cover aspects of our eSVS Mesh. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities or require us to seek licenses. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all, and we may be required to redesign our eSVS Mesh to avoid infringement.

        The core intellectual property relating to our eSVS Mesh was sold to us by Medtronic pursuant to an Assignment and License Agreement dated October 9, 2007. Pursuant to the Assignment and License Agreement, Medtronic also sold to us intellectual property relating to a brushed ePTFE vascular graft, or the Brushed Graft Product. As consideration for the sale of intellectual property relating to the eSVS Mesh and the Brushed Graft Product and other rights granted by the Assignment and License Agreement, we have agreed to pay Medtronic an aggregate of $20.0 million upon the achievement of certain sales milestones relating to the eSVS Mesh and the Brushed Graft Product and a royalty of 4% on sales of our eSVS Mesh and the Brushed Graft Product. The royalty will terminate upon the earlier of the expiration of all of the patents and patent applications, or when the aggregate royalties paid reach $100.0 million.

        Any or all technology sold to us pursuant to our agreement with Medtronic, including potentially all of the core intellectual property and patent rights related to our eSVS Mesh, could revert to Medtronic, at Medtronic's discretion and upon notice by Medtronic, if we become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of our business. In addition, if we determine to cease commercializing our eSVS Mesh, Medtronic may cause the core intellectual property and patent rights related to our eSVS Mesh to revert to Medtronic.

Competition

        The development and commercialization of medical devices to treat cardiovascular disease is a highly competitive industry. Physicians and patients may select among a variety of treatments to address coronary artery disease, including pharmaceutical therapy, balloon angioplasty, stenting with bare metal or drug-eluting stents, and CABG procedures, with the selection often depending upon the health of the patient and the stage of the disease. If physicians or their patients choose alternative treatments to CABG surgery due to the disadvantages of CABG surgery, such as the failure rate of CABG surgery, or if additional alternative treatments for cardiovascular disease are developed, there may be a decrease in the number of CABG surgery procedures. The American College of Cardiology/American Heart Association treatment guidelines state that CABG is the only recommended revascularization procedure for those patients with CAD in their left main coronary artery or CAD in three or more coronary arteries.

        Our eSVS Mesh is designed to improve the structural characteristics and long-term performance of vein grafts in CABG surgery. If our eSVS Mesh is proven to do so successfully, we believe physicians may more frequently choose to perform CABG surgery over alternative treatments. We expect the primary competition for our eSVS Mesh to be other products or techniques to improve the effectiveness of vein grafts in CABG surgery.

        We are aware of three companies that have developed mesh devices to be used on the outside of blood vessels. Vascular Graft Solutions, ("VGS"), an Israeli company, is developing a product called the Fluent expandable external support system which is designed to reduce vein graft failures in CABG surgery. VGS is currently conducting its first in-human trial in the United Kingdom. According to information filed on ClinicalTrials.gov, VGS expects to enroll approximately 30 patients and complete data collection for their primary outcome measure in June 2012. Alpha Research, a Swiss company, has developed a product known as the Biocompound Graft for use in coronary and peripheral bypass operations. The product is a stainless steel braided mesh, indicated for use in coronary or peripheral bypass with patients who have irregularly shaped veins. B. Braun, a German company, has developed a product known as ProVena for use in peripheral bypass operations. The product is a woven polymer mesh, indicated for use in peripheral artery bypass operations using vein grafts.

        We believe that the VGS product will be a direct competitor to our eSVS Mesh if and when the results of their on-going clinical trial in Great Britain allow VGS to secure a CE Mark approval for their product.

        We believe that the Alpha Research and B. Braun products are not currently direct competitors to our eSVS Mesh, and are not likely to become direct competitors in the near future, because the Biocompound Graft is intended for use only with irregularly shaped veins and the ProVena is intended for use with non-coronary procedures. However, it is possible that one or both of these companies, or other potential competitors, will seek approval to use these or similar devices for procedures with similar or identical indications for use as our eSVS Mesh.

        The key competitive factors affecting the success of our eSVS Mesh are likely to be the effectiveness, safety profile and price of our eSVS Mesh, as compared to existing methods for CABG surgery. We believe a potential disadvantage associated with our eSVS Mesh is the possibility of allergic reaction to the implant materials. According to a July 2009 article in the Journal of Invasive Cardiology, nickel allergy after implantation of a nitinol-containing device is rare. This article described the rate of nickel allergy in cardiovascular implants to be between 0.002% and 0.02%. The article also stated that the patients with nickel allergy symptoms responded to medical management at the time of the reaction, did not require device explant, and no longer require medications for the reaction. In order to further safeguard against this rare occurrence, the eSVS Mesh instructions for use state that it is contraindicated for patients with a known allergy to nitinol. We believe another potential disadvantage associated with our eSVS Mesh is the possibility of damage to the saphenous vein during placement of our eSVS Mesh. If the physician does not select the proper size eSVS Mesh relative to the size of the vein, the saphenous vein may be damaged while placing our eSVS Mesh over the vein. For example, if too small an eSVS Mesh is chosen, there could be damage to the saphenous vein caused by stretching the vein while trying to place it inside our eSVS Mesh. We have provided specific directions in the eSVS Mesh instructions for use on how to properly size veins and place our eSVS Mesh. In addition, we provide a sizing tool with our eSVS Mesh to ensure proper vein sizing. The commercial success of our eSVS Mesh will depend upon the results of clinical trials of the technology and experience with the technology in the commercial marketplace.

        If the commercialization of our eSVS Mesh technology is successful, we expect that other medical device companies, many of which are larger and have greater financial resources than we do, will seek to enter into this market by introducing competing technologies.

Manufacturing and Suppliers

        We fabricate our eSVS Mesh both at our facility and at a contract manufacturer. We conduct final assembly and packaging inside a controlled environment area within our facility that satisfies the requirements of a Class 10,000 level clean room. We have implemented systems to ensure that our manufacturing operations comply with relevant United States and International Good Manufacturing Practices requirements.

        We have vendors for all of our key components and outsourced processes. We have identified alternate suppliers for each key component and outsourced process. However, in some cases, components are provided by single source suppliers at this time due to quality considerations, costs, or regulatory requirements. We have established redundancy for custom equipment used in the manufacture of our eSVS Mesh. A third-party supplier performs sterilization services for our eSVS Mesh. We currently use four knitting machines that knit the mesh sleeve of our eSVS Mesh, with three located at our facility and the fourth located off-site. We believe that these four machines will produce sufficient quantities of our eSVS Mesh to meet our expected needs for the foreseeable future. In the event that one or all of our knitting machines were to become unavailable, we believe that we can obtain one or more replacement knitting machines, although the custom work required to enable the machines to produce our eSVS Mesh may result in some delays in our production process.

Research and Development

        During the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2012, we incurred $3.0 million, $2.5 million, $1.7 million and $483,000, respectively, of research and development expenses. Research and development costs include the costs to design, develop, test, seek approval for and enhance our eSVS Mesh and production process. Expenses related to research and development consist primarily of personnel costs, including salaries, benefits and stock-based compensation, product development, pre-clinical and clinical trials, professional service fees, materials and supplies and facilities-related costs. While our research and development expenses to date have been focused on product development and evaluating the feasibility of our eSVS Mesh, we expect that a large percentage of our research and development expenses in the future will be incurred in support of our current and future clinical trials. As we develop further applications for our eSVS Mesh, we intend to utilize internal resources, outside contract resources and facilities, and our Scientific Advisory Board.

Employees

        As of May 1, 2012, we had 15 employees. We plan to continue to expand our research and development activities, which include clinical trial-related activities, and to continue to expand our commercialization activities. To support this growth, we will need to expand managerial, research and development, operations and other functions. None of our employees is represented by a labor union, and we consider our relationship with our employees to be good.

Government Regulation

  United States Medical Device Regulation

        The Federal Food, Drug, and Cosmetic Act, or FDCA, and the FDA's implementing regulations, govern medical device design and development, preclinical and clinical testing, pre-market clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, and post-market surveillance. Medical devices and their manufacturers are also subject to inspection by the FDA. The FDCA, supplemented by other federal and state laws, also provides civil and criminal penalties for violations of its provisions. We intend to manufacture and market a medical device that is regulated by the FDA, comparable state agencies and regulatory bodies in other countries.

        Our eSVS Mesh will require marketing authorization from the FDA prior to commercial distribution in the United States. The two primary types of FDA marketing authorization are pre-market notification (also called 510(k) clearance) and PMA. The type of marketing authorization applicable to a device—510(k) clearance or PMA—is generally linked to classification of the device. The PMA process is generally more stringent, time-consuming and expensive than the 510(k) clearance process.

        The FDA classifies medical devices into one of three classes, Class I, Class II or Class III, based on the degree of risk the FDA determines to be associated with a device and the extent of control deemed necessary to ensure the device's safety and effectiveness. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or Class II. Class I devices are deemed to pose the least risk and are subject only to general controls applicable to all devices, such as requirements for device labeling, pre-market notification, and adherence to the FDA's current Good Manufacturing Practice requirements, as reflected in its Quality System Regulation, ("QSR"). Class II devices are intermediate risk devices that are subject to general controls and may also be subject to special controls such as performance standards, product-specific guidance documents, special labeling requirements, patient registries or post-market surveillance. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls, and include life-sustaining, life-supporting, or implantable devices, and devices not "substantially equivalent" to a device that is already legally marketed.

        Most Class I devices and some Class II devices are exempted by regulation from the 510(k) clearance requirement and can be marketed without prior authorization from the FDA. Class I and Class II devices that have not been so exempted are eligible for marketing through the 510(k) clearance pathway. By contrast, devices placed in Class III generally require PMA prior to commercial marketing. To obtain 510(k) clearance for a medical device, an applicant must submit a pre-market notification to the FDA demonstrating that the device is "substantially equivalent" to a predicate device legally marketed in the United States. A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and (1) the same technological characteristics, or (2) has different technological characteristics and the information submitted demonstrates that the device is as safe and effective as a legally marketed device and does not raise different questions of safety or effectiveness. A showing of substantial equivalence sometimes, but not always, requires clinical data. Generally, the 510(k) clearance process can exceed 90 days and may extend to a year or more.

        After a device has received 510(k) clearance for a specific intended use, any modification that could significantly affect its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, will require a new 510(k) clearance or (if the device as modified is not substantially equivalent to a legally marketed predicate device) PMA. While the determination as to whether new authorization is needed is initially left to the manufacturer, the FDA may review this determination and evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA is obtained. The manufacturer may also be subject to significant regulatory fines or penalties.

        Our coronary eSVS Mesh has been designated a Class III product by the FDA and will be required to go through the PMA process. Other indications of our eSVS Mesh, including peripheral and arteriovenous fistula applications, have not been classified at this time.

        The FDA will require us to file a PMA application with respect to our eSVS Mesh and there is no assurance that PMA will be granted. A PMA application requires the payment of significant User Fees, and must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA's satisfaction the safety and effectiveness of the device. A PMA application also must include a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling. After a PMA application is submitted and found to be sufficiently complete, the FDA begins an in-depth review of the submitted information. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with the QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures.

        FDA review of a PMA application is required by statute to take no longer than 180 days, although the process typically takes significantly longer, and may require several years to complete. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

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  the device may not be safe or effective to the FDA's satisfaction;

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  the data from our preclinical trials and clinical trials may be insufficient to support approval;

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  the manufacturing process or facilities we use may not meet applicable requirements; and

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  changes in FDA approval policies or adoption of new regulations may require additional data.

        If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter, or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA letter authorizing commercial marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "not approvable" letter. The FDA may also determine that additional clinical trials are necessary, in which case the PMA may be delayed for several months or years while the trials are conducted and then the data submitted in an amendment to the PMA application. The PMA process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Even if a PMA application is approved, the FDA may approve the device with an indication that is narrower or more limited than originally sought. The agency can also impose restrictions on the sale, distribution, or use of the device as a condition of approval, or impose post approval requirements such as continuing evaluation and periodic reporting on the safety, effectiveness and reliability of the device for its intended use.

        New PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling, device specifications, materials or design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel.

        Clinical trials are almost always required to support a PMA application and are sometimes required for a 510(k) clearance. These trials generally require submission of an application for an IDE to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for more abbreviated IDE requirements. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the trial protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites.

        FDA approval of an IDE allows clinical testing to go forward, but does not bind the FDA to accept the results of the trial as sufficient to prove the product's safety and effectiveness, even if the trial meets its intended success criteria. With certain exceptions, changes made to an investigational plan after an IDE is approved must be submitted in an IDE supplement and approved by the FDA (and by governing institutional review boards when appropriate) prior to implementation. All clinical trials must be conducted in accordance with regulations and requirements collectively known as Good Clinical Practice ("GCP"). GCPs include the FDA's IDE regulations, which describe the conduct of clinical trials with medical devices, including the recordkeeping, reporting and monitoring responsibilities of sponsors and investigators, and labeling of investigation devices. They also prohibit promotion, test marketing, or commercialization of an investigational device, and any representation that such a device is safe or effective for the purposes being investigated. GCPs also include the FDA's regulations for institutional review board approval and for protection of human subjects (informed consent), as well as disclosure of financial interests by clinical investigators.

        Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or, even if the intended safety and effectiveness success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product. The commencement or completion of any of our clinical trials may be delayed or halted, or be inadequate to support approval of a PMA application or clearance of a pre-market notification for numerous reasons, including, but not limited to, the following:

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  the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial (or a change to a previously approved protocol or trial that requires approval), or place a clinical trial on hold;

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  patients do not enroll in clinical trials or follow up at the rate expected;

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  institutional review boards and third-party clinical investigators may delay or reject our trial protocol or changes to our trial protocol;

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  third-party clinical investigators decline to participate in a trial or do not perform a trial on our anticipated schedule or consistent with the clinical trial protocol, investigator agreements, GCPs or other FDA requirements;

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  third-party organizations do not perform data collection and analysis in a timely or accurate manner;

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  regulatory inspections of our clinical trials or manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

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  changes in governmental regulations or administrative actions;

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  the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness; and

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  the FDA concludes that our trial design is inadequate to demonstrate safety and effectiveness.

        After a device is approved and placed in commercial distribution, numerous regulatory requirements apply. These include:

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  establishment registration and device listing;

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  the QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures;

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  labeling regulations, which prohibit the promotion of products for unapproved or "off-label" uses and impose other restrictions on labeling;

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  medical device reporting regulations, which require that manufacturers report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if malfunctions were to recur; and

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  corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA caused by the device that may present a risk to health.

        Also, the FDA may require us to conduct post-market surveillance studies or order us to establish and maintain a system for tracking our eSVS Mesh through the chain of distribution to the patient level. The FDA enforces regulatory requirements by conducting periodic, announced and unannounced inspections and market surveillance. Inspections may include the manufacturing facilities of our subcontractors.

        Failure to comply with applicable regulatory requirements, including those applicable to the conduct of our clinical trials, can result in enforcement action by the FDA, which may lead to any of the following sanctions:

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  warning letters or untitled letters;

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  fines and civil penalties;

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  unanticipated expenditures;

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  delays in clearing or approving or refusal to clear or approve products;

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  withdrawal or suspension of FDA approval;

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  product recall or seizure;

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  orders for physician notification or device repair, replacement, or refund;

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  production interruptions;

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  operating restrictions;

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  injunctions; and

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  criminal prosecution.

        We and our contract manufacturers, specification developers and suppliers are also required to manufacture our eSVS Mesh in compliance with current Good Manufacturing Practice requirements set forth in the QSR. The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation and servicing of marketed devices, and includes extensive requirements with respect to quality management and organization, device design, buildings, equipment, purchase and handling of components, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing and record keeping. The FDA enforces the QSR through periodic announced and unannounced inspections that may include the manufacturing facilities of our subcontractors. If the FDA believes that we or any of our contract manufacturers or regulated suppliers is not in compliance with these requirements, it can shut down our manufacturing operations, require recall of our eSVS Mesh, refuse to clear or approve new marketing applications, institute legal proceedings to detain or seize products, enjoin future violations, or assess civil and criminal penalties against us or our officers or other employees. Any such action by the FDA would have a material adverse effect on our business.

  Fraud and Abuse

        Our operations will be directly, or indirectly through our customers, subject to various state and federal fraud and abuse laws, including, without limitation, the FDCA, the federal Anti-Kickback Statute and the False Claims Act. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, these laws require us to screen individuals and other companies, suppliers and vendors in order to ensure that they are not "debarred" by the federal government and therefore prohibited from doing business in the healthcare industry. The association or conduct of business with a "debarred" entity could be detrimental to our operations and result in a negative impact on our business.

        The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

        The federal False Claims Act prohibits persons from knowingly filing or causing to be filed a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Various states have also enacted laws modeled after the federal False Claims Act.

        In addition to the laws described above, the Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

        Voluntary industry codes, federal guidance documents and a variety of state laws address the tracking and reporting of marketing practices relative to gifts given and other expenditures made to doctors and other healthcare professionals. In addition to impacting our marketing and educational programs, internal business processes will be affected by the numerous legal requirements and regulatory guidance at the state, federal and industry levels.

        If our operations are found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, we, as well as our employees, may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare programs and the curtailment or restructuring of our operations. Individual employees may need to defend such suits on behalf of us or themselves, which could lead to significant disruption in our present and future operations. We cannot assure you that we will be able to comply with the above laws and regulations.

European Medical Device Regulation

        The European Union has adopted directives and numerous standards that govern and harmonize the national laws and standards regulating the design, manufacture, clinical trials, labeling, adverse event reporting and post-market surveillance activities for medical devices that are marketed in member states.

        Compliance with voluntary harmonized standards, including ISO 13485 issued by the International Organization for Standards, establishes the presumption of conformity with the essential requirements for a CE Mark. ISO certification is commonly a pre-requisite to use of the CE Mark and indicates that a quality system complies with standards applicable to activities ranging from initial product design and development through production and distribution.

        Devices that comply with the requirements of a relevant directive will be entitled to bear the CE Mark and, accordingly, can be commercially distributed throughout the member states of the European Union, and other countries that comply with or have adopted these directives. The method of assessing conformity varies depending on the type and class of the product, but typically involves a combination of self-assessment by the manufacturer and a third-party assessment by a "Notified Body," an independent and neutral institution appointed to conduct a conformity assessment. This third-party assessment consists of an audit of the manufacturer's quality system and technical review of the manufacturer's product. For most classes of medical devices, an assessment by a Notified Body residing within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. The manufacturer's assessment will include a clinical evaluation of the conformity of the device with applicable regulatory requirements, which for our eSVS Mesh will include clinical study results. The clinical data presented by us must provide evidence that the products meet the performance specifications claimed by us, provide sufficient evidence of adequate assessment of unwanted side effects and demonstrate that the benefits to the patient outweigh the risks associated with the device. We are subject to continued surveillance by the Notified Body and are required to report any serious adverse incidents to the appropriate authorities of the European Union member states.

        Products intended for sale must bear the CE mark to show compliance with the Medical Devices Directive, or MDD. If a Notified Body is involved in the approval, the number of the Notified Body must also appear adjacent to the CE Mark.

        The routes to compliance under the MDD depend on the classification of the product:

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  Class I.  Class I devices are low risk, such as stethoscopes, hospital beds and wheelchairs. The manufacturer must produce a technical file, including product test results compared to relevant standards. In addition, manufacturers of sterile products and devices with a measuring function must apply to a Notified Body for certification of the aspects of manufacture relating to sterility or measurement.

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  Class IIa.  Class IIa devices are low to medium risk, such as hearing aids, electrocardiographs and ultrasonic diagnostic equipment. As with Class I devices, the manufacturer produces a technical file, but a conformity assessment must be carried out by a Notified Body, according to one of the following routes, at the manufacturer's option:

  o
  examination and testing of each product or homogenous batch of products;

  o
  audit of the full quality assurance system;

  o
  audit of the production quality assurance system; or

  o
  audit of final inspection and testing.

  •
  Class IIb.  Class IIb devices are medium-high risk devices, such as surgical lasers, infusion pumps, ventilators, intensive care monitoring equipment and many implantable devices. Routes to compliance are the same as for Class IIa devices, with the addition of required examination and testing of the product by the Notified Body; however, the full quality assurance route does not require type examination and testing.

  •
  Class III.  Class III devices are high risk, such as balloon catheters and prosthetic heart valves. Our eSVS Mesh is classified as a Class III device. Routes to compliance are:

  o
  audit of the full quality assurance system and examination of a design dossier by the Notified Body. A design dossier is a submission similar to a PMA application with the FDA; or

  o
  examination and testing of the product, together with audit of the production quality assurance system.

        We have obtained CE Mark approval to market our eSVS Mesh in the European Union and other countries that accept the CE Mark.

  Third Party Reimbursement

        The availability of insurance coverage and reimbursement for newly approved medical devices is variable. The commercial success of our eSVS Mesh in both domestic and international markets will be substantially dependent on whether third-party coverage and reimbursement is available for patients receiving bypass grafts with our eSVS Mesh. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide additional payment for our eSVS Mesh. In order to position our device for coverage by third-party payors, we may have to agree to a lower net sales price than we might otherwise charge. The continuing efforts of governmental and commercial third-party payors to contain or reduce the costs of healthcare may limit our revenue.

        In many countries including the United States, third-party payors consist of both government funded insurance programs and private insurance programs who cover a significant portion of a patient's medical expenses. The trends toward managed healthcare in the U.S. and legislation intended to reduce the cost of government insurance programs will significantly influence the purchase of healthcare services and products, and could result in lower or no reimbursement for our eSVS Mesh. Even before reimbursement may be obtained for our eSVS Mesh in the United States, FDA approval will be required.

        Providers have sought ways to manage costs, such as through the use of group purchasing organizations. It is our belief that the planned economic benefits provided by our eSVS Mesh to physicians and hospitals through lower revascularization costs (PCI and/or CABG) will be viewed by providers and third-party payors as cost-effective. However, there remains uncertainty regarding whether our eSVS Mesh will be viewed positively in a cost-avoidance model so as to warrant adequate coverage and reimbursement levels.

        Outside of the United States, there are many reimbursement programs through private payors as well as government programs. In some countries, government reimbursement is the predominant program available to patients and hospitals. While the majority of countries have existing reimbursement for CABG procedures and products, a number of countries may require us to gather additional clinical data before recognizing coverage and reimbursement for our eSVS Mesh. It is our intent to complete the requisite clinical trials and obtain coverage and reimbursement approval in countries where it makes economic sense to do so.

  European Union

        Our reimbursement strategy for certain key European markets that we will initially pursue are briefly outlined below:

  •
  France.  Initial sales of our eSVS Mesh in France will be in the private sector. Concurrently, we intend to conduct post-market studies to support the cost effectiveness of the device. These post-market studies will focus on the cost savings of decreased revascularization procedures versus the cost of the device in order to justify device cost. We expect that our distributors, on our behalf, will then submit this analysis to the French reimbursement evaluation committee to list our eSVS Mesh on the reimbursement list applicable to France.

  •
  Germany.  In advance of, or while awaiting a DRG, a company can apply for a "Neue Untersuchungs und Behandlungsmethode" ("NUB"). This NUB allows payment for a new device or technology during the period in which the device or technology is used prior to placement into a DRG. The German reimbursement authority reviews NUB applications annually, publishing its decisions before March of each calendar year. Our most recent application was reviewed and denied with our eSVS Mesh technology being categorized as "not meeting the requirements for NUB reimbursement." While approval of the NUB would have allowed for specific German hospitals to apply for eSVS Mesh reimbursement, we believe that customers interested in purchasing the eSVS Mesh can still do so by securing internal funding from discretionary budgets within the hospital. We will need to work with hospitals in Germany to obtain coverage for our eSVS Mesh under a new or existing reimbursement code.

  •
  Italy.  Initially, we expect that our distributors will sell our eSVS Mesh in the private sector in Italy and concurrently attempt to fit our eSVS Mesh into an existing DRG code. If this is not effective in gaining public reimbursement, we expect that our distributors, on our behalf, may apply for a new DRG for our eSVS Mesh, utilizing the post-market study cost effectiveness data.

  •
  Spain.  Initially, we expect that our distributors will sell our eSVS Mesh in the private sector in Spain and concurrently attempt to fit our eSVS Mesh into an existing DRG code. If this is not effective in gaining public reimbursement, we expect that our distributors, on our behalf, may apply for a new DRG for our eSVS Mesh, utilizing post-market study cost effectiveness data.

  •
  United Kingdom.  Initially, we expect that our distributors will sell our eSVS Mesh in the private sector in the UK, then attempt to fit our eSVS Mesh into an existing DRG code. If this is not effective in gaining public reimbursement, we expect that our distributors, on our behalf, may apply for a new DRG for our eSVS Mesh, utilizing post-market study cost effectiveness data.

  •
  Switzerland.  Initially, we expect that our distributors will sell our eSVS Mesh in the private sector in Switzerland and concurrently attempt to fit our eSVS Mesh into an existing DRG code. If this is not effective in gaining public reimbursement, we expect that our distributors, on our behalf, may apply for a new DRG for our eSVS Mesh, utilizing post-market study cost effectiveness.

  United States

        In the United States, governmental and private sector payors have instituted initiatives to limit the growth of healthcare costs using, for example, price regulation or controls and competitive pricing programs. Some third-party payors require pre-approval of coverage for new or innovative devices or therapies before they will reimburse healthcare providers who use such devices or therapies.

        In the United States, CMS is the government entity responsible for oversight of the Medicare program. Medicare establishes coverage and reimbursement policies at a federal and local level for medical products and procedures, and such policies are periodically reviewed and updated. While private payors vary in their coverage and payment policies, the Medicare program is viewed as a benchmark.

        There are established codes for CABG procedures and products that are payable for both Medicare and commercial payors. There are no assurances that our eSVS Mesh technology would fall under existing policies or reimbursement codes. There are also no assurances that existing payment rates for such reimbursement codes will continue to hold at the current levels, such as if regulatory changes are implemented regarding the methodology for calculating hospital payments for current inpatient procedures. Medicare payment rates have decreased significantly for those procedures using drug-eluting stents since fiscal year 2007. In 2007, CMS also implemented a revised DRG payment methodology that more accurately reflects the severity of the patient's condition.

        Medicare reimburses hospital inpatient stays under the Medicare Severity Diagnosis-Related Group, or MS-DRG, system. The MS-DRG system assigns individual cases to an MS-DRG according to the patient's diagnoses, the procedures performed, and the severity of a patient's condition as identified by the presence or absence of complications and comorbidities, or CCs, or major CCs, or MCCs. MS-DRGs provide a single bundled payment which serves as reimbursement for all items and services provided to the Medicare beneficiary during a single hospitalization.

        Additionally, a relative weight is calculated for each individual MS-DRG, which represents the average resources required to care for cases within a particular MS-DRG relative to the average resources required to treat cases in all MS-DRGs. Generally, MS-DRG relative weights are adjusted annually to reflect changes in medical practice in a budget neutral manner.

        CMS has made no decisions with respect to MS-DRG assignment for patients who undergo CABG procedures in which our eSVS Mesh would be used, and there can be no assurance that the MS-DRG to which such patients will be assigned will result in Medicare payment levels that are considered by hospitals to be adequate to further support purchase of our eSVS Mesh. Under current CMS reimbursement policies, the agency offers a process to obtain add-on payment for a new medical technology when the existing MS-DRG prospective payment rate is inadequate. To obtain add-on payment, a technology must be considered "new," demonstrate substantial improvement above the current standard of care and exceed certain payment thresholds. Add-on payments are made for no less than two years and no more than three years. Following FDA approval in the United States, we intend to pursue an application for a hospital inpatient new technology add-on payment with CMS. We must demonstrate the safety and effectiveness of our eSVS Mesh to the FDA in addition to the CMS requirements listed above before add-on payments will be approved. Should the clinical trial results or peer-reviewed publications prove that use of our eSVS Mesh results in a lowering of revascularization rates, we believe there is a reasonable chance that CMS will grant our request. If CMS grants our request, we expect it will approve an add-on payment equal to 50% of the cost of labor and materials incurred. We do not expect that failure to receive approval for an add-on payment would have an adverse impact on our business because existing MS-DRGs already reimburse CABG procedures at a high level, and we believe that physicians and hospitals would be willing to use our eSVS Mesh even if an add-on payment is not approved.

        For reporting of physician services, the American Medical Association, or AMA, has developed a coding system known as Current Procedural Terminology, or CPT. CPT codes are established by the AMA and statutorily adopted by all government and commercial payors to describe and develop payment amounts for physician services. Physician services are reimbursed by Medicare based on a physician fee schedule whereby payment is based generally on the number of "relative value units" assigned by the AMA to each CPT code. No decision has been made concerning whether existing CPT codes would be appropriate for use in coding CABG procedures when our eSVS Mesh is used or if separate, new CPT codes are required. We cannot assure you that codes used for submitting claims for CABG procedures using our eSVS Mesh will result in incremental payment to physicians. Failure by physicians to receive what they consider to be adequate reimbursement for CABG procedures in which our eSVS Mesh is used could harm our business, financial condition and results of operations.

Legal Proceedings

        We are not a party to any pending or threatened litigation.

Scientific Advisory Board

        Our Scientific Advisory Board is currently comprised of four practicing cardiac surgeons and one practicing cardiologist, who provide feedback on disease states, product concepts, product requirements, and preclinical/clinical trial designs.

        The role of our Scientific Advisory Board is to provide our management team with scientific guidance and advice. The Scientific Advisory Board consists of selected leaders with backgrounds that we believe will help contribute to the success of our eSVS Mesh.

        Our Scientific Advisory Board members are appointed by our board of directors and serve pursuant to a consulting agreement that provides for a four year term and contains certain confidentiality, indemnification and use of intellectual property provisions. Members of the Scientific

Advisory Board do not receive cash compensation for their service. Each member has received nonqualified stock options to purchase 50,000 shares of our common stock, which generally vest 25% on the grant date and 25% each year on the anniversary of the grant date.

        The members of our Scientific Advisory Board are as follows:

        William Cohn, M.D.    Dr. Cohn is the Director of Minimally Invasive Surgical technology and Co-Director of the Cullen Cardiovascular Research Lab at the Texas Heart Institute at St. Luke's Episcopal Hospital in Houston, Texas. His specialties include adult cardiac surgery, minimally invasive cardiac surgery, off-pump coronary artery bypass surgery, and minimally invasive valve surgery. He has 13 years of experience in cardiothoracic surgery and over 30 patents for medical devices, several of which have revolutionized heart surgery techniques. Dr. Cohn is an Associate Professor of Surgery at Baylor College of Medicine and Adjunct Professor of Bioengineering at the University of Houston.

        Robert Emery, M.D.    Dr. Emery has been a cardiovascular and thoracic surgeon for more than 25 years and is presently a senior partner of Cardiac Surgical Associates, P.A. with practices at St. Josephs Hospital in St. Paul, Minnesota, where he is Medical Director of Cardiovascular Surgery. Dr. Emery has contributed more than 175 articles and 140 scientific abstracts to medical literature and has lectured in many parts of the United States and around the world. He is active in several professional societies, including the American College of Chest Physicians, The Society of Thoracic Surgeons, and is the past president of the International Society for Minimally Invasive Cardiac Surgery.

        Richard Gray, M.D.    Dr. Gray has been a cardiologist since 1975. He is currently a Medical Director with Tyler Heart Institute at Community Hospital of Monterey Peninsula, California. His specialties include valvular heart disease, artificial heart valves, coronary artery disease, and preventive cardiology. Dr. Gray has been a cardiologist with California Pacific Medical Center in San Francisco, California, Director of Cardiovascular Services for HealthPartners Medical Group, Minneapolis, Minnesota, Chief of Cardiology for Regions Hospital, St. Paul, Minnesota, Chairman of the University of North Dakota School of Medicine Department of Medicine, Director, Surgical Cardiology, Division of Cardiology for Cedars-Sinai Medical Center, Los Angeles, California, and Medical Director, Heart Transplant Program at Cedars-Sinai Medical Center, Los Angeles, California. He has also acted as principal investigator on several cardiac research programs over his career.

        Stuart Jamieson, M.D.    Dr. Jamieson is the Endowed Chair, Distinguished Professor of Surgery and Chief of the Division of Cardiothoracic Surgery for the University of California, San Diego School of Medicine. He is also Director of the California Heart and Lung Institute.

        Uwe Klima, M.D.    Dr. Klima is Chief of Cardiothoracic Surgery at the American Hospital in Dubai, UAE. Prior to his current position, he was Professor of Surgery for Singapore National University Hospital's Department of Cardiac, Thoracic and Vascular Surgery and Associate Professor of Surgery at Hanover Medical School. He started his training in cardiothoracic surgery in Austria. He completed residencies at Harvard Medical School and Vienna General Hospital. His specialties include adult cardiac surgery, general thoracic surgery, minimally invasive surgery, beating heart surgery, and peripheral vascular surgery. Dr. Klima is also the author or co-author of over 300 publications.

 MANAGEMENT

        The name, age and position of each of our directors and executive officers as of the date of this Prospectus, and the names of certain persons who have agreed to serve as directors on or before the closing of the offering are as follows:

Executive Officers and Directors

Name	Age	Position
Manny Villafaña	71	Chairman of the Board and Chief Executive Officer
Scott Kellen	47	Chief Financial Officer, Chief Operating Officer, Vice President of Finance, and Secretary
Randall LaBounty	49	Vice President of Regulatory and Clinical Affairs
Michael Reinhardt	53	Vice President of Sales and Marketing
Arch C. Smith	57	Director
Robert E. Munzenrider	67	Director
Robert J. Sheehy	54	Director

        Manny Villafaña is our founder, and has been our Chairman of the Board and Chief Executive Officer since our inception in 2007. Prior to founding us and since 1999, Mr. Villafaña founded and served as Chairman of the Board and Chief Executive Officer of CABG Medical, Inc., formed to develop an artificial coronary graft for use in bypass surgery. From 1987 to 2004, Mr. Villafaña founded and served as Chairman of the Board and Chief Executive Officer of ATS Medical, Inc., which developed open-pivot mechanical heart valves. ATS Medical was subsequently acquired by Medtronic, Inc. From 1976 to 1982, Mr. Villafaña founded and served as President and Chairman of the Board of St. Jude Medical, Inc. From 1972 to 1976, Mr. Villafaña founded and served as President and Chairman of the Board of Cardiac Pacemakers, Inc., or CPI, a cardiac rhythm management company. CPI was ultimately acquired by Eli Lilly and Company, which spun out CPI as Guidant Corporation. Guidant was, in turn, purchased by Boston Scientific Corporation.

        Mr. Villafaña has received numerous awards and honors, including the "Living Legend of Medicine" award from the International Society of Cardio Thoracic Surgeons, the Ellis Island Medal of Honor, the Grand Prize Recipient—Mediterranean Institute of Cardiology, the Ernst & Young LLP National Master Entrepreneur of the Year, the Boys and Girls Club of America Hall of Fame, induction into the Minnesota Business Hall of Fame and in 2010, was inducted into the Minnesota Science and Technology Hall of Fame.

        Scott Kellen joined us as Chief Financial Officer, Vice President of Finance, and Secretary in February 2010, and became our Chief Operating Officer in March 2012. Mr. Kellen served as Director of Finance from 2007 to 2009 and Chief Financial Officer from February 1, 2009 to May 1, 2009 for Transoma Medical, Inc., including during the preparation of its proposed initial public offering, which was withdrawn in February 2008 due to deteriorated market conditions. From 2005 to 2007, Mr. Kellen served as the Corporate Controller for ev3 Inc. during the company's initial public offering and during additional follow-on offerings. From 2003 to 2005, Mr. Kellen served as Senior Audit Manager of Deloitte & Touche, LLP (now Deloitte LLP), providing auditing and consulting services to mid-size public companies after the passage of the Sarbanes-Oxley Act. Mr. Kellen has spent more than 15 years in the medical device industry, serving early stage and growth companies that produced Class II and Class III devices. Mr. Kellen began his career with Deloitte & Touche in 1987.

        Randall LaBounty joined us in May 2011 as our Vice President of Regulatory and Clinical Affairs. Mr. LaBounty has over 20 years of experience in medical device research with 16 years of experience in cardiovascular medical devices. Prior to joining Kips Bay Medical, from 2010 to 2011, Mr. LaBounty served as Vice President of Clinical Research at Osprey Medical, Inc., a company focused on preventing contrast-induced chronic kidney diseases in patients. From 2005 to 2010, Mr. LaBounty serves as Vice President of Clinical and Regulatory Affairs at Lumen Biomedical, Inc. He has also held director level positions at Atritech, Inc., ev3, Inc. and IntraTherapeutics, Inc. Mr. LaBounty has extensive experience with Class II and Class III medical products. He has been involved in all phases of the medical device approval process, including the development of clinical and regulatory strategies, clinical trial execution, obtaining FDA IDEs, PMAs and 510(k) submissions. Internationally, he has successfully brought medical devices from initial clinical trials through to CE Mark approval. Mr. LaBounty has a Master of Science degree in Biostatistics and Bachelor of Science degree in Genetics and Cell Biology from the University of Minnesota.

        Michael Reinhart joined us in May 2011 as our Vice President of Sales & Marketing. He has nearly 25 years of experience in the medical device industry. From 2009 to 2010, Mr. Reinhart served as Vice President of Global Marketing for ATS Medical Inc. based in Minneapolis, MN, which was focused on cardiac surgery and engaged in the development and commercialization of prosthetic heart valves, valvular repair devices and cryoablation products. ATS Medical was purchased in August 2010 by Medtronic, Inc. From 2007 to 2009, Mr. Reinhardt served as an independent consultant providing strategic and operational planning and execution services to the medical device industry. Prior to 2007, Mr. Reinhardt had held several senior management level positions at companies including St Jude Medical's Cardiac Surgery Division, C.R. Bard's Electrophysiology Division, Boston Scientific's Scimed Division and Ethicon Endosurgery. He also has considerable international experience, having worked extensively in the European and Asian markets. He has a broad spectrum of experience, including working in the fields of general surgery, laparoscopic surgery, interventional cardiology, electrophysiology and cardiothoracic surgery. Mr. Reinhardt holds a B.A. in Marketing from Ohio University and a M.B.A. from Baruch College in New York, New York.

        Arch C. Smith joined us as a director in February 2011 and is currently a partner with Rothschild Capital Partners, focusing on investments in publicly traded medical device stocks. From April 2005 to May 2010, Mr. Smith was a Venture Partner at Sight Line Partners, a venture capital firm focused on investments in later stage private medical device companies. From 1984 to 2003, Mr. Smith worked for Piper Jaffray, a Minneapolis-based investment bank. Mr. Smith contributed in roles of increasing responsibility and most recently as a senior healthcare analyst and Managing Director for equity research, specializing in medical technology companies. Mr. Smith initially covered large capitalization stocks in the cardiovascular device arena, but later shifted the focus of his practice to small capitalization medical technology companies. Mr. Smith served on the board of directors for CABG Medical, Inc. from 2004 to 2006. During his employment with Sight Line Partners, Mr. Smith served on the board of directors of Centerre Healthcare, PHT Corporation and InSound Medical. Mr. Smith serves on the board of the Minneapolis Heart Institute Foundation. We believe that, as a successful venture capitalist, Mr. Smith brings important strategic insight to our board, as well as a wealth of experience working with the investment community.

        Robert E. Munzenrider joined us as a director in February 2011 and is the founder and co-founder of several e-commerce businesses. From 2000 to 2002, Mr. Munzenrider was President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc. In 1999, he served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce service provider, during part of 1999. From 1998 to 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc. Mr. Munzenrider has served on the board of directors for Viad Corp. since 2004 and Angeion Corp. since 2010. Mr. Munzenrider also served on the board of directors for various corporations, to include Criticare Systems, Inc. from 2007 to 2008, CABG Medical, Inc. from 2004 to 2006, and ATS Medical, Inc. from 2003 to 2010. He is also a Trustee Emeritus of the University of Montana Foundation. We believe that Mr. Munzenrider's extensive financial background and significant leadership experience in consumer-focused industries adds valuable expertise and insight to our board.

        Robert J. Sheehy joined us as a director in February 2011 and is an Operating Partner and member of the Strategic Advisory Board of Genstar Capital, a San Francisco based private equity firm that invests in leading middle-market companies. From 2007 to 2008, Mr. Sheehy served as Senior Vice President for UnitedHealth Group, Inc. From 2000 to 2007, Mr. Sheehy served as Chief Executive Officer of UnitedHealthcare, Inc., a division of UnitedHealth Group. From April 1998 to December 2000, Mr. Sheehy was President of UnitedHealthcare. Prior to April 1998, Mr. Sheehy served in various capacities with UnitedHealth Group. Mr. Sheehy currently serves on the board of directors for Univita Health, which he joined in March 2010, and Evolution1, Inc., which he joined in July 2011. Mr. Sheehy currently serves as the Chairman of the board of directors of West Side Community Health Services and as a member of the Board of Trustees of Breck School. We believe that Mr. Sheehy brings strategic insight and leadership and a wealth of experience in healthcare to our board, as well as knowledge of regulations and issues facing healthcare providers and medical device companies.

Director Independence

        Our board of directors has reviewed the materiality of any relationship that each of our directors and prospective directors has with us, either directly or indirectly. Based on this review, our board has determined that the following directors are "independent directors" as defined by Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market: Messrs. Smith, Munzenrider, and Sheehy.

Committees of the Board of Directors

        Our board of directors has provided for the establishment of an audit committee, a compensation committee and a nominating and governance committee following the effectiveness of the registration statement of which this prospectus is a part. The composition and function of each of these committees is described below.

  Audit Committee

        The principal functions of the Audit Committee are to evaluate and review the Company's financial reporting process and systems of internal controls. The Audit Committee evaluates the independence of the Company's independent auditor, appoints the Company's independent auditor, approves fees to be paid to our independent auditor, and reviews the Company's financial statements with management and the independent auditor. The Audit Committee has recommended to the Board of Directors the appointment of Ernst & Young LLP to serve as the Company's independent auditor for 2012.

        The Audit Committee operates under a written charter, which is available on the Investors section of our website at www.KipsBayMedical.com. Under the charter, the Audit Committee must be comprised of not less than three members of the Board of Directors and its composition must otherwise satisfy NASDAQ and SEC requirements applicable to audit committees. The members of the Company's Audit Committee are Robert E. Munzenrider (Chairman), Arch C. Smith and Robert J. Sheehy, all of whom have been determined by the Board of Directors to be independent under the definition of "independence" provided by NASDAQ Rule 5605 and Rule 10A-3 of the Securities Exchange Act of 1934. The Board has determined that Mr. Munzenrider is an "audit committee financial expert" as defined by applicable SEC regulations. The Audit Committee was established in February 2011. The Audit Committee held four meetings during the 2011 fiscal year.

  Compensation Committee

        The members of the Compensation Committee are Robert J. Sheehy (Chairman), Robert E. Munzenrider and Arch C. Smith, all of whom are independent within the definition of "independence"

provided by NASDAQ Rule 5605. The Compensation Committee operates under a written charter, which is available on the Investors section of our website at www.KipsBayMedical.com.

        The Board has authorized the Compensation Committee to review and advise management on a broad range of compensation policies for employees. The Company's Chief Executive Officer is responsible for establishing specific terms of compensation for Company employees who are not subject to Section 16 of the Securities Exchange Act of 1934, and works with the Compensation Committee on specific terms of compensation for Section 16 officers, subject to approval by the Board of Directors. The Compensation Committee is also responsible for recommending to the Board of Directors the base salaries, salary increases, equity awards and other benefits for the Company's executive officers. The Board of Directors retains authority to set director compensation, although the Compensation Committee makes recommendations to the Board of Directors on director compensation. Additionally, the Compensation Committee administers the Company's 2007 Long-Term Incentive Plan and grants stock options pursuant to such plan. During fiscal year 2011, the Compensation Committee engaged the 21-Group, a compensation consultant, for purposes of evaluating the appropriateness and reasonableness of compensation paid to the Company's executive officers and directors. The Compensation Committee may delegate its responsibilities to subcommittees to the extent permitted by applicable laws and regulations; however, such subcommittees are not permitted to have decision-making authority and are required to report regularly to the full Compensation Committee. The Compensation Committee was established in February 2011. The Compensation Committee held three meetings during the 2011 fiscal year.

  Governance/Nominating Committee

        The members of the Governance/Nominating Committee are Robert E. Munzenrider (Chairman), Robert J. Sheehy and Arch C. Smith, all of whom are independent within the definition of "independence" provided by NASDAQ Rule 5605. The Governance/Nominating Committee operates under a written charter, which is available on the Investors section of our website at www.KipsBayMedical.com. In accordance with NASDAQ requirements, all four of the director nominees for the 2012 Annual Meeting were approved by the Governance/Nominating Committee comprised of independent directors. The Governance/Nominating Committee was established in February 2011. The Governance/Nominating Committee met two times during the 2011 fiscal year.

        The principal purpose of the Governance/Nominating Committee is to identify and evaluate qualified individuals for membership on the Board of Directors. The Governance/Nominating Committee annually considers the size, composition and needs of the Board of Directors in evaluating director candidates and recommends director nominees for election at each annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

        No prospective member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.kipsbaymedical.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Limitation of Directors' and Officers' Liability and Indemnification

        The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation and amended and restated bylaws limit the liability of our directors to the fullest extent permitted by Delaware law.

        We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our certificate of incorporation and amended and restated bylaws also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

        We have entered into agreements to indemnify our directors and officers and intend to enter into these agreements in the future. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

        Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act and is therefore unenforceable.

        There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Director Compensation

        Until the effectiveness of the registration statement filed in connection with our initial public offering in February 2011, Manny Villafaña was our sole director and the chairman of our board of directors. Mr. Villafaña is not compensated for his services as a director. Mr. Munzenrider joined our board of directors following the effectiveness of the registration statement filed in connection with our initial public offering in February 2011, and Messrs. Smith and Sheehy joined our board of directors upon the closing of our initial public offering in February 2011.

        For the 2011 fiscal year, Messrs. Smith, Munzenrider, and Sheehy, as our non-employee directors, were each paid an annual retainer of $18,000; a meeting attendance fee of $1,250 per meeting; a committee meeting attendance fee of $1,500 and $1,000 per meeting for chairs and members, respectively; and annual stipends of $3,000 and $5,000 for the chair of the compensation and audit committees, respectively.

        For the 2012 fiscal year, the non-employee directors are each paid an annual retainer of $18,000; a retainer of $6,000 for each member of the audit committee; a retainer of $3,000 for each member of the compensation committee; a retainer of $2,000 for each member of the nominating and governance committee; and annual stipends of $10,000 and $5,000 for the chair of audit and compensation committees, respectively.

        In addition to these director fees, each non-employee director receives restricted stock in recognition of each director's service to the Company, and to further align director and stockholder interests. Upon joining the board in February 2011, each non-employee director received a restricted stock grant of 30,000 shares of common stock, which will vest in four annual increments, beginning with the one-year anniversary of the director's appointment to the board. On December 13, 2011, each non-employee director also received a restricted stock grant of 15,000 shares of common stock, which will vest on the one-year anniversary of the grant date.

Director Compensation Table for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Arch C. Smith	$21,000	$265,200	286,200
Robert E. Munzenrider	26,125	265,200	291,325
Robert J. Sheehy	23,875	265,200	289,075

(1)
The value of each of the stock awards was computed in accordance with FASB ASC Topic 718 without consideration of forfeitures. Valuation assumptions are described in the notes to the audited financial statements appearing elsewhere in this prospectus.

Executive Compensation

Overview

        In this section, we describe our compensation programs and policies and the material elements of compensation for the year ended December 31, 2011 for our Chairman and Chief Executive Officer, our Chief Financial Officer, Vice President of Finance, and Secretary, and our Vice President of Regulatory and Clinical Affairs. On May 2, 2011, Mr. Randall LaBounty commenced employment as the Vice President of Regulatory and Clinical Affairs.

        Decisions on the components of our compensation programs were, until the effectiveness of the registration statement filed in connection with our initial public offering, the responsibility of our Chairman and Chief Executive Officer. Following the effectiveness of the registration statement filed in connection with our initial public offering in February 2011, our compensation committee became responsible for reviewing and evaluating these components, including employee base salaries and benefit plans. The compensation committee provides advice and recommendations to the board of directors on such matters. See "Corporate Governance—Compensation Committee" for further details on the role of the compensation committee.

Employment Agreements

Manny Villafaña

        We entered into an employment agreement with Mr. Villafaña on July 19, 2007. This agreement provided for an initial base salary, which base salary was increased to $335,711 effective July 4, 2011. Mr. Villafaña may be awarded discretionary bonuses as determined by our board of directors and is entitled to participate in any employee benefit plans we sponsor.

        Pursuant to the employment agreement, if we terminate Mr. Villafaña's employment without cause, he is entitled to his base salary for the entire term of the employment agreement, which expires on

July 1, 2012. For benefits payable upon a change in control, see "Severance Benefits and Change in Control Arrangements."

        The employment agreement also contains provisions relating to confidential information, requiring Mr. Villafaña to refrain from disclosing any of our proprietary information, and to assignment of inventions, obligating Mr. Villafaña to assign to us any inventions which directly concern our eSVS Mesh or future products, research, or development, or which result from work he performs for us or using our facilities. Further, Mr. Villafaña's employment agreement contains certain provisions concerning his post-employment activities. Pursuant to the agreement, he has agreed not to compete with us for a period of two years after the termination of his employment, provided that we make a monthly payment to Mr. Villafaña equal to his base salary rate at the time of termination, adjusted based upon changes in the consumer price index, beginning with the first month after termination of employment and continuing until the non-competition provision expires. Such two-year non-competition period will automatically be extended by one year increments, up to a total of five years, unless terminated by us, provided we continue making the monthly payments set forth above. Mr. Villafaña will also be entitled to continue his participation in our medical benefits plan for the term of the non-competition provision, provided he continues to pay the employee portion of the premium. Following the termination of his employment with us, Mr. Villafaña has also agreed to consult on non-confidential matters at the request of our board of directors.

Scott Kellen and Randall K. LaBounty

        We entered into employment agreements with Mr. Kellen on February 8, 2010, and with Mr. LaBounty on May 2, 2011. Mr. Kellen's employment agreement provided for an annual base salary, which base salary was increased to $225,000 effective April 1, 2012. Mr. LaBounty's employment agreement provided for an annual base salary of $225,000. As explained further in "Overview" above, these compensation amounts were determined by our Chief Executive Officer and Chairman and reviewed by our Compensation Committee.

        Mr. Kellen and Mr. LaBounty are at-will employees. Therefore, their employment agreements do not have defined terms, and may be terminated by the executive or by us for any reason or no reason with ten days prior notice.

        Although we may, in our discretion, provide Mr. Kellen and Mr. LaBounty with severance benefits upon termination of their employment, neither of them is entitled to severance benefits. For benefits payable upon a change in control, see "Severance Benefits and Change in Control Arrangements."

        Pursuant to non-competition and non-solicitation provisions of their employment agreements, Mr. Kellen and Mr. LaBounty have agreed not to compete with us for a period of one year following termination of their employment. The employment agreements also contain provisions relating to confidential information and assignment of inventions, which require Mr. Kellen and Mr. LaBounty to refrain from disclosing any of our proprietary information and to assign to us any inventions which directly concern our eSVS Mesh or future products, research or development, or which result from work they perform for us or using our facilities.

Base Salary

        Base salaries for our named executive officers are established based on the executive's level of responsibility and years of experience, taking into account competitive trends. Base salaries of all employees, including executive officers, are reviewed annually and may be increased for merit reasons or due to overall company performance.

Equity Awards

        Equity awards to our named executive officers generally consist of incentive stock options. For a description of the terms and conditions of our stock option plan, see "Employee Benefit Plans—2007 Long-Term Incentive Plan."

        Upon commencement of his employment with us, Mr. Kellen received an incentive stock option to purchase 50,000 shares of our common stock at an exercise price of $7.00 per share. One-quarter of the total number of shares subject to the option vested on each of February 8, 2011 and 2012 and an additional one-quarter of the total number of shares will vest on each of February 8, 2013 and 2014. On March 7, 2011, Mr. Kellen received an incentive stock option to purchase 25,000 shares of our common stock at an exercise of $6.10 per share. One quarter of the total number of shares subject to the option vested on March 7, 2012 and an additional one-quarter of the total number of shares subject to the option will vest on each of March 8, 2013, 2014 and 2015. On October 20, 2011, Mr. Kellen received an incentive stock option to purchase 56,250 shares of our common stock at an exercise price of $2.00 per share. Pursuant to this option, 14,063 shares subject to the option will vest on each of October 20, 2012 and 2013, while 14,062 shares subject to the option will vest on each of October 20, 2014 and 2015.

        On May 2, 2011, upon commencement of his employment with us, Mr. LaBounty received an incentive stock option to purchase 75,000 shares of our common stock at an exercise price of $5.18 per share. One-quarter of the total number of shares subject to the option will vest on each of May 2, 2012, 2013, 2014 and 2015. On October 20, 2011, Mr. LaBounty received an incentive stock option to purchase 56,250 shares of our common stock at an exercise price of $2.00 per share. Pursuant to this option, 14,063 shares subject to the option will vest on each of October 20, 2012 and 2013, while 14,062 shares subject to the option will vest on each of October 20, 2014 and 2015.

        There were no options exercised by any of our named executive officers during 2011.

Non-Equity Incentive Compensation

        We did not award any non-equity incentive compensation to any of our named executive officers in 2011.

Retirement Plan and Other Benefits

        We offer a SIMPLE IRA plan and health, disability, and life insurance to our full-time employees, including our named executive officers. For a description of the terms and conditions of our SIMPLE IRA plan, see "Employee Benefit Plans—Retirement Plan and Other Benefits."

Nonqualified Deferred Compensation

        We currently do not maintain any nonqualified deferred compensation plans.

Perquisites and Other Personal Benefits

        We did not provide any named executive officer with perquisites or personal benefits during 2011.

Severance Benefits and Change in Control Arrangements

        We have agreed to provide the severance benefits and change in control arrangements described below to our named executive officers.

Manny Villafaña

        Pursuant to his employment agreement, if we terminate Mr. Villafaña's employment without cause, he is entitled to his base salary for the entire term of the agreement. The agreement will expire on July 1, 2012.

        Pursuant to the agreement, Mr. Villafaña has agreed not to compete with us for a period of two years after the termination of his employment, subject to extension by us for three additional years, provided that we make a monthly payment to Mr. Villafaña equal to his base salary rate at the time of termination, adjusted based upon changes in the consumer price index, beginning with the first month after termination of employment and continuing until the non-competition provision expires. Mr. Villafaña will also be entitled to continue his participation in our medical benefits plan, provided he continues to pay the employee portion of the premium. Such benefits will continue until the expiration of the non-competition provision, which, as discussed in "Employment Agreements" above, will be a period of not less than two years and not more than five years.

        We also entered into a change in control agreement with Mr. Villafaña on September 12, 2008. Under the terms of this agreement, if, within 24 months of a change in control, Mr. Villafaña's employment is terminated by us other than for cause, or if he resigns for good reason, Mr. Villafaña will be entitled to a prorated portion of any annual incentive bonus for the year in which the termination occurs and a severance benefit equal to three years of his base salary. The change in control agreement expired by its terms on September 12, 2011, but was automatically renewed until September 12, 2012 because neither party provided written notice to the other of the intent not to extend the agreement. The change in control agreement will continue to be automatically extended by one-year increments thereafter unless either party provides written notice to the other of the intent not to extend the agreement.

Scott Kellen and Randall K. LaBounty

        Under the terms of their employment agreements, neither Mr. Kellen nor Mr. LaBounty is entitled to any severance benefits upon termination of employment. However, we may, in our sole discretion, provide them with severance benefits.

        We entered into change in control agreements with Mr. Kellen, effective February 8, 2010 and Mr. LaBounty, effective May 2, 2011. Under the terms of these agreements, if, within 24 months of a change in control, either executive is terminated by us for a reason other than cause or resigns for good reason, he will be entitled to a prorated portion of any annual incentive bonus for the year in which the termination occurs and a severance benefit equal to two years of his base salary. The change in control agreements expire three years from their effective dates, but will be automatically extended by one-year increments unless either party provides written notice to the other of the intent not to extend the agreement.

Summary Compensation Table for 2011

        The following table provides information regarding the compensation earned during the years ended December 31, 2011 and 2010 by our Chairman and Chief Executive Officer, our Chief Financial Officer, Vice President of Finance, and Secretary, and our Vice President of Regulatory and Clinical Affairs.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Manny Villafaña	2011	$327,103	—	9,813	336,916
Chairman and Chief Executive Officer	2010	311,527	—	9,501	321,028
Scott Kellen	2011	198,733	126,258	5,962	330,953
Chief Financial Officer, Vice President of	2010	164,365	179,598	5,081	349,044
Finance and Secretary(3)
Randall K. LaBounty	2011	142,789	253,554	4,154	400,496
Vice President of Regulatory and Clinical
Affairs(4)

(1)
The value of each of the option awards was computed in accordance with FASB ASC Topic 718 without consideration of forfeitures. Valuation assumptions are described in the notes to financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2011. See the table entitled "Outstanding Equity Awards at December 31, 2011" and our discussion of stock-based compensation under "Employee Benefit Plans." Each stock option is an incentive stock option with a ten-year term, and vests, in the aggregate, as to one-fourth of the shares on the first anniversary of the grant date and annually thereafter until the fourth anniversary of the grant date.

(2)
Represents our match of Mr. Villafaña's, Mr. Kellen's and Mr. LaBounty's contributions to their SIMPLE IRA accounts. See our discussion of our SIMPLE IRA plan under "Employee Benefit Plans—Retirement Plan and Other Benefits."

(3)
Mr. Kellen joined the Company as its Chief Financial Officer, Vice President of Finance and Secretary on February 8, 2010. On March 13, 2012, Mr. Kellen was appointed as the Company's Chief Operating Officer.

(4)
Mr. LaBounty joined the Company as its Vice President of Regulatory and Clinical Affairs on May 2, 2011.

Outstanding Equity Awards at December 31, 2011

        The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers as of December 31, 2011. Each award was granted pursuant to our 2007 Long-Term Incentive Plan.

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Scott Kellen	2/8/2010	12,500	37,500	(1)	7.00	2/8/2020
	3/7/2011	—	25,000	(2)	6.10	3/7/2021
	10/20/2011	—	56,250	(3)	2.00	10/20/2021
Randall K. LaBounty	5/2/2011	—	75,000	(4)	5.18	5/2/2021
	10/20/2011	—	56,520	(5)	2.00	10/21/2021

(1)
Represents shares granted pursuant to an incentive stock option agreement for an aggregate of 50,000 shares. This option vests in four annual installments beginning on February 8, 2011.

(2)
Represents shares granted pursuant to an incentive stock option agreement for an aggregate of 25,000 shares. This option vests in four annual installments beginning on March 7, 2012.

(3)
Represents shares granted pursuant to an incentive stock option agreement for an aggregate of 56,250 shares. This option vests in four annual installments beginning on October 20, 2012.

(4)
Represents shares granted pursuant to an incentive stock option agreement for an aggregate of 75,000 shares. This option vests in four annual installments beginning on May 2, 2012.

(5)
Represents shares granted pursuant to an incentive stock option agreement for an aggregate of 56,250 shares. This option vests in four annual installments beginning on October 20, 2012.

Employee Benefit Plans

2007 Long-Term Incentive Plan

        Our 2007 Long-Term Incentive Plan (the "2007 Plan"), was adopted by our board of directors and approved by our stockholders on July 27, 2007. The 2007 Plan will expire in July 2017, unless sooner terminated by our board of directors. Under the 2007 Plan, we may grant incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights and other performance awards to our officers, directors, employees, consultants and advisors.

Retirement Plan and Other Benefits

        We sponsor a SIMPLE IRA retirement plan, which covers substantially all qualified full-time employees. This plan provides that each employee may elect to contribute to an individual retirement plan through salary reduction contributions. We currently match each employee's contribution to the plan up to 3% of the employee's base annual wage. We also offer health, disability, and life insurance to our full-time employees.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a summary of transactions since the beginning of 2010 to which we have been a party in which the amount involved exceeded $84,195, which is approximately 1% of the average of our total assets at December 31, 2010 and 2011, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock had or will have a direct or material indirect interest, other than compensation arrangements that are described under the sections of this Proxy Statement entitled "Executive Compensation" and "Director Compensation."

Equity Issuances to Directors, Executive Officers and 5% Stockholders

        The following table shows all issuances of common stock since the beginning of 2010 to holders of more than 5% of our capital stock. There have been no transactions with executive officers or directors during this time not otherwise described under the sections of this prospectus entitled "Executive Compensation" and "Director Compensation."

	Date of Issuance	Number of Shares	Aggregate Purchase Price
5% Stockholders
Kips Bay Investments, LLC	2/16/2010	600,000	$3,500,000
	2/16/2010	400,000	250,000

Agreements with Directors and Executive Officers

        Please see "Executive Compensation" for information regarding the employment agreements with, and compensation of, our executive officers.

Agreements with 5% Stockholders

Investment Agreement with Kips Bay Investments, LLC

        We are a party to an Investment Agreement dated, July 19, 2007, with Manny Villafaña and Kips Bay Investments, LLC ("KBI"), which had no relationship to us prior to entering into this Investment Agreement. Pursuant to the Investment Agreement, KBI sold us all of its right, title and interest to certain intellectual property assets in exchange for a first secured promissory note, dated July 19, 2007, with a principal amount of $100,000 and loaned to us $2.9 million in exchange for a second secured promissory note dated July 19, 2007 with a principal amount of $2.9 million. The $100,000 note and the $2.9 million note accrued interest at a rate of 9% per annum. All principal and accrued interest under the Notes was convertible into shares of our common stock at a per share price of $0.625 per share. In connection with the issuance of the Notes, we entered into a Loan and Security Agreement with KBI, pursuant to which we granted a security interest in all of our existing and to-be-acquired property and proceeds therefrom, including all intellectual property assets transferred to us pursuant to the first secured promissory note.

        The Investment Agreement also granted KBI two stock purchase options. The first stock purchase option granted KBI the right to purchase 600,000 shares of our common stock for $3.5 million following our determination that our eSVS Mesh was suitable for human implantation. The second stock purchase option granted KBI the right to purchase an additional 600,000 shares of our common stock for $3.5 million following the first implantation of our eSVS Mesh.

        In April 2008, we determined that our eSVS Mesh was suitable for human implantation, and KBI subsequently exercised its first stock purchase option under the Investment Agreement, purchasing an aggregate of 600,000 shares of our common stock for a purchase price of $3.5 million in nine installments from May 2008 to June 2009.

        In August 2008, the first implantation of our eSVS Mesh took place thereby satisfying the condition to the second stock purchase option. KBI exercised the second option in February 2010, purchasing an additional 600,000 shares for a purchase price of $3.5 million.

        In March 2009, KBI converted the entire principal amount of $3.0 million and partially converted $217,188 of $467,188 in accrued interest on the Notes into 5,147,389 shares of our common stock at a price of $0.625 per share, and we paid KBI the balance of $250,000 of accrued interest in cash. In connection with KBI's exercise of the second stock purchase option in February 2010, we and KBI entered into an agreement whereby KBI repaid us the $250,000 in cash and we issued KBI 400,000 shares of our common stock at a price of $0.625 per share.

        Due to the conversion of the Notes, exercise of the stock purchase options and other purchases of our common stock, as of April 2, 2012, KBI beneficially owns 41.3% of our common stock. The Loan and Security Agreement pursuant to which the Notes were issued has no further material force or effect following conversion of the Notes as there is no debt outstanding and no obligation to issue additional debt.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of the common stock in this offering for:

  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  each of our named executive officers;

  each of our directors; and all of our directors and executive officers as a group.

        The percentage ownership information shown in the table is based upon 16,345,579 shares of common stock outstanding as of the date of this prospectus, and the issuance of         shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriter's option to purchase additional shares.

        Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before that date that is 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Unless otherwise noted below, the address for each person or entity listed in the table is c/o Kips Bay Medical, Inc., 3405 Annapolis Lane North, Suite 200, Minneapolis, Minnesota 55447.

	Beneficial Ownership			Percentage of Shares Beneficially Owned
			Options Exercisable within 60 Days
Beneficial Owner	Number of Shares Held Before the Offering			Before this Offering	After this Offering
5% Stockholders
Kips Bay Investments, LLC(1)	6,791,956	(2)	—	41.3%		%
8500 Normandale Lake Blvd., Suite 600
Bloomington, Minnesota 55437
Directors and Named Executive Officers
Manny Villafaña	5,281,397		—	32.1
Robert E. Munzenrider	45,000		—	*	*
Arch C. Smith	49,200		25,000	*	*
Robert J. Sheehy	61,667		—	*	*
Scott Kellen	—		31,250	*	*
Randall K. LaBounty	—		18,750	*	*
All directors and executive officers as a group (7 persons)	5,437,264		88,750	33.6

*
Less than 1%

(1)
Kips Bay Investments, LLC is directly owned by Nasser J. Kazeminy, Yvonne P. Kazeminy, Triomphe Investments I, LLC, Triomphe Investments II, LLC, Triomphe Investments III, LLC and Triomphe Investments IV, LLC, each of which hold shared voting and dispositive power with respect to the shares held by Kips Bay Investments, LLC. Triomphe Investments I, LLC, Triomphe Investments II, LLC, Triomphe Investments III, LLC, and Triomphe Investments IV, LLC are 100% controlled by trusts for the benefit of Nasser J. Kazeminy's family. The trustees of such trusts are Nader C. Kazeminy, Tanya M. Kazeminy-Mackay, and U.S. Bank National Association, SD.

(2)
Includes 2,900 shares held by the principal equity holder of Kips Bay Investments, LLC. Kips Bay Investments, LLC disclaims beneficial ownership of such shares.

DESCRIPTION OF CAPITAL STOCK

General

        Upon the closing of this offering, our authorized capital stock will consist of 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated stock, par value $0.01 per share.

        The following summarizes important provisions of our common stock and describes certain material provisions of our certificate of incorporation and amended and restated bylaws. This summary is qualified by our certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

Outstanding Shares

        As of the date of this prospectus, there were 16,345,579 shares of common stock outstanding held of record by 66 stockholders. After giving effect to the sale of common stock offered in this offering, there will be            shares of common stock outstanding.

Dividend Rights

        The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared out of legally available funds at the times and the amounts as our board of directors may from time to time determine.

Voting Rights

        Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

No Preemptive or Similar Rights

        The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

        In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Undesignated Stock

        Our board of directors has the authority, without first obtaining approval of our stockholders, to establish from the undesignated shares, one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such class or series, including dividend rights, voting rights, and the right to receive liquidation distributions.

Stock Options and Warrants

        As of the date of this prospectus, we have outstanding options to purchase an aggregate of 1,191,000 shares of our common stock at a weighted average exercise price of $3.69 per share under our 2007 Long-Term Incentive Plan. All outstanding options provide for adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in our corporate structure. As of the date of this prospectus, 585,500 additional shares are reserved and available for issuance under our 2007 Long-Term Incentive Plan.

        As of the date of this prospectus, there are also outstanding options to purchase 103,125 shares of common stock issuable upon exercise of options issued to the underwriters in connection with our February 16, 2011 initial public offering. These options have a five year term, which expires on February 10, 2016, and an exercise price of $10.00 per share.

Representative's Warrants

        We are registering the warrants we have agreed to sell to the representative of the underwriters in this offering to purchase up to a total of             shares of common stock (5% of the shares sold in this offering). See "Underwriting—Representative's Warrants" beginning on page 97 of this prospectus for a description of these warrants.

Registration Rights

        The Investment Agreement, dated July 19, 2007, between KBI and us provides that we will file a registration statement under the Securities Act of 1933, as amended, covering the re-sale of 1,000,000 or more shares of our common stock within 90 days of a request by KBI. We are not obligated to take any registration-related actions during the following periods:

  prior to the date that is six months following the effective date of our first registered public offering pursuant to a firm commitment underwritten offering;

  during the period starting with the date that is 90 days prior to our good faith estimated date of filing of, and ending on the date three months immediately following the effective date of, any registration statement pertaining to our securities, provided certain conditions are met;

  after we have effected two registrations of our securities for KBI, excluding registrations effected on Form S-3 or any successor form, and such registrations have been declared effective; and

  if we furnish to KBI a certificate stating that in the good faith judgment of the board of directors that it would be seriously detrimental to us or our stockholders for a registration statement to be filed in the near future, which certificate may only be used once in any 12-month period, and which certificate may only defer our registration obligation for a maximum of 120 days.

Anti-Takeover Effects of Provisions

Certificate of Incorporation and Amended and Restated Bylaws

        Provisions of our certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and amended and restated bylaws:

  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

  provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

  provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

        The amendment of any of these provisions requires approval by the holders of at least 66 2/3% of our then outstanding common stock, voting as a single class.

Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the stockholder became an interested stockholder, unless:

  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  any merger or consolidation involving the corporation and the interested stockholder;

  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

        These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer or proxy contest.

Limitation on Liability of Directors and Indemnification

        Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

  breach of their duty of loyalty to us or our stockholders;

  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

  transaction from which the directors derived an improper personal benefit.

        These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit indemnification. We have obtained a directors' and officers' liability insurance policy.

        We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Listing

        Our common stock is listed on The NASDAQ Capital Market under the symbol "KIPS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

UNDERWRITING

        Aegis Capital Corp. is acting as the sole manager of the offering and as representative of the underwriters (the "Representative"). We have entered into an underwriting agreement dated            , 2012 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Aegis Capital Corp.

Total

        The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters' obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of                    additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $              and the total net proceeds, before expenses, to us will be $      .

        Discount.    The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance(1)
Proceeds, before expenses, to us	$	$	$

(1)
The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters' over-allotment option.

        The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $            per share. If all of the shares offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

        We have paid an expense deposit of $10,000 to the Representative, which will be applied against the accountable expenses that will be paid by us to the Representative in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, the $10,000 expense deposit paid to the Representative will be returned to the extent offering expenses are not actually incurred.

        We have also agreed to pay the Representative's expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual, but no more than $30,000 in the aggregate; (b) all fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) upon successfully completing this offering, $20,000 for the underwriters' use of Ipreo's book-building, prospectus tracking and compliance software for this offering; and (e) upon successfully completing this offering, $10,000 of the Representative's actual accountable road show expenses for the offering (less the $10,000 deposit).

        We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $              .

        Discretionary Accounts.    The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

        Lock-Up Agreements.    Pursuant to certain "lock-up" agreements, we, our executive officers and directors, and certain of our stockholders have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriter, for a period of ninety (90) days after the date of this prospectus.

        Representative's Warrants.    We have agreed to issue to the Representative warrants to purchase up to a total of shares of common stock (5% of the shares of common stock sold in this offering). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a one-year lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

        Right of First Refusal.    Until six months after the closing date of the offering, the Representative shall have a right of first refusal to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of our company or any such subsidiary or successor which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such six (6)-month period.

        Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

        Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

          Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

          Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

          Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

          Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Passive market making.    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, then that bid must then be lowered when specified purchase limits are exceeded.

        Other Relationships.    Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer restrictions outside the United States

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

        This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

        The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People's Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to "qualified domestic institutional investors."

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

        The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC ("Prospectus Directive"), as implemented in Member States of the European Economic Area (each, a "Relevant Member State"), from the requirement to produce a prospectus for offers of securities.

        An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

          (a)   to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

          (c)   to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

          (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

        This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French

Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers ("AMF"). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

        This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

        Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

        Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

        The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the "Prospectus Regulations"). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

        The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

        The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, "CONSOB" pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 ("Decree No. 58"), other than:

  •
  to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 ("Regulation no. 1197l") as amended ("Qualified Investors"); and

  •
  in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

        Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

  •
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

  •
  in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

        Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

        The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the "FIEL") pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

        This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are "qualified investors" (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

        This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are "qualified investors" (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

        The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

        This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

        Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

        No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

        Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended ("FSMA")) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to "qualified investors" (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

        Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to Kips Bay.

        In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 ("FPO"), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together "relevant persons"). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

        This section summarizes material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by certain non-U.S. holders who hold our common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, possibly with retroactive effect, or the Internal Revenue Service (the "IRS"), might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

  an individual who is neither a citizen nor a resident of the United States;

  a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business within the United States; or

  a trust unless (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        If an entity treated as a partnership for U.S. federal income tax purposes is the owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. If you are treated as a partner in such entity holding our common stock, you should consult your tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

        This summary is based upon provisions of the Code, the U.S. treasury regulations adopted thereunder, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. In addition, the summary does not represent a description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate or long-term resident of the U.S, "controlled foreign corporation," "passive foreign investment company," bank, insurance company or other financial institution, dealer or trader in securities, a person who holds our common stock as a position in a hedging transaction, straddle or conversion transaction, or other person subject to special tax treatment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. Finally, this summary does not describe the effects of any applicable foreign, state, or local laws.

        PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE, GIFT AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Dividends

        If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the non-U.S. holder's tax basis in our common stock, and thereafter as capital gain.

        As discussed under our "Dividend Policy" above, we do not currently expect to pay dividends. In the event we do pay dividends, any dividend paid to a non-U.S. holder in respect of our common stock generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. To obtain a reduced rate of withholding under a treaty, a non-U.S. holder must certify its entitlement to treaty benefits by providing a properly completed IRS Form W-8BEN or other applicable form to us or our paying agent prior to payment of the dividends. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (or other foreign entity treated as a partnerships for U.S. federal income tax purposes), the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners' or other owners' documentation to us or our paying agent. Special rules, described below, apply if a dividend is effectively connected with a U.S. trade or business conducted by a non-U.S. holder. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld from the IRS by filing an appropriate claim for refund with the IRS.

Sale of Common Stock

        Subject to the discussion below under "Backup Withholding and Information Reporting" and "New Legislation Relation to Foreign Accounts", non-U.S. holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of our common stock. This general rule, however, is subject to several additional exceptions. For example, the gain would be subject to U.S. federal income tax if:

  the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business or, if a treaty applies, is attributable to a permanent establishment of the non-U.S. holder in the United States, in which case the special rules described below apply;

  the non-U.S. holder is an individual who holds our common stock as a capital asset and who is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition, and certain other requirements are met; or

  the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA (described below), treat the gain as effectively connected with a U.S. trade or business.

        A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States, and if such non-U.S. holder is a corporation, it may also be subject to the branch profits tax generally equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        Unless an applicable income tax treaty provides otherwise, gain described in the second bullet point above will be subject to a flat rate of 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the non-U.S. holder individual is not considered a resident of the United States.

        The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within five years before the transaction, a "U.S. real property holding corporation," or USRPHC. In general, we would be a USRPHC if the fair market value of our United States real property interests equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are currently a USRPHC or that we will become one in the future. Even if we become a USRPHC, if our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if the non-U.S. holder actually or constructively held more than five percent of such regularly traded common stock any time during the shorter of (i) the five-year period preceding the date of a disposition of our common stock or (ii) the non-U.S. holder's holding period for our common stock.

Dividends or Gain Effectively Connected With a U.S. Trade or Business

        If any dividend on our common stock, or gain from the sale, exchange or other disposition of our common stock, is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the dividend or gain will be subject to U.S. federal income tax at the regular graduated rates as if such holder were a resident of the United States. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any effectively connected dividend or gain would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business will not be subject to the 30% withholding tax if the holder claims exemption from withholding by providing a properly completed IRS Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

        The estates of non-U.S. holder individuals (as specifically determined for U.S. federal estate purposes) generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included for U.S. federal estate tax purposes in the taxable estate of a non-U.S. holder individual. The U.S. federal estate tax liability of the estate of a non-U.S. holder individual may be affected by a treaty between the United States and the non-U.S. holder individual's country of residence.

Backup Withholding and Information Reporting

        The Code and the regulations adopted thereunder require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to provide his taxpayer identification number to the payer, furnishes an incorrect identification number, or repeatedly fails to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Payments to non-U.S. holders of dividends on our common stock will generally not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of our common stock will not be subject to backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status and the payer does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code or such holder otherwise establishes an exemption. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

        Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of our common stock under the backup withholding rules generally may be credited against any U.S. federal income tax liability of the holder.

New Legislation Relating to Foreign Accounts

        Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" (as specifically defined for this purpose) and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and gross sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Although the legislation applies to payments made after December 31, 2012, the IRS recently issued guidance that, among other things, defers the implementation of the 30% U.S. federal withholding tax with respect to dividends until 2014 and with respect to gross proceeds on a disposition of stock until 2015.

 LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus has been passed upon for us by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by Reed Smith LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in this offering, you should refer to the registration statement and its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. We are subject to the informational requirements of the Securities Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.kipsbaymedical.com as soon as reasonably practicable after filing such documents with the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

        You can read the registration statement and our filings with the SEC over the Internet at the SEC's website at www.sec.gov. You may request copies of the filings, at no cost, by telephone at (763) 235-3540 or by mail at Kips Bay Medical, Inc., 3405 Annapolis Lane North, Suite 200, Minneapolis, MN 55447. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330.

Kips Bay Medical, Inc.

Balance Sheets

(Dollars in thousands, except share and per share amounts)

	March 31, 2012 (Unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,780	$6,211
Short-term investments	5,120	2,957
Accounts receivable, net of allowance for doubtful accounts of $14 as of March 31, 2012 and December 31, 2011	27	40
Inventories	953	892
Prepaid expenses and other current assets	244	100

Total current assets	9,124	10,200
Property and equipment, net	430	467

Total assets	$9,554	$10,667

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$59	$85
Accrued liabilities	176	171
Accrued milestone and royalties	2	4

Total current liabilities	237	260
Commitments and contingencies (Note 9)
Stockholders' equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 16,245,579 issued and outstanding as of March 31, 2012 and December 31, 2011	162	162
Additional paid-in capital	34,771	34,591
Accumulated other comprehensive loss	(2)	(3)
Accumulated deficit	(25,614)	(24,343)

Total stockholders' equity	9,317	10,407

Total liabilities and stockholders' equity	$9,554	$10,667

See accompanying notes to financial statements.

Kips Bay Medical, Inc.

Statements of Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2012	April 2, 2011
Net sales	$53	$110
Cost of sales	(24)	(37)

Gross profit	29	73
Operating Expenses:
Research and development	483	434
Selling, general and administrative	822	552

Operating loss	(1,276)	(913)
Interest income	5	4

Net loss	$(1,271)	$(909)

Basic and diluted net loss per share	$(0.08)	$(0.06)

Comprehensive loss	$(1,270)	$(909)

See accompanying notes to financial statements.

Kips Bay Medical, Inc.

Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2012	April 2, 2011
Cash flows from operating activities:
Net loss	$(1,271)	$(909)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	28	23
Stock-based compensation	180	140
Amortization of premium on short-term investments	30	—
Other	15	—
Changes in operating assets and liabilities:
Accounts receivable	13	(10)
Inventories	(61)	(65)
Prepaid expenses and other current assets	(144)	1,032
Accounts payable	(26)	(80)
Accrued liabilities	5	(345)
Accrued royalties	(2)	(1)

Net cash used in operating activities	(1,233)	(215)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	1,777	—
Purchases of short-term investments	(3,970)	—
Purchase of property and equipment	(5)	(3)

Net cash used in investing activities	(2,198)	(3)
Cash flows from financing activities:
Proceeds from sale of common stock in IPO, net of related costs of $2,868	—	13,632

Net cash provided by financing activities	—	13,632
Net increase (decrease) in cash and cash equivalents	(3,431)	13,414
Cash and cash equivalents at beginning of period	6,211	3,548

Cash and cash equivalents at end of period	$2,780	$16,962

See accompanying notes to financial statements.

Kips Bay Medical, Inc.

Notes to Financial Statements

1. Organization and Business

        Kips Bay Medical, Inc. ("we", "us" or "our") was incorporated in the state of Delaware on May 1, 2007. We are a medical device company focused on manufacturing and commercializing our external saphenous vein support technology, or eSVS Mesh, for use in coronary artery bypass grafting ("CABG") surgery. Our eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. In CABG procedures, surgeons harvest blood vessels, including the internal mammary artery from the chest and the saphenous vein from the leg, and attach the harvested vessels to bypass, or provide blood flow around, blocked coronary arteries.

Recently Adopted Accounting Standards:

        In 2012 we adopted the amended provisions of the Comprehensive Income topic of the Financial Accounting Standards Board Codification. The amended provisions were issued to enhance comparability between entities that report under GAAP and IFRS and to provide a more consistent method of presenting non-owner transactions that affect an entity's equity. This topic eliminates the option to report other comprehensive income and its components in the statement of changes in shareholders' equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. The adoption of this amendment did not have a material effect on our Consolidated Financial Statements as the amendment only impacts presentation. Prior annual financial statements have not been recast to reflect the adoption of this standard due to the impact not being material.

2. Interim Financial Statements

        We have prepared the accompanying unaudited interim financial statements in accordance with accounting principles generally accepted in the United States ("US GAAP") for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. These interim financial statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of management, are necessary to present fairly our financial position, results of operations and cash flows for the interim periods presented. These interim financial statements should be read in conjunction with the annual financial statements and the notes thereto included elsewhere in this prospectus. The nature of our business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

3. Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements and accompanying notes. Actual results could differ from those estimates.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

4. Inventories

        Inventories include purchased materials, labor and manufacturing overhead and are stated at the lower of cost (first-in, first-out method) or market. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

        Inventories, net, consist of the following (in thousands):

	March 31, 2012	December 31, 2011
Raw materials	$85	$91
Work in process	324	392
Finished goods	544	409

Total	$953	$892

5. Net Loss Per Share

        We compute net loss per share in accordance with FASB ASC 260, Earnings Per Share, under which basic net loss attributable to common stockholders, on a per share basis, is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. The computation of diluted earnings per share, or EPS, is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with any convertible debt. Diluted EPS is the same as basic EPS due to common equivalent shares being excluded from the calculation, as their effect is anti-dilutive.

        The following table summarizes our calculation of net loss per common share (in thousands, except share and per share data) for the three months ended:

	March 31, 2012	April 2, 2011
Net loss	$(1,271)	$(909)
Weighted average shares outstanding—basic and diluted	16,245,579	14,598,092

Basic and diluted net loss per share	$(0.08)	$(0.06)

        We excluded outstanding employee and non-employee stock options of 1,364,000 and 943,000 for the three months ended March 31, 2012 and April 2, 2011, respectively, from the calculation of diluted net loss per share, as their effects were not dilutive.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

6. Cash, Cash Equivalents and Short-Term Investments

        Cash, cash equivalents and short-term investments consist of the following (in thousands):

	March 31, 2012	December 31, 2011
Cash and cash equivalents
Cash	$298	$571
Money market funds	2,482	5,640

Total cash and cash equivalents	$2,780	$6,211

Short-term investments
Money market funds	$236	$236
Commercial paper	1,997	—
Corporate debt	2,787	2,621
Bank certificate of deposit	100	100

Total short-term investments	$5,120	$2,957

        As of March 31, 2012 and December 31, 2011, the remaining contractual maturities of all short-term investments were less than 12 months. Due to the short-term nature of our investments, amortized cost approximates fair value for all investments.

7. Fair Value of Financial Instruments

        We apply the provisions of FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and enhances disclosures about fair value measurements.

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between knowledgeable and willing market participants. Valuation techniques used to measure fair value, as required by FASB ASC 820, must maximize the use of observable inputs and minimize the use of unobservable inputs.

        The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. Our assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The three levels of input are:

          Level 1—Quoted prices in active markets for identical assets or liabilities.

          Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

          Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

7. Fair Value of Financial Instruments (Continued)

        Our cash and equivalents and short-term investments consist of bank deposits, money market funds, commercial paper and corporate debt securities. Our money market funds are traded in active markets and are recorded at fair value based upon quoted market prices.

        We determine the fair value of our bank certificate of deposit, commercial paper and corporate debt securities using other observable inputs which may include quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets which are not active, other quoted prices which are directly observable and/or market inputs that are not directly observable, but are derived from or corroborated by other observable market data. Accordingly, we have classified the valuation of these securities as Level 2.

        Other financial instruments, including accounts receivable, accounts payable and accrued liabilities, are carried at cost, which we believe approximates fair value because of the short-term maturity of these instruments.

        A summary of financial assets measured at fair value on a recurring basis at March 31, 2012 and December 31, 2011 is as follows (in thousands):

	March 31, 2012				December 31, 2011
	Total	Quoted Prices In Active Markets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices In Active Markets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$2,718	$2,718	—	—	$5,876	$5,876	—	$—
Bank certificate of deposit	100	—	100	—	100	—	100	—
Corporate debt securities	2,787	—	2,787	—	2,621	—	2,621	—
Commercial paper	1,997	—	1,997	—	—	—	—	—

Total	$7,602	$2,718	4,884	$—	$8,597	$5,876	2,721	$—

8. Property and Equipment

        Property and equipment consist of the following (in thousands):

	March 31, 2012	December 31, 2011
Furniture and fixtures	$56	$56
Machinery, equipment and tooling	513	513
Computers and software	100	111
Leasehold improvements	90	90
Accumulated depreciation	(329)	(303)

Property and equipment, net	$430	$467

        Depreciation expense for the three months ended March 31, 2012 and April 2, 2011 was $28,000 and $23,000, respectively.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

9. Commitments and Contingencies

Royalty Payments

        The core intellectual property relating to our eSVS Mesh was acquired from Medtronic, Inc. pursuant to an Assignment and License Agreement dated October 9, 2007. As consideration for the assignment of such intellectual property, we have agreed to pay Medtronic an aggregate of up to $15.0 million upon the achievement of certain sales milestones and a royalty of 4% on sales of our eSVS Mesh. The milestones and related payments consist of $5.0 million due on the one-year anniversary of the first commercial sale of our eSVS Mesh, $5.0 million due when our cumulative net sales reach $15.0 million and $5.0 million due when our cumulative net sales reach $40.0 million. We had our first commercial sale of our eSVS Mesh in June 2010 and accrued an expense for the first milestone obligation at that time. This milestone obligation was paid in June 2011. Royalty obligations are payable 60 days after the end of each fiscal quarter, are recorded as a component of our cost of sales and will terminate upon the earlier of the expiration of all of the patents and patent applications acquired from Medtronic, Inc., or when the aggregate royalties paid reaches $100.0 million. We recorded royalty expense of $2,000 and $4,000 for the three months ended March 31, 2012 and April 2, 2011, respectively.

Legal Proceedings

        We are not currently engaged in any litigation.

10. Common Stock Purchase Agreement

        On October 24, 2011, we entered into a common stock purchase agreement (the "Purchase Agreement") with Aspire Capital Fund, LLC, an Illinois limited liability company ("Aspire Capital"), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of shares of our common stock (the "Purchase Shares") over a three year period at purchase prices determined in accordance with the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, we have filed and maintain a registration statement on Form S-1 with the SEC under which we have registered 3,164,357 shares of our common stock for resale by Aspire.

        In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 378,788 shares of our common stock as a commitment fee (the "Commitment Shares"). The Purchase Agreement provides that we may not issue and sell more than 3,164,357 shares of our common stock, including the Commitment Shares (19.9% of the Company's outstanding shares as of October 24, 2011, the date of the Purchase Agreement), unless stockholder approval is obtained in compliance with the applicable listing maintenance rules of The NASDAQ Capital Market. We intend to seek stockholder approval of the transactions contemplated by the Purchase Agreement at our 2012 Annual Meeting of Stockholders.

        As of March 31, 2012, we have not sold shares of common stock to Aspire Capital pursuant to the Purchase Agreement. As of March 31, 2012, a total of 378,788 shares of common stock, representing the Commitment Shares, have been issued to Aspire Capital pursuant to the Purchase Agreement.

        The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. The Purchase Agreement may be terminated by us at any time, at our discretion, without any cost or

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

10. Common Stock Purchase Agreement (Continued)

penalty to us. Aspire Capital has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our shares. We did not pay Aspire Capital any expense reimbursement in connection with the transaction. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

11. Stock-Based Compensation

2007 Long-Term Incentive Plan

        Our 2007 Long-Term Incentive Plan (the "Plan"), was adopted by the Board of Directors in July 2007. The Plan permits the granting of incentive and non-statutory stock options, restricted stock, stock appreciation rights, performance units, performance shares and other stock awards to eligible employees, directors and consultants. We grant options to purchase shares of common stock under the Plan at no less than the fair market value of the underlying common stock as of the date of grant. Options granted under the Plan have a maximum term of ten years and generally vest over four years for employees, at the rate of 25% of total shares underlying the option each year, and over three years for non-employees, with 25% vesting upon grant and 25% vesting each year thereafter. Under the Plan, a total of 2,000,000 shares of common stock were initially reserved for issuance.

        No equity awards were granted during the three months ended March 31, 2012.

        Stock-based compensation expense (in thousands) recorded in our statements of comprehensive income is summarized below for the three months ended:

	March 31, 2012	April 2, 2011
Cost of Sales	$15	$9
Research and development	55	78
Sales, general and administrative	110	53

Total stock-based compensation	$180	$140

12. Employee Benefit Plan

        We maintain a simplified employee retirement plan, or SEP, which commenced on January 1, 2008. The SEP is a defined contribution plan; employee contributions are voluntary and are determined on an individual basis, limited by the maximum amounts allowable under federal tax regulations. We contribute up to 3% of each individual's base salary as required under the safe-harbor provisions of Internal Revenue Service rules governing SEP plans. Our contributions vest immediately and are expensed when paid. We have recorded contributions of $13,000 and $14,000 for the three months ended March 31, 2012 and April 2, 2011, respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Kips Bay Medical, Inc.

        We have audited the accompanying balance sheets of Kips Bay Medical, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kips Bay Medical, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP
Minneapolis, Minnesota
March 15, 2012

Kips Bay Medical, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$6,211	$3,548
Short-term investments, net	2,957	236
Accounts receivable, net of allowance for doubtful accounts of $14 and $0 as of December 31, 2011 and 2010, respectively	40	56
Inventories	892	606
Prepaid expenses and other current assets	100	1,260

Total current assets	10,200	5,706
Property and equipment, net	467	466

Total assets	$10,667	$6,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$85	$180
Accrued liabilities	171	539
Accrued milestone and royalties	4	5,005

Total current liabilities	260	5,724
Commitments and contingencies (Note 6)
Stockholders' equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2011 and 2010, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 16,245,579 and 13,581,791 issued and outstanding as of December 31, 2011 and 2010, respectively	162	136
Additional paid-in capital	34,591	20,405
Accumulated other comprehensive loss	(3)	—
Accumulated deficit	(24,343)	(20,093)

Total stockholders' equity	10,407	448

Total liabilities and stockholders' equity	$10,667	$6,172

See accompanying notes to financial statements.

Kips Bay Medical, Inc.

Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2011	2010	2009
Net sales	$252	$223	$—
Cost of sales	(91)	(77)	—

Gross profit	161	146	—
Operating Expenses:
Research and development	1,675	2,521	3,004
Selling, general and administrative	2,755	1,326	779
Milestone expense	—	5,000	—

Operating loss	(4,269)	(8,701)	(3,783)
Interest income	19	12	17
Interest expense	—	(1)	(181)
Realized gain on sale of short-term investments	—	46	—
Change in fair value of investor stock purchase option	—	(2,290)	610

Net loss before income tax	$(4,250)	$(10,934)	$(3,337)
Income tax benefit	—	42	—

Net loss	$(4,250)	$(10,892)	$(3,337)

Basic and diluted net loss per share	$(0.27)	$(0.81)	$(0.30)

Weighted average shares outstanding—basic and diluted	15,557,969	13,431,661	11,069,342

See accompanying notes to financial statements.

Kips Bay Medical, Inc.

Statements of Stockholders' Equity (Deficit)

(In thousands except share amounts)

	Common Stock				Accumulated Other Comprehensive Income
			Additional Paid-In Capital	Accumulated Deficit		Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2008	6,300,000	$63	$2,409	$(4,488)	$—	$(2,016)
Comprehensive loss
Net loss	—	—	—	(3,337)	—	(3,337)
Unrealized gain on investments, net	—	—	—	—	33	33

Comprehensive loss						(3,304)
Cumulative effect adjustment for adoption of FASB ASC 815-40			(194)	(1,376)		(1,570)
Common stock issued at $5.83 per share	300,000	3	1,747	—	—	1,750
Common stock issued upon conversion of note payable, conversion price of $0.625	4,800,000	48	2,952	—	—	3,000
Common stock issued upon conversion of accumulated interest on note payable, conversion price of $0.625	347,389	4	213	—	—	217
Common stock issued, $1.00 per share, employee exercise of incentive stock option	1,000	—	1	—	—	1
Common stock issued, $6.00 per share, under private placement offering (net of issuance costs of $29)	516,241	5	3,063	—	—	3,068
Common stock issued, $7.00 per share, under private placement offering (net of issuance costs of $11)	134,289	1	928	—	—	929
Stock-based compensation expense	—	—	437	—	—	437

Balance at December 31, 2009	12,398,919	124	11,556	(9,201)	33	2,512
Comprehensive loss
Net loss	—	—	—	(10,892)	—	(10,892)
Unrealized gain on investments, net	—	—	—	—	13	13
Reclassification of unrealized gain on short-term investments	—	—	—	—	(46)	(46)

Comprehensive loss						(10,925)
Common stock issued upon exercise of investor stock purchase option	1,000,000	10	6,990	—	—	7,000
Common stock issued, $7.00 per share, under private placement offering (net of issuance costs of $44)	182,872	2	1,234	—	—	1,236
Stock-based compensation expense	—	—	625	—	—	625

Balance at December 31, 2010	13,581,791	136	20,405	(20,093)	—	448
Comprehensive loss
Net loss	—	—	—	(4,250)	—	(4,250)
Unrealized loss on investments, net	—	—	—	—	(3)	(3)

Comprehensive loss						(4,253)
Common stock issued in initial public offering, net of issuance costs	2,062,500	20	13,612	—	—	13,632
Issuance of common stock to Aspire Capital	378,788	4	(4)	—	—	—
Restricted stock grants	135,000	1	(1)	—	—	—
Stock-based compensation expense	—	—	492	—	—	492
Exercise of stock options	87,500	1	87	—	—	88

Balance at December 31, 2011	16,245,579	$162	$34,591	$(24,343)	$(3)	$10,407

Kips Bay Medical, Inc.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(4,250)	$(10,892)	$(3,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	111	74	60
Stock-based compensation	492	625	437
Amortization of premium on short-term investments	132	—	—
Non-cash interest income	(16)	—	—
Amortization of discount on secured convertible notes	—	—	138
Realized gain on sale of short-term investments	—	(46)	—
Change in fair value of investor stock purchase option	—	2,290	(610)
Changes in operating assets and liabilities:
Accounts receivable	16	(56)	—
Inventories	(286)	(606)	—
Prepaid expenses and other current assets	1,160	(1,223)	52
Accounts payable	(95)	96	60
Accrued liabilities	(368)	355	25
Accrued milestone and royalties	(5,001)	5,005	—
Accrued interest payable	—	—	(207)

Net cash used in operating activities	(8,105)	(4,378)	(3,382)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	4,029	966	—
Purchases of short-term investments	(6,869)	(241)	(734)
Purchase of property and equipment	(112)	(254)	(106)

Net cash (used in) provided by investing activities	(2,952)	471	(840)
Cash flows from financing activities:
Proceeds from sale of common stock in IPO, net of issuance costs of $2,868	13,632	—	—
Proceeds from exercise of investor option to purchase common stock	—	3,750	1,750
Proceeds from sale of common stock under private placement offerings, net of issuance costs	—	1,236	3,997
Proceeds from the exercise of employee stock options	88	—	1

Net cash provided by financing activities	13,720	4,986	5,748
Net increase in cash and cash equivalents	2,663	1,079	1,526
Cash and cash equivalents at beginning of period	3,548	2,469	943

Cash and cash equivalents at end of period	$6,211	$3,548	$2,469

Supplemental disclosures:
Interest paid in cash	$—	$1	$250

Supplemental non-cash disclosures:
Reclassification of investor stock purchase option liability to equity	$—	$3,250	$—

Conversion of note payable into common stock	$—	$—	$3,000

Accrued interest paid by conversion into common stock	$—	$—	$217

See accompanying notes to financial statements.

Kips Bay Medical, Inc.

Notes to Financial Statements

1. Organization and Business

        Kips Bay Medical, Inc. ("we", "us" or "our") was incorporated in the state of Delaware on May 1, 2007. We are a medical device company focused on manufacturing and commercializing our external saphenous vein support technology, or eSVS® MESH, for use in coronary artery bypass grafting ("CABG") surgery. Our eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. In CABG procedures, surgeons harvest blood vessels, including the internal mammary artery from the chest and the saphenous vein from the leg, and attach the harvested vessels to bypass, or provide blood flow around, blocked coronary arteries.

        During 2011 we have commenced significant revenue generating activities and are focused on the manufacture and commercialization of our eSVS Mesh. In previous years we were a development stage company.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the combined consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and money market funds with original maturities of three months or less. The carrying value of these instruments approximates fair value. We have not experienced any losses on our cash and cash equivalents.

Short-term Investments

        Short-term investments may consist of bank certificates of deposits, money market funds, commercial paper and corporate debt. Our investment policy seeks to manage these investments to achieve our goal of preserving principal, maintaining adequate liquidity at all times, and maximizing returns subject to our investment guidelines. Short-term investments have been classified and accounted for as available-for-sale securities and are reported on the balance sheet at fair value with unrealized gains or losses reported as a component of other comprehensive income. Interest earned on short-term investments is included in interest income. We periodically evaluate our investments in marketable securities for potential impairment due to declines in market value deemed by us to be other-than-temporary. If cost exceeds fair value, we consider, among other factors, the duration and extent to which cost exceeds fair value, the financial strength of the issuer, and our intent and ability to hold the investment to maturity. Once a decline in value is deemed to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

        In 2011 our short-term investments include a $100,000 bank certificate of deposit which we pledged as collateral for a corporate purchasing card which we obtained during 2011 to facilitate certain corporate purchasing activity.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Accounts Receivable

        Accounts receivable are recorded at the invoiced amount and are due within 60 to 90 days of shipment. We grant credit to customers in the normal course of business and do not require collateral. Accounts receivable do not bear interest and are presented net of any allowances for doubtful accounts. We determine our allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the customer's current ability to pay its obligation to us and the condition of the general economy and the industry as a whole.

Inventories

        Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventory cost includes purchased materials and overhead costs which are applied to work in process and finished goods based on annual estimates of production volume and overhead spending. Appropriate consideration is given to deterioration, obsolescence, excess inventory and other factors in evaluating net realizable value. Inventories consist of the following as of December 31 (in thousands):

	2011	2010
Raw materials	$91	$102
Work in process	392	231
Finished goods	409	273

	$892	$606

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed based upon the estimated useful lives of the respective assets, or the lesser of the estimated useful life or the remaining life of the underlying facility lease for leasehold improvements, ranging from three to seven years, and is recorded using the straight-line method. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

        In accordance with FASB ASC 360, Property, Plant and Equipment, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of December 31, 2011 and 2010, no modification of the remaining useful lives or write-down of long-lived assets is required.

Revenue Recognition

        We sell our eSVS Mesh to international distributors in Europe and the United Arab Emirates, which subsequently resell it to hospitals and clinics. We recognize revenue when persuasive evidence of

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

an arrangement exists, delivery of goods occurs through the transfer of title and risks and rewards of ownership, the selling price is fixed or determinable and collectability is reasonably assured.

        We recognize revenue as products are shipped based on agreements with each of our distributors, which provide that title and risk of loss pass to the distributor upon shipment of the products to the distributor and do not provide the distributors a right of return. We invoice shipping charges to our distributors and include them in net sales. We expense royalties and shipping costs at the time we report the related revenue and record them in cost of sales.

Research and Development Expenses

        Research and development costs consist of costs incurred for internally sponsored research and development, direct expenses and research-related overhead. Research and development costs also include costs related to the execution of clinical trials and related efforts to obtain regulatory approval for our eSVS Mesh.

        We charge research and development costs, including clinical trial costs, to expense when incurred. Clinical trial costs are a significant component of research and development expenses. All of our clinical trials are performed at clinical trial sites and are administered jointly by us with assistance from contract research organizations ("CRO"). Costs of setting up clinical trial sites are accrued upon execution of the study agreement. Expenses related to the performance of clinical trials generally are accrued based on contracted amounts and the achievement of agreed upon milestones, such as number of patients enrolled. We monitor levels of performance under each significant contract, including the extent of patient enrollment and other activities through communications with the CROs, and adjust the estimates, if required, on a quarterly basis so that clinical expenses reflect the actual effort expended at each clinical trial site and by each CRO.

        All material CRO contracts are terminable by us upon written notice and we are generally only liable for actual effort expended by the CROs and certain non-cancelable expenses incurred at any point of termination.

        We expense costs incurred to obtain patents or acquire licenses as the ultimate recoverability of the amounts paid is uncertain.

Comprehensive Income/Loss

        Comprehensive income/loss consists of net loss and the effect of unrealized gains and losses on available-for-sale securities.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized.

Stock-Based Compensation

        Stock-based incentive awards are accounted for under the provisions of FASB ASC 718, Compensation—Stock Compensation, which requires companies to measure and recognize the cost of employee and non-employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Compensation cost is recognized ratably using the straight-line attribution method over the expected vesting period, which is considered to be the requisite service period. We estimate pre-vesting award forfeitures when calculating the compensation costs and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

        The fair value of stock based awards is estimated at the date of grant using the Black-Scholes option pricing model. Risk free interest rates are based upon U.S. Treasury rates appropriate for the expected term. Expected volatility and forfeiture rates are based primarily on the volatility rates of a set of guideline companies, which consist of public and recently public medical technology companies. The assumed dividend yield is zero, as we do not expect to declare any dividends in the foreseeable future. The expected term is determined using the simplified method allowed by SEC Staff Accounting Bulletin No. 110.

        Prior to the completion of our initial public offering in February 2011, the fair value of our common stock was determined by our Board of Directors at each award grant date based upon a variety of factors, primarily the most recent purchase prices of our common stock issued to third parties in arms-length transactions, but also the progress of our product development, the progress of our preclinical and clinical testing, and the risks associated with our business plan.

        Stock-based compensation expense in our statements of operations is summarized as follows (in thousands):

	December 31,
	2011	2010	2009
Cost of sales	$46	$12	$—
Research and development	153	520	390
Sales, general and administrative	293	93	47

Total stock-based compensation	$492	$625	$437

Net Loss per Share

        We compute net loss per share by dividing our income or loss available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. The computation of diluted earnings per share, or EPS, is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back the after-tax amount of interest recognized in the

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

period associated with any convertible debt. Diluted EPS is the same as basic EPS due to common equivalent shares being excluded from the calculation, as their effect is anti-dilutive.

        The following table summarizes our calculation of net loss per common share for the periods (in thousands, except share and per share data):

	December 31,
	2011	2010	2009
Net loss	$(4,250)	$(10,892)	$(3,337)
Weighted average shares outstanding—basic and diluted	15,557,969	13,431,661	11,069,342

Net loss per share—basic and diluted	(0.27)	(0.81)	(0.30)

        The following outstanding potential common shares are not included in diluted net loss per share calculations as their effects were not dilutive:

		December 31,
	2011	2010	2009
Employee and non-employee stock options	1,261,000	813,000	598,000
Common shares issuable to underwriters under option purchase agreements (See note 7)	103,125	—	—
Common shares issuable under investor option purchase agreements (See note 7)	—	—	600,000

Fiscal Year

        We operate on a manufacturing calendar with our fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of two four-week and one five-week periods.

Reclassifications

        Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

New Accounting Pronouncements

        In December 2011, FASB issued ASU 2011-12, Comprehensive Income, or ASU 2011-12, which amended ASU 2011-05 Presentation of Comprehensive Income. These accounting updates require entities to present items of net income and other comprehensive income either in a single continuous statement, or in separate, but consecutive, statements of net income and other comprehensive income. The new requirements do not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. The updates are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Since this standard impacts disclosure requirements only, the Company does not expect its adoption will have a material impact on our consolidated results of operations or financial condition.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        In May 2011, the FASB issued ASU 2011-04 which was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards ("IFRS"). ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This guidance is effective for us beginning on January 1, 2012. Its adoption is not expected to significantly impact our financial statements.

3. Fair Value of Financial Instruments

        We apply the provisions of FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value under US GAAP, and enhances disclosures about fair value measurements.

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes a valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizing the use of unobservable inputs by requiring that the most observable inputs be used when available.

        The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. Our assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The fair value hierarchy of measurements is categorized into one of the following three levels based on the lowest level of significant input used:

          Level 1—Quoted prices in active markets for identical assets or liabilities.

          Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

          Level 3—Unobservable inputs that are supported by little or no market activity.

        Our cash equivalents and short-term investments consist of bank deposits, money market funds, and corporate debt securities. Our money market funds are traded in active markets and are recorded at fair value based upon quoted market prices.

        We determine the fair value of our bank certificate of deposit and corporate debt securities using other observable inputs which may include quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets which are not active, other quoted prices which are directly observable and/or market inputs that are not directly observable, but are derived from or corroborated by other observable market data. Accordingly, we have classified the valuation of these securities as Level 2.

        Other financial instruments, including accounts receivable, accounts payable and accrued liabilities, are carried at cost, which we believe approximates fair value because of the short-term maturity of these instruments.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

3. Fair Value of Financial Instruments (Continued)

        A summary of financial assets (in thousands) measured at fair value on a recurring basis at December 31, 2011 and 2010 is as follows:

	December 31, 2011				December 31, 2010
	Total	Quoted Prices In Active Markets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices In Active Markets (Level 1)	Significant Unobservable Inputs (Level 3)
Money market funds	$5,876	$5,876	$—	$—	$486	$486	$—
Bank certificate of deposit	100	—	100	—	—	—	—
Corporate debt securities	2,621	—	2,621	—	—	—	—

Total	$8,597	$5,876	$2,721	$—	$486	$486	$—

4. Short-Term Investments and Impairment

        Short-term investments consist of bank certificates of deposits, money market funds and corporate debt securities. As of December 31, 2011, the remaining contractual maturities of all investments were less than 12 months. Due to the short-term nature of our investments, amortized cost approximates fair value for all investments.

        During 2010 we sold our mutual fund investment and reclassified the unrealized gains of $46,000 to be reflected in the statements of operations.

5. Property and Equipment

        At December 31, 2011 and 2010, property and equipment consist of the following (in thousands):

	December 31,
	2011	2010
Furniture and fixtures	$56	$41
Machinery, equipment and tooling	513	494
Computers and software	111	74
Leasehold improvements	90	49
Accumulated depreciation	(303)	(192)

Property and equipment, net	$467	$466

        Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $111,000, $74,000 and $60,000, respectively.

6. Commitments and Contingencies

Leases

        On October 1, 2007, we entered into an operating lease agreement for our current facility which houses our corporate offices and manufacturing space. The term of this lease originally ran from October 1, 2007 through September 30, 2010. In June 2010, we executed an amendment to our lease that extended the lease term through September 30, 2011. In May 2011, we executed a second

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

6. Commitments and Contingencies (Continued)

amendment to our lease that extended the lease term through September 30, 2014. Under the terms of the second amendment, our base rent was reduced to the current market rate effective October 1, 2011 and will subsequently be increased by approximately 2.5% on October 1, 2012 and 2013.

        On June 2, 2011, we entered into an operating sub-lease agreement for approximately 2,800 square feet of office space adjoining our current facility. The term of this lease runs from June 15, 2011 through September 30, 2014. The monthly base rent amount is fixed over the entire term of the sub-lease.

        We also lease certain other office equipment under non-cancelable operating lease arrangements which are not recognized on our balance sheets.

        Annual future minimum lease obligations under our operating lease agreements as of December 31, 2011 are as follows (in thousands):

2012	$84
2013	82
2014	62

Total	$228

        Rent expense was $88,000, $57,000 and $57,000 for each of the years ended December 31, 2011, 2010 and 2009, respectively.

Royalty Payments

        The core intellectual property relating to our eSVS Mesh was acquired from Medtronic, Inc. pursuant to an Assignment and License Agreement dated October 9, 2007. As consideration for the assignment of such intellectual property, we have agreed to pay Medtronic an aggregate of up to $15.0 million upon the achievement of certain sales milestones and a royalty of 4% on sales of our eSVS Mesh. The milestones and related payments consist of $5.0 million due on the one-year anniversary of the first commercial sale of our eSVS Mesh, $5.0 million due when our cumulative net sales reach $15.0 million and $5.0 million due when our cumulative net sales reach $40.0 million. We reached the first milestone in June 2010 and accrued an expense for the first milestone obligation at that time. This milestone obligation was paid in June 2011. Royalty obligations are payable 60 days after the end of each fiscal quarter, are recorded as a component of our cost of sales and will terminate upon the earlier of the expiration of all of the patents and patent applications acquired from Medtronic, Inc., or when the aggregate royalties paid reaches $100.0 million. We recognized royalty expense of $10,000 and $9,000 for the years ended December 31, 2011 and 2010, respectively.

Legal Proceedings

        We are not currently engaged in any litigation.

Employment Agreements

        We entered into an employment agreement with Manny Villafaña, our founder, Chief Executive Officer and, at that time, sole director, on July 19, 2007, which provides for a base salary and discretionary bonuses as determined by our Board of Directors. Mr. Villafaña is also entitled to

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

6. Commitments and Contingencies (Continued)

participate in any employee benefit plans we sponsor. If we terminate Mr. Villafaña's employment without cause, he is entitled to his base salary for the entire term of the employment agreement, which expires on July 1, 2012.

        Mr. Villafaña's employment agreement contains usual and customary provisions relating to confidential information and assignment of inventions to us. In addition, the agreement contains certain provisions concerning Mr. Villafaña's post-employment activities. Pursuant to the agreement, he has agreed not to compete with us for a period of two years after the termination of his employment. Such two-year period will automatically be extended by one year increments, up to a total of five years, unless terminated by us. As consideration for this non-competition provision, we will make a monthly payment to Mr. Villafaña equal to one twelfth of his base salary at the time of termination, adjusted upward annually by the change in the Consumer Price Index, or CPI, beginning with the first month after termination of employment and continuing until the non-competition provision expires. Mr. Villafaña will also be entitled to continue his participation in our medical benefits plan for the term of the non-competition provision, provided he continues to pay the employee portion of the premium. Following the termination of his employment with us, Mr. Villafaña has also agreed to consult on non-confidential matters at the request of our Board of Directors.

        We also entered into a change in control agreement with Mr. Villafaña on September 12, 2008. Under the terms of this agreement, if, within 24 months of a change in control, Mr. Villafaña's employment is terminated by us other than for cause, or if he resigns for good reason, Mr. Villafaña will be entitled to a prorated portion of any annual incentive bonus for the fiscal year in which the termination occurs and a severance benefit equal to three years of his base salary. The change in control agreement's expiration date was September 12, 2011, but it has been and will continue to be automatically extended by one-year increments unless either party provides written notice to the other of the intent not to extend the agreement.

        We have entered into employment agreements with certain key employees providing for an annual salary and such benefits in the future as may be approved by the Board of Directors. We have also entered into change of control agreements with certain of our employees which provide that if the employee is terminated for a reason other than cause, or resigns for good reason, upon a merger, acquisition, sale of substantially all of our assets, or liquidation, the employee will receive severance payments equal to his or her monthly base salary for 12 to 36 months.

Indemnification Agreements

        The Company, as permitted under Delaware law and in accordance with its Bylaws, indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company's request in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The Company may terminate the indemnification agreements with its officers and directors upon 90 days written notice, but termination will not affect claims for indemnification relating to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and may enable it to recover a portion of any future amounts paid. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of December 31, 2011 or 2010.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

7. Convertible Promissory Notes and Equity Financing

Common Stock Offerings

        On February 16, 2011, we issued 2,062,500 shares of our common stock in an initial public offering ("IPO") at $8.00 per share for gross proceeds of $16.5 million. We incurred $2.9 million in issuance costs for the IPO. In connection with our IPO, we entered into an underwriting agreement with Rodman & Renshaw, LLC ("Rodman") dated February 9, 2010, pursuant to which at closing on February 16, 2011, we paid Rodman fees of $1.3 million, which consisted of underwriting discounts of $1.16 million and non-accountable expense reimbursements of $165,000. In addition, we issued to the underwriters and their designees options to purchase an aggregate of 103,125 shares of our common stock at an exercise price of $10.00, or 125% of the purchase price of shares sold in the IPO. These options have a five year term and become exercisable on February 10, 2012, one year after the effective date of the IPO.

        In October 2009, we commenced a private offering of 714,286 shares of our common stock to certain accredited investors at an offering price of $7.00 per share. We sold an aggregate of 317,161 shares of common stock in the private offering, which was completed in February 2010.

Common Stock Purchase Agreement

        On October 24, 2011, we entered into a common stock purchase agreement (the "Purchase Agreement") with Aspire Capital Fund, LLC, an Illinois limited liability company ("Aspire Capital"), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of shares of our common stock (the "Purchase Shares") over a three year period at purchase prices determined in accordance with the Purchase Agreement. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, dated as of October 24, 2011, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended, the sale by Aspire Capital of the shares of our common stock that have been and that may be issued to Aspire Capital under the Purchase Agreement. We agreed to file the initial registration statement with the U.S. Securities and Exchange Commission (the "SEC") on or before November 21, 2011. This registration statement was declared effective by the SEC on January 26, 2012.

        Pursuant to the Purchase Agreement, on any trading day on which the closing sale price of the Company's common stock exceeds $1.00 per share, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital to purchase up to the lessor of 100,000 shares or $500,000 of the Company's common stock per trading day if the closing sale price of the Company's common stock is above $1.00 per share. The purchase price per Purchase Share will be equal to the lesser of (i) the lowest sale price of the Company's common stock on the purchase date or (ii) the arithmetic average of the three lowest closing sale prices for the Company's common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date. There are no trading volume requirements or restrictions under the Purchase Agreement. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.

        In addition, on any date on which we submit a Purchase Notice to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a "VWAP Purchase Notice") directing Aspire Capital to purchase an amount of

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

7. Convertible Promissory Notes and Equity Financing (Continued)

our common stock equal to up to 30% of the aggregate shares of common stock traded on the next business day (the "VWAP Purchase Date"), subject to a maximum number of shares determined by us (the "VWAP Purchase Share Volume Maximum"). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the "VWAP Purchase Price") shall be the lower of (i) the closing sale price on the VWAP Purchase Date, or (ii) 95% of the volume weighted average price for all or a portion of our common stock traded on the VWAP Purchase Date. The 95% of the volume weighted average price shall be calculated based on the shares traded during (i) the VWAP Purchase Date if the aggregate shares to be purchased on such date does not exceed the VWAP Purchase Share Volume Maximum, or (ii) the portion of such business day until such time as the aggregate shares to be purchased will equal the VWAP Purchase Share Volume Maximum. Further, if the sale price of our common stock falls on the VWAP Purchase Date below the greater of (i) 90% of the closing price of our common stock on the business day immediately preceding the VWAP Purchase Date or (ii) a higher price set by us in the VWAP Purchase Notice (the "VWAP Minimum Price Threshold"), the VWAP Purchase Price will be determined using the percentage in the VWAP Purchase Notice of the total shares traded for such portion of the VWAP Purchase Date prior to the time that the sale price of our common stock fell below the VWAP Minimum Price Threshold and the volume weighted average price of our common stock sold during such portion of the VWAP Purchase Date prior to the time that the sale price of our common stock fell below the VWAP Minimum Price Threshold.

        In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 378,788 shares of our common stock as a commitment fee (the "Commitment Shares"). The Purchase Agreement provides that we may not issue and sell more than 3,164,357 shares of our common stock, including the Commitment Shares (19.9% of the Company's outstanding shares as of October 24, 2011, the date of the Purchase Agreement), unless stockholder approval is obtained in compliance with the applicable listing maintenance rules of The NASDAQ Stock Market. We currently intend to seek stockholder approval of the transactions contemplated by the Purchase Agreement.

        As of December 31, 2011, we have not sold shares of common stock to Aspire Capital pursuant to the Purchase Agreement. As of December 31, 2011, a total of 378,788 shares of common stock, representing the Commitment Shares, have been issued to Aspire Capital pursuant to the Purchase Agreement.

        The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. The Purchase Agreement may be terminated by us at any time, at our discretion, without any cost or penalty to us. Aspire Capital has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our shares. We did not pay Aspire Capital any expense reimbursement in connection with the transaction. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Investment Agreement with Kips Bay Investments, LLC

        We are a party to an Investment Agreement dated July 19, 2007 with Manny Villafaña and Kips Bay Investments, LLC, or KBI, which had no relationship to us prior to entering into the Investment Agreement. Pursuant to the Investment Agreement, KBI sold us all of its right, title and interest to

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

7. Convertible Promissory Notes and Equity Financing (Continued)

certain intellectual property assets in exchange for a first secured promissory note dated July 19, 2007 with a principal amount of $100,000 and loaned to us $2.9 million in exchange for a second secured promissory note dated July 19, 2007. The $100,000 note and the $2.9 million note, collectively the Notes, accrued interest at a rate of 9% per annum. All principal and accrued interest under the Notes was convertible into shares of our common stock at a per share price of $0.625 per share.

        In March 2009, KBI converted the entire principal amount of $3.0 million and partially converted $217,188 of $467,188 in accrued interest on the Notes into 5,147,389 shares of our common stock at a price of $0.625 per share, and we paid KBI the balance of $250,000 of accrued interest in cash.

        The Investment Agreement also granted KBI two stock purchase options. The first stock purchase option granted KBI the right to purchase 600,000 shares of our common stock for $3.5 million following our determination that our eSVS Mesh was suitable for human implantation. The second stock purchase option granted KBI the right to purchase an additional 600,000 shares of our common stock for $3.5 million following the first implantation of our eSVS Mesh. The Investment Agreement also provides certain registration rights to KBI. The relative fair value of the stock purchase options and the beneficial conversion feature on the Notes were recorded as discounts on the Notes and were amortized over the term of the Notes using the effective interest method.

        In April 2008, we determined that our eSVS Mesh was suitable for human implantation, and KBI subsequently exercised its first stock purchase option under the Investment Agreement, purchasing an aggregate of 600,000 shares of our common stock for a purchase price of $3.5 million in nine installments from May 2008 to June 2009. In August 2008, the first implantation of our eSVS Mesh took place thereby satisfying the condition to the second stock purchase option. KBI exercised the second option in February 2010, purchasing an additional 600,000 shares for a purchase price of $3.5 million.

        Effective January 1, 2009, we adopted FASB ASC 815-40, (formerly EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock), which clarified the determination of whether equity-linked instruments (or embedded features), such as the options to purchase our common stock granted to KBI, are considered indexed to our own stock, which would qualify as a scope exception under FASB ASC 815. As a result of adopting FASB ASC 815-40, the second option to purchase our common stock granted to KBI is considered a derivative instrument and is measured and reported at fair value. As noted above, the first option was exercised in 2008 and was not outstanding at the effective date for FASB ASC 815-40.

        Prior to the exercise of the second option, the estimated fair value this stock purchase option liability was recorded as a current liability on our balance sheets. Changes in the estimated fair value of this liability were recorded in our statements of operations.

        On January 1, 2009, the date of adoption, we estimated the fair value of the second option to be $1.6 million and this amount was recorded as a cumulative effect adjustment on January 1, 2009, which increased our accumulated deficit $1.4 million. We estimated the fair value of this option as of January 1, 2009 using a Black-Scholes valuation model using the following assumptions: fair value of our common stock: $6.00; dividend yield: 0%; volatility: 70%; risk free interest rate: 0.88%; and expected term: 2.5 years. The fair value of our common stock was determined based upon the sale price in our private placement offering that commenced in March 2009. The estimated dividend yield is zero as we have no intent to pay dividends in the foreseeable future. Volatility was estimated based

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

7. Convertible Promissory Notes and Equity Financing (Continued)

upon a portfolio of guideline companies in the same or similar lines of business. The risk free interest rate was determined based upon the yield of constant maturity U.S. Treasury bills with durations approximating the expected term. The expected term was based upon the term of the Notes.

        The effect of adjusting this liability to its estimated fair value at December 31, 2009 resulted in a net decrease in the estimated fair value of this liability of $610,000, resulting in an estimated fair value of this liability of $960,000. We estimated the fair value of this option as of December 31, 2009 using a Black-Scholes valuation model using the following assumptions: fair value of our common stock: $7.00; dividend yield: 0%; volatility: 70%; risk free interest rate: 0.06%; and expected term: 0.25 years. These assumptions changed from January 1, 2009 due primarily to the commencement of our second private placement offering, under which we sold our common stock at $7.00 per share. In December 2009, we began discussions with an investment banker in order to prepare for a potential initial public offering of our common stock. As a result, we decreased the estimated expected term to coincide with the anticipated timing of an initial public offering.

        In connection with KBI's exercise of the second stock purchase option in February 2010, we and KBI entered into an agreement whereby KBI repaid us the $250,000 in cash and we issued KBI 400,000 shares of our common stock at a price of $0.625 per share, the conversion price of the Notes. We accounted for this agreement and its effect on the second stock purchase option as an exchange of the original option for a new option. As the second stock purchase option was exercised concurrent with the repayment and conversion of interest, the fair value of the option was determined based upon the difference between the fair value of our common stock and the exercise price of the option. The fair value of our common stock at the date of modification was determined to be $7.00 per share, based upon the sale price of our common stock to unrelated third-party investors under a private offering which was completed in February 2010. We recorded a charge of $2.3 million as the change in fair value of investor stock purchase option, increasing the recorded investor stock purchase option liability to $3.25 million. This liability was then reclassified to additional paid in capital in conjunction with issuance of shares related to the exercise of the second stock purchase option.

8. Stock-Based Compensation

2007 Long-Term Incentive Plan

        Our 2007 Long-Term Incentive Plan (the "Plan"), was adopted by the Board of Directors and approved by our stockholders in July 2007. The Plan permits the granting of incentive and non-statutory stock options, restricted stock, stock appreciation rights, performance units, performance shares and other stock awards to eligible employee, directors and consultants. We grant options to purchase shares of common stock under the Plan at no less than the fair market value of the underlying common stock as of the date of grant. Options granted under the Plan have a maximum term of ten years and generally vest over four years for employees, at the rate of 25% of total shares underlying the option each year, and over three years for non-employees, with 25% vesting upon grant and 25% vesting each year thereafter. Under the Plan, a total of 2,000,000 shares of common stock were initially reserved for issuance. As of December 31, 2011, we have 515,500 shares of common stock available for issuance under the Plan.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

        A summary of option activity is as follows:

	Shares Under Option	Weighted Average Exercise Price
Options outstanding at December 31, 2009	598,000	$3.08
Granted	215,000	7.00
Exercised	—	—
Forfeited and cancelled	—	—

Options outstanding at December 31, 2010	813,000	$4.12

Granted	688,000	3.41
Exercised	(87,500)	1.00
Forfeited and cancelled	(152,500)	5.93

Options outstanding at December 31, 2011	1,261,000	$3.73

        A summary of the status of our unvested shares during the year ended and as of December 31, 2011 is as follows:

	Shares Under Option	Weighted Average Grant-Date Fair Value
Unvested at December 31, 2010	400,250	$2.67
Granted	688,000	1.57
Vested	(190,125)	1.82
Forfeited and cancelled	(137,125)	3.05

Unvested at December 31, 2011	760,625	$1.86

        Information about stock options outstanding, vested and expected to vest as of December 31, 2011, is as follows:

Outstanding, Vested and Expected to Vest			Options Vested
Per Share Exercise Price	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life (Years)
$1.00	234,000	5.86	$1.00	233,000	5.86
1.62	5,000	9.91	1.62	—	—
2.00	418,000	9.72	2.00	35,625	9.04
3.21	15,000	9.39	3.21	—	—
5.25	130,000	9.33	5.25	—	—
5.83	174,000	6.80	5.83	164,250	6.81
6.00	30,000	7.68	6.00	15,000	7.68
6.10	95,000	9.18	6.10	—	—
7.00	160,000	8.07	7.00	52,500	8.07

	1,261,000	8.26	3.44	500,375	5.86

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

        The cumulative grant date fair value of employee options vested during the years ended December 31, 2011, 2010 and 2009 was $244,000, $118,000 and $67,000, respectively. The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $58,000, $0 and $5,000, respectively. Total proceeds received for options exercised during the year ended December 31, 2011, 2010 and 2009 were $87,500, $0 and $1,000, respectively. On an aggregated basis, as of December 31, 2011, there was no intrinsic value for our total outstanding options and for our options exercisable.

        As of December 31, 2011, 2010 and 2009, total compensation expense related to unvested employee stock options not yet recognized was $944,000, $608,000 and $297,000, respectively, which is expected to be allocated to expenses over a weighted-average period of 2.72, 1.88 and 2.22 years, respectively.

        The assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2011, 2010 and 2009 are as follows:

	December 31,
	2011	2010	2009
Risk free interest rate	1.24% - 2.63%	2.45 - 2.82%	1.75 - 2.80%
Dividend yield	0%	0%	0%
Expected volatility	53%	50%	48%
Expected term	5.75 - 6.25 years	5.75 - 6.25 years	6.25 years
Weighted average grant date fair value	$1.76	$3.56	$2.91

Nonemployee Stock-Based Compensation

        We account for stock options granted to nonemployees in accordance with FASB ASC 718. In connection with stock options granted to nonemployees we recorded $30,000, $388,000 and $342,000 for nonemployee stock-based compensation during the years ended December 31, 2011, 2010 and 2009, respectively. These amounts were based upon the fair value of the vested portion of the grants.

        Amounts expensed during the remaining vesting period will be determined based on the fair value at the time of vesting.

Restricted stock awards

        A summary of restricted stock award activity is as follows:

	Number of Shares	Weighted Average Fair Value
Awards outstanding at December 31, 2010	—	—
Granted	135,000	$5.89
Vested	—	—
Cancelled	—	—

Awards outstanding at December 31, 2011	135,000	$5.89

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

        The fair value of each restricted stock award is equal to the fair market value of our common stock at the date of grant. Restricted stock awards vest over a period of time that varies with the purpose of the individual award. As of December 31, 2011, outstanding awards vest over a range of one to four years. The estimated fair value of restricted stock awards, including the effect of estimated forfeitures, is recognized on a straight-line basis over the restricted stock's vesting period. We recorded stock-based compensation expense for restricted stock grants of $159,000 for the year ended December 31, 2011.

Common Stock Purchase Options issued to underwriters

        In conjunction with the completion of our initial public offering in February 2011, we issued to the underwriters and their designees options to purchase an aggregate of 103,125 shares of our common stock at an exercise price of $10.00, or 125% of the purchase price of shares sold in the IPO. These options have a five year term and become exercisable on February 10, 2012, one year after the effective date of the IPO. These options were not issued under our 2007 Long-Term Incentive Plan.

9. Employee Benefit Plan

        We maintain a simplified employee retirement plan, or SEP, which commenced on January 1, 2008. The SEP is a defined contribution plan; employee contributions are voluntary and are determined on an individual basis, limited by the maximum amounts allowable under federal tax regulations. We contribute up to 3% of each individual's base salary as required under the safe-harbor provisions of Internal Revenue Service rules governing SEP plans. Our contributions vest immediately and are expensed when paid. We have recorded contributions of $52,000, $46,000 and $38,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

10. Income Taxes

        We have incurred net operating losses since inception. We have not reflected the benefit of net operating loss carryforwards in the accompanying financial statements and have established a full valuation allowance against our deferred tax assets.

        The state of Minnesota enacted a change to their tax code which made the Minnesota Research and Tax Credit a refundable credit for fiscal years starting on or after January 1, 2010. Based upon our research and development costs which qualify under the Minnesota tax code, we recorded an income tax benefit of $42,000 for the year ended December 31, 2010. We had no such qualifying expenses during 2011.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards.

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

10. Income Taxes (Continued)

        The significant components of our deferred tax assets and liabilities for are as follows (in thousands):

	December 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$5,468	$4,099
Intangible assets—patent prosecution costs	138	119
Stock-based compensation	493	451
Milestone obligation	1,821	2,190
Research credit carryforwards	230	434
Other	42	79

Total deferred tax assets	8,192	7,372
Deferred tax liabilities:	(5)	—
Total deferred taxes, net	8,187	7,372
Valuation allowance	(8,187)	(7,372)

Net deferred tax asset	$—	$—

        A reconciliation of the statutory tax rates and the effective tax rates is as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Statutory rate	34.0%	34.0%	34.0%
Permanent differences	(9.0)	(8.8)	(1.4)
State and local income taxes	6.0	7.5	9.4
Credits and other	0.5	1.2	5.5
State tax rate true-up	(12.3)	—	—
Valuation allowance	(19.2)	(33.5)	(47.5)

Effective rate	0.0%	0.4%	0.0%

        Realization of the future tax benefits is dependent on our ability to generate sufficient taxable income within the carry-forward period. Because of our history of operating losses, management believes that the deferred tax assets arising from the above-mentioned future tax benefits are currently not likely to be realized and, accordingly, we have provided a full valuation allowance. The net valuation allowance increased by $815,000 and $3.7 million for the years ended December 31, 2011 and 2010, respectively.

        Net operating losses and tax credit carryforwards as of December 31, 2011, are as follows:

	Amount	Expiration Years
	(In thousands)
Net operating losses—federal	$13,513	Beginning 2027
Tax credits—federal	$167	Beginning 2027

Kips Bay Medical, Inc.

Notes to Financial Statements (Continued)

10. Income Taxes (Continued)

        Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the "IRC") IRC, and similar state provisions. We have not performed a detailed analysis to determine whether an ownership change under Section 382 of the IRC has occurred or will occur pursuant to this offering. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change.

        We would classify interest and penalties related to uncertain tax positions in income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through December 31, 2011. The tax years 2007 through 2011 remain open to examination by federal and state tax authorities.

11. Selected quarterly financial data (unaudited)

        The following summarized unaudited quarterly financial data has been prepared using the unaudited quarterly financial statements of the Company (In thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2011
Net sales	$110	$48	$—	$94
Gross profit	$73	$27	$—	$61
Operating loss	$(913)	$(1,049)	$(1,194)	$(1,113)
Net loss	$(909)	$(1,044)	$(1,188)	$(1,109)
Basic and diluted net loss per share	$(0.06)	$(0.07)	$(0.08)	$(0.07)
Fiscal 2010
Net sales	$—	$48	$59	$116
Gross profit	$—	$29	$37	$80
Operating loss	$(1,199)	$(5,875)	$(736)	$(891)
Net loss	$(3,485)	$(5,871)	$(733)	$(803)
Basic and diluted net loss per share	$(0.27)	$(0.43)	$(0.05)	$(0.06)
Fiscal 2009
Operating loss	$(1,022)	$(892)	$(939)	$(930)
Net loss	$(1,125)	$(816)	$(1,279)	$(117)
Basic and diluted net loss per share	$(0.14)	$(0.07)	$(0.10)	$(0.01)

        Quarterly calculations of basic and diluted loss per share are made independently during each fiscal quarter.

Unsupported vs. eSVS Mesh supported vein grafts
180 days after aortocoronary artery bypass in the sheep model

Representative angiographs of an unsupported graft (left) showing poor contrast filling and an eSVS Mesh supported graft (right) showing excellent contrast filling of the graft body and distal coronary artery.

Representative cross-sectional photomicrographs of an unsupported graft (left) showing severe dilatation, a thickened vessel wall and intralumenal thrombus formation and an eSVS Mesh supported graft (right) showing optimal healing characteristics (modified Masson's elastin trichrome stain).

Representative gross photographs of cross and longitudinal sections of an unsupported graft (left) showing severe dilitation, a thickened wall and laminar intralumenal thrombus deposition and an eSVS Mesh supported graft (right) showing no dilatation, normal wall thickness and a smooth, glistening lumen.

        Shares
Common Stock

PROSPECTUS

Aegis Capital Corp

                , 2012

Part II

Information Not Required In Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions and non-accountable expense allowance, payable by us in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

Amount
SEC registration fee		$3,473.81
FINRA filing fee		3,531.25
NASDAQ Capital Market listing fee		60,000
Blue sky fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

        Our certificate of incorporation and amended and restated bylaws limit the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

  breach of their duty of loyalty to us or our stockholders;

  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

  transaction from which the directors derived an improper personal benefit.

        These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

        As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors. We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification.

        The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and our executive officers and directors, and by us of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

        Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit indemnification. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.    Recent Sales of Unregistered Securities.

        Since our inception in May 2007, we have issued and sold the following unregistered securities:

          1.     In July 2007, we issued an aggregate of 6,000,000 shares of our common stock to our officers and director at a per share price of $0.0167 per share for aggregate consideration of $100,000.

          2.     We have granted stock options to purchase an aggregate of 1,261,000 shares of our common stock at exercise prices ranging from $1.00 to $7.00 per share through a total of 75 grants to executive officers, employees, director and consultants pursuant to our 2007 Long-Term Incentive Plan.

          3.     We have issued and sold an aggregate of 88,500 shares of our common stock to employees, at a price of $1.00 per share pursuant to exercises of options granted under our 2007 Long-Term Incentive Plan.

          4.     In April 2008, KBI exercised its option to purchase shares in connection with the Investment Agreement and related convertible promissory notes entered into with KBI in July 2007. Between May 2008 and June 2009, we issued an aggregate of 600,000 shares of our common stock to KBI for aggregate consideration of $3.5 million in satisfaction of this exercise.

          5.     In March 2009, we issued an aggregate of 5,147,389 shares of our common stock to KBI for aggregate consideration of $3.2 million in connection with the Investment Agreement and related convertible promissory notes entered into with KBI in July 2007.

          6.     In February 2010, we issued 1,000,000 shares of our common stock to KBI for aggregate consideration of $3.8 million.

          7.     During March through August 2009, we issued and sold in a series of closings, an aggregate of 516,241 shares of our common stock at a per share price of $6.00, for aggregate consideration of $3.1 million in a private placement offering.

          8.     During October 2009 through February 2010, we issued and sold an aggregate of 317,161 shares of our common stock at a per share price of $7.00, for aggregate consideration of $2.2 million in a private placement offering.

          9.     On October 24, 2011, we issued to Aspire Capital 378,788 shares of common stock as commitment shares for a new equity financing of up to $20.0 million, which may be provided to us by Aspire Capital . Beginning after the Securities and Exchange Commission declared effective our registration statement on Form S-1 related to resales by Aspire Capital on January 26, 2012, on any trading day on which the closing sale price of our common stock is not less than $1.00 per share, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per business day, up to $20.0 million of our common stock in the aggregate at a purchase price equal to the lesser of (i) the lowest sale price of our common stock on the purchase date or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive trading days ending on the trading day immediately preceding the purchase date. However, no sale pursuant to a purchase notice may exceed $500,000 per trading day. In addition, on any date on which we submit a purchase notice to Aspire Capital in an amount equal to the lesser of (a) 100,000 shares and (b) the number of shares with an aggregate purchase price of $500,000, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price (VWAP) purchase notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on The NASDAQ Capital Market on the next trading day, subject to a maximum number of shares we may determine and a minimum trading price equal to the greater of (x) 90% of the closing price of our common stock on the business day immediately preceding the VWAP purchase date or (y) such higher price as set forth by us in the VWAP purchase notice. The purchase price per share pursuant to such VWAP purchase notice is the lower of closing sale price on the VWAP purchase date or 95% of the volume-weighted average price for our common stock traded on The NASDAQ Capital Market on the VWAP purchase date, if the aggregate shares to be purchased on that date have not exceeded the VWAP purchase share volume maximum we determined, or during that portion of such trading day until such time as the sooner to occur of (i) the time at which the aggregate shares traded exceed the VWAP purchase share volume maximum we determined or (ii) the time at which the sale price of our common stock falls below the VWAP minimum price threshold described above. Upon the effectiveness of the registration statement, of which this prospectus is a part, we intend to terminate the Purchase Agreement, thereby ceasing our ability to sell any additional shares of common stock to Aspire Capital.

          10.   On April 3, 2012, we sold 100,000 shares of common stock to Aspire Capital pursuant to the purchase notice direction procedures outlined above, for aggregate consideration of $139,000.

        The offers, sales and issuances of the securities described in 1-3 above were deemed to be exempt from registration under the Securities Act under either (i) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (ii) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

        The offers, sales, and issuances of the securities described in 4-10 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1
Certificate of Incorporation of the Registrant—incorporated by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
3.2
Amended and Restated Bylaws of the Registrant—incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 31, 2011.
4.1
Form of Common Stock Certificate—incorporated by reference to Exhibit 4.1 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
4.2
Registration Rights Agreement by and between Registrant and Aspire Capital Fund, LLC, dated as of October 24, 2011—incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed with the SEC on October 25, 2011.
5.1	*	Opinion of Fredrikson & Byron, P.A., counsel to the Registrant, with respect to the legality of securities being registered.
10.1
Lease Agreement by and between the Registrant and St. Paul Properties, Inc., as assigned to St. Paul Fire and Marine Insurance Company, dated as of July 26, 2007—incorporated by reference to Exhibit 10.1 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.2
Investment Agreement by and between the Registrant and Kips Bay Investments, LLC, dated as of July 19, 2007—incorporated by reference to Exhibit 10.2 to the Registrant's amendment no. 1 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on May 20, 2010.
10.3
Loan and Security Agreement by and between the Registrant and Kips Bay Investments, LLC, dated as of June 19, 2007—incorporated by reference to Exhibit 10.3 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.4
First Secured Convertible Promissory Note executed by the Registrant in favor of Kips Bay Investments, LLC, dated as of July 19, 2007—incorporated by reference to Exhibit 10.4 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.

Exhibit Number	Description of Exhibit
10.5	Second Secured Convertible Promissory Note executed by the Registrant in favor of Kips Bay Investments, LLC, dated as of July 19, 2007—incorporated by reference to Exhibit 10.5 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.6
Agreement by and between the Registrant and Kips Bay Investments, LLC, dated as of February 12, 2010—incorporated by reference to Exhibit 10.6 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.7
Debt Conversion Agreement by and between the Registrant and Kips Bay Investments, LLC, dated as of February 12, 2010—incorporated by reference to Exhibit 10.7 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.8
Assignment and License Agreement by and between the Registrant and Medtronic, Inc., dated as of October 9, 2007—incorporated by reference to Exhibit 10.8 to the Registrant's amendment no. 4 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on August 12, 2010.
10.9
Assignment by Medtronic, Inc. to the Registrant, dated as of August 26, 2008—incorporated by reference to Exhibit 10.9 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.10
Trademark Transfer Agreement by Medtronic, Inc. to the Registrant, dated as of October 10, 2007—incorporated by reference to Exhibit 10.10 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.11
Employment Agreement by and between the Registrant and Manuel A. Villafaña, dated as of July 19, 2007—incorporated by reference to Exhibit 10.11 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.12
Employment Agreement by and between the Registrant and Scott Kellen, dated as of February 8, 2010—incorporated by reference to Exhibit 10.13 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.13
Form of Indemnification Agreement between the Registrant and its Directors and Executive Officers—incorporated by reference to Exhibit 10.14 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.14
Change in Control Agreement by and between the Registrant and Manuel A. Villafaña, dated as of September 12, 2008—incorporated by reference to Exhibit 10.15 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.15
Change in Control Agreement by and between the Registrant and Scott Kellen, dated as of February 8, 2010—incorporated by reference to Exhibit 10.17 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.16	2007 Long-Term Incentive Plan—incorporated by reference to Exhibit 10.18 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.

Exhibit Number	Description of Exhibit
10.17	Form of Incentive Stock Option Agreement under the 2007 Long-Term Incentive Plan—incorporated by reference to Exhibit 10.19 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.18
Form of Non-Qualified Stock Option Agreement under the 2007 Long-Term Incentive Plan—incorporated by reference to Exhibit 10.20 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.19
Form of Restricted Stock Agreement under the 2007 Long-Term Incentive Plan—incorporated by reference to Exhibit 10.21 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.20
Letter by and between the Registrant and Kips Bay Investments, LLC, dated May 19, 2010—incorporated by reference to Exhibit 10.22 to the Registrant's amendment no. 1 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on May 20, 2010.
10.21
Indemnification Agreement between the Registrant and Manny Villafaña—incorporated by reference to Exhibit 10.23 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.22
Indemnification Agreement between the Registrant and Scott Kellen—incorporated by reference to Exhibit 10.25 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.23
Indemnification Agreement between the Registrant and Arch C. Smith—incorporated by reference to Exhibit 10.26 to the Registrant's amendment no. 9 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 18, 2011.
10.24
Indemnification Agreement between the Registrant and Robert E. Munzenrider—incorporated by reference to Exhibit 10.27 to the Registrant's amendment no. 9 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 18, 2011.
10.25
Indemnification Agreement between the Registrant and Robert J. Sheehy—incorporated by reference to Exhibit 10.28 to the Registrant's amendment no. 9 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 18, 2011.
10.26
Assignment by Medtronic, Inc. to the Registrant, dated as of October 10, 2007—incorporated by reference to Exhibit 10.29 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.27
Consulting Agreement by and between the Registrant and Symbios Clinical, Inc., dated as of July 21, 2008—incorporated by reference to Exhibit 10.30 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.28
CRO Services Agreement by and between the Registrant and Symbios Clinical, Inc., dated as of March 25, 2010—incorporated by reference to Exhibit 10.31 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.29
Amendment No. 1 to Lease by and between the Registrant and St. Paul Fire and Marine Insurance Company, dated as of June 14, 2010—incorporated by reference to Exhibit 10.32 to the Registrant's amendment no. 4 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on August 12, 2010.

Exhibit Number	Description of Exhibit
10.30	Distribution Agreement by and between the Registrant and LeviBiotech s.r.l., dated July 1, 2010—incorporated by reference to Exhibit 10.33 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.31
Distribution Agreement by and between the Registrant and Master Surgery Systems AS, dated November 22, 2010—incorporated by reference to Exhibit 10.34 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.32
Distribution Agreement by and between the Registrant and Pacific Medical Systems Ltd., dated October 12, 2010—incorporated by reference to Exhibit 10.35 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.33
Distribution Agreement by and between the Registrant and Systemed A.E., dated November 22, 2010—incorporated by reference to Exhibit 10.36 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.34
Distribution Agreement by and between the Registrant and Transmedic PTE Ltd., dated August 2, 2010—incorporated by reference to Exhibit 10.37 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.35
Distribution Agreement by and between the Registrant and Advanced Biomedical Pty Ltd., dated July 22, 2010—incorporated by reference to Exhibit 10.38 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.36
Distribution Agreement by and between the Registrant and Biomed, S.A., dated July 12, 2010—incorporated by reference to Exhibit 10.39 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.37
Distribution Agreement by and between the Registrant and Calmedical Ltd., dated June 17, 2010—incorporated by reference to Exhibit 10.40 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.38
Distribution Agreement by and between the Registrant and Cardiac Services Ltd., dated November 22, 2010—incorporated by reference to Exhibit 10.41 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.39
Distribution Agreement by and between the Registrant and F.O.C.S. GmbH, dated June 17, 2010—incorporated by reference to Exhibit 10.42 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.40
Distribution Agreement by and between the Registrant and Fehling Instruments Middle East F.Z.C., dated September 1, 2010—incorporated by reference to Exhibit 10.43 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.

Exhibit Number	Description of Exhibit
10.41	Distribution Agreement by and between the Registrant and Krijnen Medical Innovations B.V., dated June 17, 2010—incorporated by reference to Exhibit 10.44 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.42
Distribution Agreement by and between the Registrant and ERA Foreign Trade Ltd., dated October 27, 2010—incorporated by reference to Exhibit 10.45 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.43
Distribution Agreement by and between the Registrant and Sygan Medical GmbH, dated January 11, 2011—incorporated by reference to Exhibit 10.46 to the Registrant's amendment no. 9 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 18, 2011.
10.44
Employment Agreement by and between the Registrant and Michael Reinhardt, dated as of May 2, 2011—incorporated by reference to Exhibit 10.47 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 12, 2011.
10.45
Employment Agreement by and between the Registrant and Randy LaBounty, dated as of May 2, 2011—incorporated by reference to Exhibit 10.48 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 12, 2011.
10.46
Change in Control Agreement by and between the Registrant and Michael Reinhardt, dated as of May 2, 2011—incorporated by reference to Exhibit 10.49 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 12, 2011.
10.47
Change in Control Agreement by and between the Registrant and Randy LaBounty, dated as of May 2, 2011—incorporated by reference to Exhibit 10.50 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 12, 2011.
10.48
Amendment No. 2 to Lease by and between Registrant and St. Paul Fire and Marine Insurance Company, dated as of May 25, 2011—incorporated by reference to Exhibit 10.51 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2011 filed with the SEC on August 10, 2011.
10.49
Sublease by and between the Registrant and New Horizon Enterprises, Ltd., dated as of June 2, 2011—incorporated by reference to Exhibit 10.52 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2011 filed with the SEC on August 10, 2011.
10.50
Common Stock Purchase Agreement by and between the Registrant and Aspire Capital Fund, LLC, dated as of October 24, 2011—incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on October 25, 2011.
10.51
Engagement and Fee Letter by and between the Registrant and Cohen and Company Capital Markets, LLC, dated as of October 13, 2011—incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on October 25, 2011.
10.52	2012 Director Stock Plan—incorporated by reference to Exhibit 10.52 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012.

Exhibit Number		Description of Exhibit
10.53		Contract Research Support Agreement, by and between the Registrant and North American Science Associates, Inc., dated as of May 10, 2012—incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on May 15, 2012.
21		Subsidiaries of the Registrant—None.
23.1	+	Consent of Ernst & Young LLP.
23.2	*	Consent of Fredrikson & Byron, P.A. (see Exhibit 5.1).
24.1	+	Powers of Attorney (see signature page).

*
To be filed by amendment.

+
Filed herewith.
(b)
Financial Statement Schedules.

        All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Schedule II. Valuation and Qualifying Accounts

        All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Item 17.    Undertakings.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (i)    The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on this 25th day of June, 2012.

Kips Bay Medical, Inc.
By:	/s/ MANNY VILLAFAÑA
Manny Villafaña
Chairman of the Board and Chief Executive Officer

Power Of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Manny Villafaña and Scott Kellen, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ MANNY VILLAFAÑA Manny Villafaña	Chairman and Chief Executive Officer (principal executive officer)	June 25, 2012
/s/ SCOTT KELLEN Scott Kellen	Chief Operating Officer and Chief Financial Officer (principal financial and accounting officer)	June 25, 2012
/s/ ROBERT E. MUNZENRIDER Robert E. Munzenrider	Director	June 25, 2012
/s/ ARCH C. SMITH Arch C. Smith	Director	June 25, 2012
/s/ ROBERT J. SHEEHY Robert J. Sheehy	Director	June 25, 2012

Kips Bay Medical, Inc.
Registration Statement On Form S-1

Exhibit Index

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1
Certificate of Incorporation of the Registrant—incorporated by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
3.2
Amended and Restated Bylaws of the Registrant—incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 31, 2011.
4.1
Form of Common Stock Certificate—incorporated by reference to Exhibit 4.1 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
4.2
Registration Rights Agreement by and between Registrant and Aspire Capital Fund, LLC, dated as of October 24, 2011—incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed with the SEC on October 25, 2011.
5.1	*	Opinion of Fredrikson & Byron, P.A., counsel to the Registrant, with respect to the legality of securities being registered.
10.1
Lease Agreement by and between the Registrant and St. Paul Properties, Inc., as assigned to St. Paul Fire and Marine Insurance Company, dated as of July 26, 2007—incorporated by reference to Exhibit 10.1 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.2
Investment Agreement by and between the Registrant and Kips Bay Investments, LLC, dated as of July 19, 2007—incorporated by reference to Exhibit 10.2 to the Registrant's amendment no. 1 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on May 20, 2010.
10.3
Loan and Security Agreement by and between the Registrant and Kips Bay Investments, LLC, dated as of June 19, 2007—incorporated by reference to Exhibit 10.3 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.4
First Secured Convertible Promissory Note executed by the Registrant in favor of Kips Bay Investments, LLC, dated as of July 19, 2007—incorporated by reference to Exhibit 10.4 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.5
Second Secured Convertible Promissory Note executed by the Registrant in favor of Kips Bay Investments, LLC, dated as of July 19, 2007—incorporated by reference to Exhibit 10.5 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.6
Agreement by and between the Registrant and Kips Bay Investments, LLC, dated as of February 12, 2010—incorporated by reference to Exhibit 10.6 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.7
Debt Conversion Agreement by and between the Registrant and Kips Bay Investments, LLC, dated as of February 12, 2010—incorporated by reference to Exhibit 10.7 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.

Exhibit Number	Description of Exhibit
10.8	Assignment and License Agreement by and between the Registrant and Medtronic, Inc., dated as of October 9, 2007—incorporated by reference to Exhibit 10.8 to the Registrant's amendment no. 4 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on August 12, 2010.
10.9
Assignment by Medtronic, Inc. to the Registrant, dated as of August 26, 2008—incorporated by reference to Exhibit 10.9 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.10
Trademark Transfer Agreement by Medtronic, Inc. to the Registrant, dated as of October 10, 2007—incorporated by reference to Exhibit 10.10 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.11
Employment Agreement by and between the Registrant and Manuel A. Villafaña, dated as of July 19, 2007—incorporated by reference to Exhibit 10.11 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.12
Employment Agreement by and between the Registrant and Scott Kellen, dated as of February 8, 2010—incorporated by reference to Exhibit 10.13 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.13
Form of Indemnification Agreement between the Registrant and its Directors and Executive Officers—incorporated by reference to Exhibit 10.14 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.14
Change in Control Agreement by and between the Registrant and Manuel A. Villafaña, dated as of September 12, 2008—incorporated by reference to Exhibit 10.15 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.15
Change in Control Agreement by and between the Registrant and Scott Kellen, dated as of February 8, 2010—incorporated by reference to Exhibit 10.17 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.16	2007 Long-Term Incentive Plan—incorporated by reference to Exhibit 10.18 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.17
Form of Incentive Stock Option Agreement under the 2007 Long-Term Incentive Plan—incorporated by reference to Exhibit 10.19 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.18
Form of Non-Qualified Stock Option Agreement under the 2007 Long-Term Incentive Plan—incorporated by reference to Exhibit 10.20 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.19
Form of Restricted Stock Agreement under the 2007 Long-Term Incentive Plan—incorporated by reference to Exhibit 10.21 to the Registrant's registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on April 8, 2010.
10.20
Letter by and between the Registrant and Kips Bay Investments, LLC, dated May 19, 2010—incorporated by reference to Exhibit 10.22 to the Registrant's amendment no. 1 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on May 20, 2010.
10.21
Indemnification Agreement between the Registrant and Manny Villafaña—incorporated by reference to Exhibit 10.23 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.

Exhibit Number	Description of Exhibit
10.22	Indemnification Agreement between the Registrant and Scott Kellen—incorporated by reference to Exhibit 10.25 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.23
Indemnification Agreement between the Registrant and Arch C. Smith—incorporated by reference to Exhibit 10.26 to the Registrant's amendment no. 9 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 18, 2011.
10.24
Indemnification Agreement between the Registrant and Robert E. Munzenrider—incorporated by reference to Exhibit 10.27 to the Registrant's amendment no. 9 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 18, 2011.
10.25
Indemnification Agreement between the Registrant and Robert J. Sheehy—incorporated by reference to Exhibit 10.28 to the Registrant's amendment no. 9 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 18, 2011.
10.26
Assignment by Medtronic, Inc. to the Registrant, dated as of October 10, 2007—incorporated by reference to Exhibit 10.29 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.27
Consulting Agreement by and between the Registrant and Symbios Clinical, Inc., dated as of July 21, 2008—incorporated by reference to Exhibit 10.30 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.28
CRO Services Agreement by and between the Registrant and Symbios Clinical, Inc., dated as of March 25, 2010—incorporated by reference to Exhibit 10.31 to the Registrant's amendment no. 2 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on June 11, 2010.
10.29
Amendment No. 1 to Lease by and between the Registrant and St. Paul Fire and Marine Insurance Company, dated as of June 14, 2010—incorporated by reference to Exhibit 10.32 to the Registrant's amendment no. 4 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on August 12, 2010.
10.30
Distribution Agreement by and between the Registrant and LeviBiotech s.r.l., dated July 1, 2010—incorporated by reference to Exhibit 10.33 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.31
Distribution Agreement by and between the Registrant and Master Surgery Systems AS, dated November 22, 2010—incorporated by reference to Exhibit 10.34 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.32
Distribution Agreement by and between the Registrant and Pacific Medical Systems Ltd., dated October 12, 2010—incorporated by reference to Exhibit 10.35 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.33
Distribution Agreement by and between the Registrant and Systemed A.E., dated November 22, 2010—incorporated by reference to Exhibit 10.36 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.

Exhibit Number	Description of Exhibit
10.34	Distribution Agreement by and between the Registrant and Transmedic PTE Ltd., dated August 2, 2010—incorporated by reference to Exhibit 10.37 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.35
Distribution Agreement by and between the Registrant and Advanced Biomedical Pty Ltd., dated July 22, 2010—incorporated by reference to Exhibit 10.38 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.36
Distribution Agreement by and between the Registrant and Biomed, S.A., dated July 12, 2010—incorporated by reference to Exhibit 10.39 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.37
Distribution Agreement by and between the Registrant and Calmedical Ltd., dated June 17, 2010—incorporated by reference to Exhibit 10.40 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.38
Distribution Agreement by and between the Registrant and Cardiac Services Ltd., dated November 22, 2010—incorporated by reference to Exhibit 10.41 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.39
Distribution Agreement by and between the Registrant and F.O.C.S. GmbH, dated June 17, 2010—incorporated by reference to Exhibit 10.42 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.40
Distribution Agreement by and between the Registrant and Fehling Instruments Middle East F.Z.C., dated September 1, 2010—incorporated by reference to Exhibit 10.43 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.41
Distribution Agreement by and between the Registrant and Krijnen Medical Innovations B.V., dated June 17, 2010—incorporated by reference to Exhibit 10.44 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.42
Distribution Agreement by and between the Registrant and ERA Foreign Trade Ltd., dated October 27, 2010—incorporated by reference to Exhibit 10.45 to the Registrant's amendment no. 8 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 7, 2011.
10.43
Distribution Agreement by and between the Registrant and Sygan Medical GmbH, dated January 11, 2011—incorporated by reference to Exhibit 10.46 to the Registrant's amendment no. 9 to registration statement on Form S-1 (Reg. No. 333-165940) filed with the SEC on January 18, 2011.
10.44
Employment Agreement by and between the Registrant and Michael Reinhardt, dated as of May 2, 2011—incorporated by reference to Exhibit 10.47 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 12, 2011.
10.45
Employment Agreement by and between the Registrant and Randy LaBounty, dated as of May 2, 2011—incorporated by reference to Exhibit 10.48 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 12, 2011.

Exhibit Number		Description of Exhibit
10.46		Change in Control Agreement by and between the Registrant and Michael Reinhardt, dated as of May 2, 2011—incorporated by reference to Exhibit 10.49 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 12, 2011.
10.47
Change in Control Agreement by and between the Registrant and Randy LaBounty, dated as of May 2, 2011—incorporated by reference to Exhibit 10.50 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 12, 2011.
10.48
Amendment No. 2 to Lease by and between Registrant and St. Paul Fire and Marine Insurance Company, dated as of May 25, 2011—incorporated by reference to Exhibit 10.51 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2011 filed with the SEC on August 10, 2011.
10.49
Sublease by and between the Registrant and New Horizon Enterprises, Ltd., dated as of June 2, 2011—incorporated by reference to Exhibit 10.52 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2011 filed with the SEC on August 10, 2011.
10.50
Common Stock Purchase Agreement by and between the Registrant and Aspire Capital Fund, LLC, dated as of October 24, 2011—incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on October 25, 2011.
10.51
Engagement and Fee Letter by and between the Registrant and Cohen and Company Capital Markets, LLC, dated as of October 13, 2011—incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on October 25, 2011.
10.52		2012 Director Stock Plan—incorporated by reference to Exhibit 10.52 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012.
10.53
Contract Research Support Agreement, by and between the Registrant and North American Science Associates, Inc., dated as of May 10, 2012—incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on May 15, 2012.
21		Subsidiaries of the Registrant—None.
23.1	+	Consent of Ernst & Young LLP.
23.2	*	Consent of Fredrikson & Byron, P.A. (see Exhibit 5.1).
24.1	+	Powers of Attorney (see signature page).

*
To be filed by amendment.

+
Filed herewith.